UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Choice Hotels International, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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CHOICE HOTELS INTERNATIONAL, INC.

10750 COLUMBIA PIKE

SILVER SPRING, MARYLAND 20901

NOTICE OF ANNUAL MEETING

TO BE HELD APRIL 29, 2010

To the Shareholders of

CHOICE HOTELS INTERNATIONAL, INC.

You are cordially invited to attend the 2010 Annual Meeting of Shareholders of Choice Hotels International, Inc., a Delaware corporation (the “Company”), to be held in the Chesapeake Room at the Choice Hotels Learning Center, 10720 Columbia Pike, Silver Spring, Maryland on April 29, 2010, at 9:00 a.m. (EDT) for the following purposes:

1.	To elect three Class I directors from the three nominees listed in the attached proxy statement to hold office for a three-year term ending at the 2013 Annual Meeting of Shareholders or until their successors are elected and qualified;

2.	To approve the amendments to the Choice Hotels International, Inc. 2006 Long-Term Incentive Plan;

3.	To approve the material terms for payment of chief executive officer incentive compensation;

4.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010; and

5.	To transact other business properly coming before the Annual Meeting.

Shareholders who owned Common Stock as of the close of business on the record date of March 12, 2010, are entitled to notice of, and to vote at, the Annual Meeting or any adjournment(s) or postponement(s) thereof. In order to have your shares represented at the meeting, you can vote your shares of Common Stock through any one of the following methods: (i) properly execute and return the enclosed proxy card; (ii) vote online; or (iii) vote by telephone. A list of the Company’s shareholders will be available for inspection at the office of the Company located at 10750 Columbia Pike, Silver Spring, Maryland, at least 10 days prior to the Annual Meeting.

By Order of the Board of Directors

CHOICE HOTELS INTERNATIONAL, INC.
Ron Parisotto Assistant General Counsel and Assistant Secretary

March 26, 2010

Silver Spring, Maryland

PLEASE READ THIS ENTIRE PROXY STATEMENT CAREFULLY AND SUBMIT YOUR

PROXY BY COMPLETING AND MAILING THE ENCLOSED

PROXY CARD OR PROVIDE YOUR VOTING INSTRUCTIONS BY TELEPHONE OR INTERNET.

CHOICE HOTELS INTERNATIONAL, INC.

10750 COLUMBIA PIKE

SILVER SPRING, MARYLAND 20901

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

April 29, 2010

GENERAL INFORMATION

The Board of Directors (the “Board”) is soliciting your proxy for the 2010 Annual Meeting of Shareholders (the “Annual Meeting”). As a shareholder of Choice Hotels International, Inc., you have a right to vote on certain matters affecting the Company. This proxy statement discusses the proposals on which you are voting this year. Please read it carefully because it contains important information for you to consider when deciding how to vote. Your vote is important.

In this proxy statement, we refer to Choice Hotels International, Inc., as “Choice,” “Choice Hotels” or the “Company.”

The Company’s annual report on Form 10-K for the fiscal year ended December 31, 2009, is being mailed with this proxy statement. The annual report on Form 10-K is not part of the proxy solicitation material.

The Board of Directors is sending proxy material to you and all other shareholders on or about March 26, 2010. The Board is asking for you to vote your shares by completing and returning the proxy card, or by voting by telephone or Internet.

Shareholders who owned Common Stock as of the close of business on March 12, 2010 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment(s) or postponement(s) thereof. At the close of business on March 12, 2010, there were 59,209,721 outstanding shares of Common Stock.

QUESTIONS AND ANSWERS

Q.	Who can vote at the Annual Meeting?

A.	Shareholders who owned Common Stock as of the close of business on March 12, 2010, may attend and vote at the Annual Meeting. Each share of Common Stock is entitled to one vote. There were 59,209,721 shares of Common Stock outstanding on March 12, 2010.

Q.	Why am I receiving this proxy statement?

A.	This proxy statement describes proposals on which we would like you, as a shareholder, to vote. It also gives you information on these proposals, as well as other information, so that you can make an informed decision.

Q.	What is the proxy card?

A.	The proxy card enables you to vote whether or not you attend the meeting. Even if you plan to attend the meeting, we encourage you to complete and return your proxy card before the meeting date in case your plans change. By completing and returning the proxy card, you are authorizing Stephen P. Joyce (the Company’s Chief Executive Officer) and Ervin R. Shames (the Company’s lead independent director) to vote your shares of Common Stock at the meeting, as you have instructed them on the proxy card.

If a proposal is properly presented for a vote at the meeting that is not on the proxy card, Messrs. Joyce and Shames will vote your shares, under your proxy, according to their best judgment.

Q.	On what issues am I voting?

A.	We are asking you to vote on:

•	Proposal 1—the election of three Class I directors from the three nominees named in this proxy statement.

•	Proposal 2—approval of amendments to the Choice Hotels International, Inc. 2006 Long-Term Incentive Plan.

•	Proposal 3—approval of the material terms for payment of chief executive officer incentive compensation.

•	Proposal 4—the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010.

Q.	What is the difference between a record holder and a “street name” holder?

A.	If your shares of Common Stock are registered directly in your name, you are considered the holder of record with respect to those shares. If your shares of Common Stock are held in a brokerage account or by a bank, trust or other nominee, then the broker, bank, trust or other nominee is considered to be the holder of record with respect to those shares, while you are considered the beneficial owner of those shares. In that case, your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the broker, bank, trust or other nominee how to vote their shares using one of the methods described below.

Q.	How do I vote?

A.	If you are a record holder:

You may vote by mail: You may do this by completing and signing your proxy card and mailing it in the enclosed, prepaid and addressed envelope.

If you mark your voting instructions on the proxy card, your shares will be voted as you instruct.

If you do not mark your voting instructions on the proxy card, your shares will be voted:

•	for the election of the three named nominees for director,

•	for the proposal to amend the Choice Hotels International, Inc. 2006 Long-Term Incentive Plan,

•	for approval of the material terms for payment of chief executive officer incentive compensation,

and

•	for the ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010.

You may vote by telephone: You may do this by calling toll-free 1-800-652-8683 on a touch-tone phone and following the instructions. You will need your proxy card available if you vote by telephone.

You may vote by Internet: You may do this by accessing www.envisionreports.com/chh and following the instructions. You will need your proxy card available if you vote by Internet.

You may vote in person at the meeting: We will pass out written ballots to anyone who wants to vote at the meeting. However, if you hold your shares in street name, you must request a proxy from your stockbroker in order to vote at the meeting.

If you are a “street name” holder:

If you hold your shares of Common Stock in street name, you must vote your shares through the procedures prescribed by your broker, bank, trust or other nominee. Your broker, bank, trust or other nominee has enclosed or otherwise provided a voting instruction card for you to use in directing the broker, bank, trust or other nominee how to vote your shares. In many cases, you may be permitted to submit your voting instructions by Internet or telephone.

Q.	What does it mean if I receive more than one proxy card?

A.	It means that you have multiple accounts at the transfer agent or with brokerage firms. Please complete and return all proxy cards you may receive, or otherwise vote your shares by telephone or by Internet as described herein, to ensure that all of your shares are voted.

Q.	What if I change my mind after I vote?

A.	If you are a holder of record, you may revoke your proxy and change your vote at any time before the polls close at the meeting. You may do this by any of the following means:

•	signing or submitting another proxy as provided herein with a later date,

•

sending us a written notice of revocation, which must be received prior to the Annual Meeting at the following address: Corporate Secretary, Choice Hotels International, Inc., 10750 Columbia Pike, Silver Spring, Maryland 20901, or

•	voting in person at the meeting.

If you are a street name holder, you may change your vote by complying with the procedures contained in the voting instructions provided to you by your broker, bank, trust or other nominee.

Q.	Will my shares be voted if I do not return my proxy card?

A.	If you are a record holder your shares will not be voted. If you are a street name holder, your brokerage firm, under certain circumstances, may vote your shares.

Brokerage firms have authority under the New York Stock Exchange (“NYSE”) rules to vote customers’ shares on certain “routine” matters if the customer has not provided the brokerage firm with voting instructions within a certain period of time before the meeting. A brokerage firm cannot vote customers’ unvoted shares on non-routine matters. Only Proposal Four is considered a routine matter under the NYSE rules.

Accordingly, if you do not instruct your brokerage firm how to vote your shares, your brokerage firm may not vote your shares on Proposals One, Two or Three. Likewise, your brokerage firm may either:

•	vote your shares on Proposal Four and other routine matters that are properly presented at the meeting, or

•	leave your shares unvoted as to Proposal Four and other routine matters that are properly presented at the meeting.

When a brokerage firm votes its customers’ unvoted shares on routine matters, these shares are counted to determine if a quorum exists to conduct business at the meeting. When a brokerage firm does not vote a customer’s unvoted shares, these shares are counted to determine if a quorum exists; however, they are not treated as voting on a matter.

We encourage you to provide instructions to your brokerage firm by giving your proxy. This ensures your shares will be voted at the meeting.

A purchasing agent under a retirement plan may be able to vote a participant’s unvoted shares. If you are a participant in the Choice Hotels Retirement Savings and Investment Plan or the Non-Qualified Retirement Savings and Investment Plan, the plan’s purchasing agent may vote the shares you hold under the plan if the purchasing agent does not receive voting instructions from you. The purchasing agent will vote your unvoted shares in the same proportion as all other plan participants vote their shares.

Q.	How many shares must be present to hold the meeting?

A.	To hold the meeting and conduct business, a majority of the Company’s outstanding shares as of the close of business on March 12, 2010, must be present in person or represented by proxy at the meeting. This is called a quorum.

Shares are counted as present at the meeting if the shareholder either:

•	is present and votes in person at the meeting, or

•	has properly submitted a proxy card, or voted their shares by telephone or Internet.

Q.	What are my voting choices when voting on the election of directors?

A.	You may vote either “for” or “withhold” your vote for each nominee.

If you give your proxy without voting instructions, your shares will be counted as a vote for each nominee.

Q.	How many votes must the nominees have to be elected as directors?

A.	The three nominees receiving the highest number of votes “for” will be elected as directors.

Q.	What happens if a nominee is unable to stand for election?

A.	The Board may reduce the number of directors or select a substitute nominee. In the latter case, if you have completed and returned your proxy card or voted by telephone or Internet, Stephen P. Joyce and Ervin R. Shames can vote your shares for a substitute nominee. They cannot vote for more than three nominees.

Q.	What are my voting choices when voting on the approval of the amendments to the Company’s 2006 Long-Term Incentive Plan?

A.	You may vote either “for” or “against” the approval of amendments, or you may “abstain” from voting.

If you give your proxy without voting instructions, your shares will be voted for the approval of the amendments.

Q.	How many votes are needed to approve the amendments to the Company’s 2006 Long-Term Incentive Plan?

A.	The vote of a majority of the shares present in person or represented by proxy and voting on the matter is required to approve the amendments. In addition, under NYSE rules, the total votes cast on this proposal (which includes for and against votes and abstentions, but excludes broker non-votes) must represent over 50 percent of the issued and outstanding shares of the Company’s common stock.

Q.	What are my voting choices when voting on the approval of the material terms for payment of chief executive officer incentive compensation?

A.	You may vote either “for” or “against” the approval of the material terms, or you may “abstain” from voting.

If you give your proxy without voting instructions, your shares will be voted for the approval of the material terms.

Q.	How many votes are needed to approve the material terms for payment of chief executive incentive compensation?

A.	The vote of a majority of the shares present in person or represented by proxy and voting on the matter is required to approve the material terms.

Q.	What are my voting choices when voting on the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010?

A.	You may vote either “for” or “against” the ratification, or you may “abstain” from voting.

If you give your proxy without voting instructions, your shares will be voted for the ratification.

Q.	How many votes are needed to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010?

A.	The vote of a majority of the shares present in person or by proxy and voting on the matter is required to ratify the appointment of PricewaterhouseCoopers LLP. Abstentions are not treated as voting on the matter.

Q.	Is my vote kept confidential?

A.	Proxy cards, telephone and Internet voting reports, ballots and voting tabulations identifying shareholders are kept confidential and will not be disclosed to Choice Hotels except as required by law.

Q.	Where do I find voting results of the meeting?

A.	We will announce preliminary voting results at the meeting. We will publish the final results on Form 8-K after the Annual Meeting. We will file that report with the Securities and Exchange Commission (“SEC”), and you can get a copy by contacting our Investor Relations Department at (301) 592-5026 or the SEC at (202) 551-8090 for the location of its nearest public reference room. You can also get a copy on the Internet through the SEC’s website at www.sec.gov.

Q.	How can I review the Company’s annual Form 10-K?

A.	The annual report of Choice Hotels on Form 10-K, including the financial statements and the schedules thereto is being mailed to you together with this proxy statement. You may also view the Form 10-K, as well the Company’s other proxy materials, on the website listed below. Click on the Investor Information link on the website. You may also view the Form 10-K through the SEC’s website at www.sec.gov.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDERS MEETING TO BE HELD ON APRIL 29, 2010.

The Proxy Statement, the Company’s Annual Report on Form 10-K and other proxy materials are available at www.edocumentview.com/chh.

PROPOSAL 1—ELECTION OF CLASS I DIRECTORS

Nomination

The Company’s Certificate of Incorporation provides that the number of directors must be at least three but not more than 12, and must be divided into three classes as nearly equal in number as possible. The exact number of directors is determined from time to time by the Board of Directors and currently consists of nine members. The term of each class is three years, and the term of one class expires each year in rotation.

Three Class I directors are to be elected at the 2010 Annual Meeting, to hold office until the 2013 Annual Meeting of Shareholders, or until their successors are elected and qualified. The remaining directors will continue to serve the terms consistent with their class, as noted below.

The Board has nominated William L. Jews, John T. Schwieters and David C. Sullivan to serve as Class I directors for terms of three years, expiring at the 2013 Annual Meeting of Shareholders, or until their successors are elected and qualified. Each of the nominees is currently a member of our Board of Directors.

Family Relationships

The Chairman of the Board of Directors, Stewart Bainum, Jr., is the uncle of one of our directors, Scott A. Renschler. Other than the family relationship between Mr. Bainum and Dr. Renschler, there are no other familial relationships among our directors or executive officers.

Director Qualifications

The Board requires that its members possess the highest personal and professional integrity and be positioned to contribute to the Board’s effectiveness through their experience. In February of 2010 the Board’s Corporate Governance and Nominating Committee reviewed the experience, qualifications, attributes and skills of each of the Board’s director nominees and continuing directors. The following is the Board’s assessment of the qualifications of each Board member that led the Committee to conclude that each Board nominee and continuing director is qualified to serve as a member of the Company’s Board:

Director Nominees

William L. Jews. Mr. Jews brings to the Board experience as the chief executive officer of large, service-oriented companies. The Board benefits from Mr. Jews’ unique ability to relate to and comprehend many of the operational issues before the Board. In addition, Mr. Jews’ executive experience was characterized by management of rapid company growth, which provides the Board with insight related to various strategic and growth and development plans.

John T. Schwieters. Mr. Schwieters possesses an extensive background in tax, accounting and financial matters. This experience positions Mr. Schwieters well to serve as the chair of the Board’s Audit Committee as well as to generally provide the Board with opinions and advice related to the financial and risk-related components of various matters considered by the Board. The Board also values Mr. Schwieters’ continuing service on the audit committees of other publicly-traded companies as a means to provide comparative assessments of the Company’s overall reporting, internal control and risk management functions.

David C. Sullivan. Mr. Sullivan’s career of professional experience aligns with the Company’s focus in the hospitality industry. Mr. Sullivan’s service in a variety of executive roles with various hospitality and travel-related companies provides him with valuable experience concerning issues that are faced by our Company. In addition to his extensive experience in the hospitality industry, Mr. Sullivan’s current role as an advisor to the Kemmons Wilson School of Hospitality and Resort Management exposes him to a variety of new ideas and “best practices” in the hospitality industry which can be shared with the Company’s Board.

Continuing Directors

Stewart Bainum, Jr. Mr. Bainum’s long-standing relationship serving the Company provides the Board with a valuable historical perspective on the Company’s culture and direction that is important in the Board’s decisions concerning the Company’s future direction. In addition, his experience as the board chairman for a hospitality-based real estate development and management company allows Mr. Bainum to provide the Board with unique opinions and perspectives regarding development and operational issues that affect the Company’s hotel brands. Mr. Bainum’s previous service as Chairman of the Board of Manor Care, Inc. represents valuable, relevant experience in the duties of management and board leadership of a publicly-traded company.

Ervin R. Shames. Mr. Shames has expertise in management strategy that is valuable to the Board both as a resource for use in evaluating the management performance of the Company’s executive team, as well as for developing and fostering management initiatives and incentives within the Company. Mr. Shames’ experience as an executive of consumer products-based companies aligns well with the Board’s constant evaluation of the Company’s hotel brand performance and plans for brand development and enhancement. Mr. Shames’ background as a lecturer at the Darden School of Business exposed him to a variety of ideas and strategies in the area of business management which is valuable to the Board as a basis for enhancing or refining the Company’s management practices and corporate governance procedures.

Gordon A. Smith. Mr. Smith’s specific experience as an executive in the consumer services industry provides the Board with insight into trends, operations, practices and ideas in industries and markets that have a significant indirect impact on the Company’s core business of hotel franchising. The knowledge Mr. Smith gained during his tenure at American Express, where he played a vital role in managing a global brand and in developing partnerships and customer rewards programs, is valuable in helping the Board review advertising, branding and growth strategies.

Fiona P. Dias. Ms. Dias possesses extensive experience marketing and managing consumer and retail brands. Her experience with developing, implementing and assessing marketing plans and initiatives allows the Board to benefit from her marketing expertise when new marketing concepts designed to promote the Company’s hotel brands are considered by the Board. In addition, Ms. Dias’ e-commerce and digital marketing experience with a broad spectrum of brands aligns well with the Board’s need to review and assess the marketing strategies for each of the Company’s hotel brands.

Stephen P. Joyce. Because Mr. Joyce serves as the Company’s president and chief executive officer, he possesses unique insight and information related to both the Company’s day-to-day operations and its long- and short-term needs. Mr. Joyce’s immersion in all aspects of the Company’s business and operations provides a perspective on operational and strategic proposals under consideration by the Board that other directors rely upon in reviewing and approving matters before the Board. In addition, the Board benefits from Mr. Joyce’s insight into hotel development matters gained during his previous experience as an executive at Marriott International.

Scott A. Renschler, Psy.D. Dr. Renschler’s 15 years of experience as a member of the board of directors of Realty Investment Company, Inc. – historically and currently one of the Company’s largest shareholders – provides the Board with the unique perspective on Company matters of a large shareholder of the Company. In addition, because Realty’s ownership interests focus on hospitality and real estate investments other than in the Company, Dr. Renschler has previously encountered, discussed and made decisions as a board member regarding many of the industry-related issues that the Board regularly considers.

Vote Required

The accompanying proxy will be voted in favor of each nominee named in this proxy statement unless the shareholder indicates to the contrary on the proxy. Nominees for director are elected by a plurality of the votes cast in person or by proxy at the Annual Meeting. Management expects that each of the nominees will be available for election, but if any nominee is unable to serve at the time the election occurs, the proxy will be voted for the election of another nominee to be designated by the Board of Directors.

Board Recommendation

The Board recommends a vote FOR each of these nominees.

BOARD OF DIRECTORS

Nominees

Class I – Terms Expiring 2010

William L. Jews, age 58, director from 2000 to 2005 and since March 2006. President and Chief Executive Officer of CareFirst, Inc. from January 1998 to December 2006. Previously, he served as President and Chief Executive Officer of CareFirst of Maryland, Inc. and Group Hospitalization and Medical Services, Inc. and served as Chief Executive Officer of Blue Cross Blue Shield of Delaware. He was formerly President and Chief Executive Officer of Blue Cross Blue Shield of Maryland, Inc., from April 1993 until January 1998. Mr. Jews is Chairman of The Ryland Group, Inc., Fortress International Group, Inc. and Camden Learning Corporation. In the past five years, Mr. Jews has also served as a director of MBNA Corporation and Ecolab, Inc.

John T. Schwieters, age 70, director since 2005. Vice Chairman of Perseus LLC since April 2000; Managing Partner of Arthur Andersen’s Mid-Atlantic region 1989 to 2000; head of Arthur Andersen’s tax practice from 1974 to 1989. Mr. Schwieters is a director of the Danaher Corporation and Smithfield Foods, Inc. In the past five years, Mr. Schwieters has also served as a director of Manor Care, Inc. and Union Street Acquisition Corp.

David C. Sullivan, age 70, director since March 2006. Chairman of the advisory board for the Kemmons Wilson School of Hospitality and Resort Management at the University of Memphis since 2004; Director of Winston Hotels, Inc. from January 1998 until July 2007; Chairman of the Advisory Board of CoachQuote.com from June 2004 to 2005; Chairman, Chief Executive Officer and Co-founder of ResortQuest International from 1997 to November 2003; Executive Vice President and Chief Operating Officer for Promus Hotel Corporation from 1993 to 1997; Senior Vice President, Hotel Group, for Promus Companies, Inc., from 1990 to 1993; Chief Executive Officer, McNeill Sullivan Hospitality Corp. from 1985 to 1990. Prior to 1985 he held various management positions with Holiday Inns, Inc., and American Express Co. In the past five years, Mr. Sullivan has also served as a director of Winston Hotels, Inc. and John Q. Hammons Hotels, Inc.

Continuing Directors

Class II – Terms Expiring in 2011

Stewart Bainum, Jr., age 64, director from 1977 to 1996 and since 1997. Chairman of the Board of Choice Hotels International, Inc., from March 1987 to November 1996 and since October 1997; Director of the Board of Realty Investment Company, Inc., a real estate management and investment company, since December 2005 and Chairman from December 2005 through June 2009; Director of the Board of Sunburst Hospitality Corporation, a real estate developer, owner and operator, since November 1996 and Chairman from November 1996 through June 2009. He was a director of Manor Care, Inc., from September 1998 to September 2002, serving as Chairman from September 1998 until September 2001. From March 1987 to September 1998, he was Chairman and Chief

Executive Officer of Manor Care, Inc. He served as President of Manor Care of America, Inc., and Chief Executive Officer of ManorCare Health Services, Inc., from March 1987 to September 1998, and as Vice Chairman of Manor Care of America, Inc., from June 1982 to March 1987.

Ervin R. Shames, age 69, director since 2002. An independent management consultant to consumer goods and services companies, advising on management and marketing strategy, since January 1995 and lecturer at the University of Virginia’s Darden Graduate School of Business from 1996 until 2008. From December 1993 to January 1995, Mr. Shames served as the Chief Executive Officer of Borden, Inc., and was President and Chief Operating Officer of Borden, Inc., from July 1993 until December 1993. He served as President and Chief Executive Officer of Stride Rite Corporation from 1990 to 1992, and then served as its Chairman, President and Chief Executive Officer until 1993. From 1967 to 1989, he served in various management positions with General Foods and Kraft Foods. Mr. Shames serves as a director of Online Resources Corporation and as the non-executive Chairman of the Board of Select Comfort Corporation.

Gordon A. Smith, age 51, director since 2004. Chief Executive Officer, Chase Card Services, JP Morgan Chase since 2007. President, Global Commercial Card Group for American Express Travel Related Services, Inc., from 2005 to 2007. President of Consumer Card Services Group for American Express Travel Related Services, Inc., from September 2001 to 2005 and Executive Vice President of U. S. Service Delivery from March 2000 to September 2001. Mr. Smith joined American Express in 1978 and held positions of increasing responsibility within the company. His prior positions include serving as Senior Vice President in charge of the American Express Service Center in Phoenix and Senior Vice President of Operations and Reengineering for the Latin America and Caribbean region, as well as senior positions in the U.S. Credit and Fraud operations, at Amex Life Insurance Company and in the international card and Travelers Cheque businesses.

Class III – Terms Expiring 2012

Fiona P. Dias, age 44, Director since 2004. Executive Vice President, Strategy & Marketing, GSI Commerce, Inc., a provider of e-commerce and interactive marketing solutions, since February 2007. Executive Vice President and Chief Marketing Officer, Circuit City Stores, Inc., from May 2005 to August 2006. Senior Vice President positions at Circuit City from November 2000 to April 2005. Prior to 2000, Ms. Dias held senior marketing positions with PepsiCo, Inc., Pennzoil-Quaker State Company, and The Procter & Gamble Company. She serves as a director of Advance Auto Parts, Inc. In the past five years, Ms. Dias has also served as a director of Lifetime Brands, Inc.

Stephen P. Joyce, age 50, director since April 2008. President and Chief Executive Officer of Choice Hotels International, Inc. since June 2008 and President and Chief Operating Officer of Choice Hotels International, Inc., from May 2008 to June 2008. Prior to joining the Company, he was employed by Marriott International, Inc. as Executive Vice President, Global Development/Owner and Franchise Services, from 2005 until April 2008 and Executive Vice President, Owner and Franchise Services/North American Full Service Development from 2003 until 2005.

Scott A. Renschler, Psy.D., age 40, director since February 2008; clinical psychologist in private practice since July 2007. Since 1993, he has served as a member of the board of directors of the Commonweal Foundation, Inc. He is also a director, since 2000, of the Mental Wellness Foundation; President of the board of trustees of the Crisis Clinic since 2009 and Trustee of the Crisis Clinic since 2007. He served as a director of Realty Investment Company, Inc. from 1993 until 2008.

CORPORATE GOVERNANCE

Board of Directors

The Board is responsible for overseeing the overall performance of the Company. Members of the Board are kept informed of the Company’s business primarily through discussions with the Chairman, the Chief Executive Officer and other members of the Company’s management, by reviewing materials provided to them and by participating in Board and committee meetings.

In 2009, the Board held four meetings and each director attended at least 75% of all meetings of the Board and the standing committees of the Board on which he or she served. The Company requires that all Board members attend the Annual Meeting. In 2009, all of the then current Board members attended the Annual Meeting. The non-management members of the Board are required to meet at least once a year in executive session without management. Mr. Shames, the lead independent director, chairs these meetings. Four such meetings were held in 2009.

The Board has adopted Corporate Governance Guidelines, a Corporate Ethics Policy, and charters for each of its standing committees, including the Audit Committee, Compensation Committee, Corporate Governance and Nominating Committee, and Diversity Committee, each of which is discussed further below. As part of the Company’s ongoing corporate governance process, the Board revised these documents in February 2009 to reflect best practices and required updates. Each of these documents is included in the investor relations section of the Company’s website at www.choicehotels.com.

Board Leadership Structure

The Board is led by the Chairman, Mr. Bainum, who has served in this role for more than 20 years. The benefits of Mr. Bainum’s leadership of the Board stem both from Mr. Bainum’s long-standing relationship and involvement with the Company, which provides a unique understanding of the Company’s culture and business, as well as his on-going role as the Board’s primary day-to-day contact with the Company’s senior management team, which ensures that a constant flow of Company-related information is available. This flow of communication enables Mr. Bainum to identify issues, proposals, strategies and other considerations for future Board discussions and to assume the lead in many of the resulting discussions during Board meetings.

The Company has elected to bifurcate the positions of Chairman (held by Mr. Bainum) and chief executive officer (held by Mr. Joyce). Although Mr. Joyce serves as a member of the Board, we believe that Mr. Bainum’s status as Chairman provides for a meaningful division of leadership between the Company and the Board.

In addition to this division of leadership between Chairman and CEO, leadership is further divided within the Board based on the Board’s annual election of a lead independent director. In light of the Company and Board leadership roles held by Mr. Bainum and Mr. Joyce, the Board believes that it is important to maintain a Board leadership position that is held by an “independent” director. Currently, Mr. Shames serves as the Board’s lead independent director. In his role as lead independent director, Mr. Shames serves as chairman of “executive session” meetings in which Mr. Bainum and Mr. Joyce (as well as Dr. Renschler) do not participate. The goal and purpose of these meetings chaired by Mr. Shames is to permit the non-management and independent members of the Board to freely discuss issues or concerns related to Company and Board performance, including issues or concerns related to Company or Board leadership. The Board meets regularly in executive session. Four such meetings were held in 2009. In addition to chairing the executive sessions, the lead independent director manages the Board’s review of the CEO’s performance, coordinates activities of the independent directors and performs any other duties assigned by the Board.

Board’s Role in Risk Oversight

The Board administers its risk oversight function through two primary mechanisms: (1) through the adoption and enforcement of Board policies and procedures intended to require the full Board to discuss, address and approve or disapprove certain items determined by their nature to involve various risks requiring Board consideration, and (2) through the efforts of the Board’s Audit Committee, which focuses on the particular risks to the Company that arise out of financial reporting.

The Board’s primary role in risk oversight is to establish and maintain effective policies and procedures that serve to highlight or expose critical risks. The Board has adopted a set of Board policies applicable to various transactions involving the Company and its directors, officers and employees that the Board has determined are likely to involve a potentially high degree of risk, and therefore are appropriately reviewable by the full Board. For these transactions, the Company is required to obtain Board approval, which provides the Board with an opportunity to discuss the transaction and attendant risk, prior to becoming binding on the Company. These transactions requiring prior Board approval include transactions above certain limits, certain lending arrangements, litigation settlements, and related party transactions. In addition to the full Board’s role in risk oversight, different committees of the Board play a role in overseeing risks attendant to the committee’s particular area of focus. For instance, the Compensation Committee assumes primary responsibility for risk oversight as it relates specifically to the Company’s compensation policies and practices, and the Corporate Governance and Nominating Committee and Diversity Committee are empowered to raise risks or potential risks brought to the Committee’s attention to the full Board for discussion. In addition, as discussed below, the Board’s Audit Committee has specific functions and responsibilities that generally relate to the risk oversight function.

The general functions of the Audit Committee are as set forth under the heading “Committees of the Board – Audit Committee”. As a result of the Committee’s performance of these functions, it is often provided with access to reports and analysis (either internally generated or created by the Company’s independent accountants) relating to issues or concerns that, because of the potential for exposure to risk, the Committee determines to be proper for additional review and discussion. Often, these discussions may remain within the Audit Committee, if, after discussions with the Company’s Chief Executive Officer, Chief Financial Officer, Controller, and other relevant Company employees, the result of the review is a determination by the Audit Committee that the identified potential for risk is being adequately addressed by the Company. In certain circumstances, the Audit Committee may determine (either initially after identification of the potential risk or after a preliminary review conducted by the Audit Committee) that certain risks or potential risks be referred to the full Board for discussion.

Director Independence

The Board currently has nine directors, a majority (six) of whom the Board has determined to be “independent” under the listing standards of the NYSE. The independent directors are Fiona P. Dias, William L. Jews, John T. Schwieters, Ervin R. Shames, Gordon A. Smith and David C. Sullivan.

In determining director “independence,” the Board applies the standards as set forth in the listing standards of the NYSE and additional independence standards adopted by our Board as follows:

•

No director can be “independent” until five years following the termination or expiration of a director’s employment with the Company, rather than three years as currently required under the NYSE rules;

•

No director can be “independent” who is, or in the past five years has been, affiliated with or employed by a present or former outside auditor of the Company until five years after the end of either the affiliation or the auditing relationship, rather than three years as currently required under the NYSE rules; and

•	No director can be “independent” if he or she in the past five years has been part of an interlocking directorate, rather than three years as currently required under the NYSE rules.

Corporate Governance Guidelines

The Corporate Governance Guidelines, adopted by the Board of Directors, are a set of principles that provide a framework for the Company’s corporate governance. The main tenets of the Guidelines are:

•	Create value for shareholders by promoting their interests;

•	Focus on the future, formulate and evaluate corporate strategies;

•	Duty of loyalty to the Company by Directors;

•	Annual Chief Executive Officer evaluation by independent directors;

•	Annual approval of three-year strategic plan and one-year operating plan or as the Board deems necessary in the event there are no material changes to the strategic and operating plans then in effect;

•	Annual assessment of Board and committee effectiveness by the Corporate Governance and Nominating Committee;

•	Directors are required to reach and maintain ownership of $175,000 of Company stock;

•	Directors attendance expectations; and

•	Annual report of succession planning and management development by Chief Executive Officer.

Corporate Ethics Policy

The Board of Directors has established a Corporate Ethics Policy to aid each director, officer and employee of the Company (including the Chief Executive Officer, Chief Financial Officer and Controller) and its subsidiaries in making ethical and legal decisions in his or her daily work. The Company intends to post amendments to or waivers from the Corporate Ethics Policy (to the extent applicable to the Chief Executive Officer, Chief Financial Officer and Controller) on the Company’s website.

Committees of the Board

The standing committees of the Board of Directors are the Audit Committee, the Compensation Committee, the Corporate Governance and Nominating Committee and the Diversity Committee. The charters for each of these committees were revised in February 2009 and are included in the investor relations section of the Company’s website at www.choicehotels.com. All of the current members of each of the Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee are independent, as required by the committee charters and the current listing standards of the NYSE and the rules of the SEC, as applicable.

The following provides a description of certain functions, current membership and meeting information for each of the Board committees for 2009.

Compensation Committee

Under the terms of its charter, the Compensation Committee discharges the Board’s responsibilities relating to compensation of the Company’s executives through the following functions, among others:

•	Overseeing the administration of the Company’s equity compensation plans and authorizing equity awards thereunder;

•	Reviewing and approving the compensation of executive officers;

•	Setting the compensation for the non-employee members of the Board of Directors;

•	Reviewing bonus and incentive plans, pensions and retirement;

•	Reviewing other employee benefit plans and programs;

•	Reviewing the Company’s succession plan and management development;

•	Self-evaluating annually;

•	Setting criteria and guidelines for performance of the Chief Executive Officer;

•	Assessing performance of the Chief Executive Officer against objectives; and

•	Overseeing and assisting the Company in preparing the Compensation Discussion and Analysis and producing the annual Committee report for the Company’s proxy statement.

As part of its meeting in February of 2010, the Committee, with the assistance of our Human Resources department, reviewed the Company’s compensation policies and practices with a focus on identifying any aspects or components of such policies and practices that may create risks that are reasonably likely to have a material adverse affect on the Company. Although this review focused largely on potential risks associated with executive level compensation programs and policies, the Committee also discussed the Company’s compensation policies and practices for all employees. While discussing potential risks, the Committee also discussed the presence of risk mitigating factors such as the existence of internal controls and of counter-balancing compensation forms and programs. As a result of this review, the Committee has concluded that the Company’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

During 2009, at the direction of the Chairman of the Compensation Committee, Mr. Joyce our President and Chief Executive Officer, together with Mr. Mirgon, our former Senior Vice President, Human Resources and Administration, prepared and distributed to Committee members meeting agenda, consultant-provided compensation related information and Company reports and data in preparation for Committee meetings. In addition, in conjunction with the Committee Chairman, these officers prepared and presented specific compensation proposals to the Committee, including Mr. Joyce’s respective assessment of individual executive officer performance and recommended compensation amounts. See the “Compensation Discussion and Analysis” section below for more information on Mr. Joyce’s role in recommending the compensation paid to our Named Executive Officers (as defined below in “Compensation Discussion & Analysis”) in 2009. None of our executive officers determined or recommended the amount or form of non-employee director compensation.

In accordance with its charter, the Committee has the authority to retain, terminate and approve professional arrangements for outside compensation consultants to assist the Committee. During 2009, the Compensation Committee retained the Semler Brossy Consulting Group LLC (“Semler Brossy Consulting Group”), Towers Watson & Co. (“Towers Watson”) and Mercer USA (“Mercer”) to provide various compensation-related services and assistance. Semler Brossy assisted the Committee by reviewing and commenting on the Company’s Compensation Discussion and Analysis Disclosures for its 2009 proxy statement. Towers Watson provided reports for the Board’s meetings in February and June updating executive compensation trends in light of the evolving economic environment and conducted a comprehensive review and analysis of the Company’s executive retirement plans. Mercer conducted the comprehensive review and analysis of the Company’s compensation plans as more fully described in the below titled “Subsequent Modifications in Compensation for 2010” (the “2009 Comprehensive Compensation Review”).

In July 2009, the Committee engaged Mercer (US) Inc. (“Mercer”) to serve as its compensation consultant as more fully described under “Compensation Discussion and Analysis.” During 2009, the Company paid Mercer $223,243 for compensation consulting services related to executive and director compensation. The majority of this amount was attributed to the 2009 Comprehensive Compensation Review.

The determination to engage Mercer was made by the Compensation Committee after it had conducted an RFP (request for proposal) process involving numerous potential compensation consultants.

Three affiliates of Mercer, Marsh USA (“Marsh”), Seabury & Smith, Inc. (“Seabury”) and Kroll Associates, Inc. (“Kroll”) are currently engaged by the Company. Marsh has been the Company’s insurance broker and risk advisor since September 2008; Seabury provides (and has, since August 2009 provided) the Company with administrative services relating to the Company’s franchisees and Kroll has, from time to time, since 2005 provided the Company with various investigative and background reports. In 2009, the Company paid Marsh aggregate fees equal to $150,000, Seabury aggregate fees equal to $12,558 and Kroll aggregate fees equal to $33,979. When each of Marsh, Seabury and Kroll were initially retained by the Company to provide their respective services, the Company’s General Counsel approved the engagement. Neither the Board nor any committee thereof was involved in the decision to engage Marsh, Seabury or Kroll, and prior to the decision to engage Mercer, the Compensation Committee was not advised of Marsh’s, Seabury’s or Kroll’s relationship with Mercer, or asked to approve the Company’s maintenance of its existing business relationship with Marsh, Seabury or Kroll.

In 2009, the Committee consisted of Ervin R. Shames, Chair, Gordon A. Smith, David C. Sullivan and William L. Jews. The Committee met five times during 2009.

While the charter authorizes the Committee to delegate its responsibilities to subcommittees, to date, the Committee has not delegated any of its responsibilities in this manner.

Audit Committee

Under the terms of its charter, the Audit Committee assists the Board to fulfill its oversight responsibilities with respect to the Company’s auditing, accounting and financial reporting processes generally. The Committee discharges these duties through the following functions, among others:

•	Conferring separately with the Company’s independent accountants and internal auditors regarding their responsibilities;

•	Reviewing reports of the Company’s independent accountants and internal auditors and annual and quarterly reports for filing with the SEC;

•	Reviewing reports of the Company’s independent accountants concerning financial reporting processes and internal controls;

•	Establishing and monitoring a complaints procedure regarding accounting and auditing matters;

•	Pre-approving all audit and non-audit services provided by the Company’s independent accountants;

•	Self-evaluating annually;

•	Determining the selection, compensation and appointment of the Company’s independent accountants and overseeing their work;

•	Reviewing the Company’s policies with respect to risk management; and

•	Reviewing with the Chief Executive Officer and Chief Financial Officer, the Company’s disclosure controls and procedures.

In 2009, the Committee consisted of John T. Schwieters, Chair, Ervin R. Shames and David C. Sullivan. The Committee met eight times during 2009. The Board has determined that Mr. Schwieters is qualified as an audit committee financial expert within the meaning of SEC regulations. Furthermore, each member of the Committee has accounting and related financial management expertise within the meaning of the listing standards of the NYSE.

Corporate Governance and Nominating Committee

Under the terms of its charter, the Corporate Governance and Nominating Committee assists the Board to determine the composition of the Board and its committees and oversee the Company’s corporate governance through the following functions, among others:

•	Recommending to the Board a set of Corporate Governance Guidelines;

•	Determining the size and composition of the Board;

•	Self-evaluating annually;

•	Engaging search firms and recommending candidates to fill new positions or vacancies on the Board;

•	Determining actions to be taken with respect to directors who are unable to perform their duties;

•	Setting the Company’s policies regarding the conduct of business between the Company and any other entity affiliated with a director; and

•	Monitoring and making recommendations to the Board concerning matters of corporate governance.

In 2009, the Committee consisted of John T. Schwieters, Chair, Fiona P. Dias and Ervin R. Shames. The Committee met four times during 2009.

Diversity Committee

Under the terms of its charter, the Diversity Committee seeks to assist and oversee management in its development of a culture that values people and the diversity of thought and the differences they bring to the business and to further efforts to develop a workforce, franchise and vendor base that is reflective of the community in which the Company does business. The Committee seeks to achieve these goals through the following functions, among others:

•	Overseeing management in programs and initiatives oriented toward assuring equality of opportunities in all facets of the Company’s business; and

•	Reviewing efforts by management to increase the diversity of the Company’s workforce.

In 2009, the Committee consisted of Fiona P. Dias, Chair, Gordon A. Smith, William L. Jews and Scott A. Renschler. The Committee met twice during 2009.

Contacting the Board of Directors

Shareholders or other interested parties may contact an individual director, the lead independent director of the Board of Directors, or the independent directors as a group by the following means:

Mail:	Choice Hotels International, Inc. 10750 Columbia Pike Silver Spring, MD 20901 Attn: Board of Directors

E-Mail:	board@choicehotels.com

Each communication should specify the applicable addressee or addressees to be contacted, as well as the general topic of the communication. The Company will initially receive and process communications before forwarding them to the addressee. The Company generally will not forward to the directors a shareholder communication that it determines to be primarily commercial in nature or relates to an improper or irrelevant topic, or that requests general information about the Company.

Consideration of Director Candidates

The Corporate Governance and Nominating Committee administers the process for nominating candidates to serve on the Company’s Board of Directors. The Committee recommends candidates for consideration by the Board as a whole, which is responsible for appointing candidates to fill any vacancy that may be created between meetings of the shareholders and for nominating candidates to be considered for election by shareholders at the Company’s Annual Meeting.

The Board has established selection criteria to be applied by the Corporate Governance and Nominating Committee and by the full Board in evaluating candidates for election to the Board. These criteria include: (i) independence, (ii) integrity, (iii) experience and sound judgment in areas relevant to the Company’s business, (iv) a proven record of accomplishment, (v) willingness to speak one’s mind, (vi) the ability to commit sufficient time to Board responsibilities, (vii) the ability to challenge and stimulate management, and (viii) belief in and passion for the Company’s mission and vision. The Committee also periodically reviews with the Board the appropriate skills and characteristics required of Board members in the context of the current membership of the Board. This assessment includes considerations such as diversity, age and functional skills in relation to the perceived needs of the Board from time to time.

The Corporate Governance and Nominating Committee uses a variety of methods to identify potential nominees for election to the Board, including consideration of candidates recommended by directors, officers or shareholders of the Company. When reviewing and recommending candidates to join the Board, the Corporate Governance and Nominating Committee considers how each prospective new member’s unique background, experience and expertise will add to the Board’s overall perspective and ability to govern the Company. While the Committee has not established any formal diversity policy to be used to identify director nominees, the Committee recognizes that a current strength of the Board stems from the diversity of perspective and understanding that arises from discussions involving individuals of diverse background and experience. When assessing a Board candidate’s background and experience, the Committee takes into consideration all relevant components, including, but not limited to, a candidate’s gender and cultural and ethnic status. The Committee may also use one or more professional search firms or other advisors to assist the Committee in identifying candidates for election to the Board.

The Corporate Governance and Nominating Committee will consider director candidates recommended by shareholders and evaluate them using the same criteria as applied to candidates identified through other means, as set forth above. Shareholders seeking to recommend a prospective candidate for the Committee’s consideration should submit the candidate’s name and qualifications, including the candidate’s consent to serve as a director of the Company if nominated by the Committee and so elected by mail to: Corporate Secretary, Choice Hotels International, Inc., 10750 Columbia Pike, Silver Spring, Maryland 20901.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

This table shows how much Company Common Stock is owned by (i) each director of the Company, (ii) the Company’s Named Executive Officers (as defined below in “Compensation Discussion & Analysis”), (iii) all executive officers and directors of the Company as a group and (iv) all persons who are known to own beneficially more than 5% of the Company’s Common Stock, as of February 28, 2010. Unless otherwise specified, the address for each of them is 10750 Columbia Pike, Silver Spring, Maryland 20901.

Name of Beneficial Owner	Common Stock Beneficially Owned(1)		Right to Acquire(2)	Unvested Restricted Stock(3)	Percentage of Shares Outstanding(4)
Stewart Bainum, Jr.	11,698,555	(5)(6)	—	—	19.65	%(5)(6)
Fiona P. Dias	18,866		—	6,830	*
William L. Jews	24,913		—	6,830	*
Stephen P. Joyce	104,626		102,064	91,036	*
Scott A. Renschler	209,511	(7)	—	6,359	*
John T. Schwieters	20,127		—	6,830	*
Ervin R. Shames	38,847		—	6,830	*
Gordon A. Smith	20,837		—	6,830	*
David C. Sullivan	15,266		—	6,830	*
Bruce N. Haase	54,613		113,546	49,796	*
David A. Pepper	32,140		83,947	17,447	*
David L. White	25,207	(8)	56,323	11,025	*
Mary Beth Knight	14,628		48,333	17,927	*
Thomas L. Mirgon	36,473		51,311	2,344	*
Sandra K. Michel	12,368		21,455	9,942	*
All Directors and Executive Officers as a Group (15 persons)	12,326,977		476,979	246,856	21.92%
Principal Stockholders
Barbara J. Bainum	11,081,650	(5)(9)	—	—	18.61%
Bruce D. Bainum	12,620,349	(5)(10)	—	—	21.20%
Roberta D. Bainum	11,583,462	(5)(11)	—	—	19.46%
Stewart W. Bainum	15,597,425	(5)(12)	—	—	26.20%
Todd S. Renschler	7,178,114	(5)(13)	—	—	12.06%
Baron Capital Group, Inc.	4,844,550	(14)	—	—	8.14%
Realty Investment Company, Inc.	7,135,738	(5)(15)	—	—	11.99%
T Rowe Price Associates, Inc.	3,596,200	(16)	—	—	6.04%

*	Less than 1%.
1	Includes shares: (i) for which the named person has sole voting and investment power, (ii) for which the named person has shared voting and investment power, and (iii) shares held in an account under the Choice Hotels Retirement Savings and Investment Plan (401(k) Plan) or the Choice Hotels Non-qualified Retirement Savings and Investment Plan. Does not include: (i) shares that may be acquired through stock option exercises within 60 days or (ii) unvested restricted stock holdings, each of which is set out in separate columns.
2	Shares that can be acquired through stock option exercises within 60 days of February 28, 2010.
3	Shares subject to a vesting schedule, forfeiture risk and other restrictions.
4	Percentages are based on 59,537,147 shares outstanding on February 28, 2010, plus, for each person, the shares which would be issued assuming that such person exercises all options it holds which are exercisable within 60 days.
5

Because of SEC reporting rules, shares held by Realty Investment Company, Inc. (“Realty”), a real estate management and investment company, and certain Bainum family entities are attributed to Realty and more than one of the Bainums included in this table because Realty and such named Bainums have shared voting or dispositive control. Realty and members of the Bainum family (including various partnerships, corporations and trusts established by members of the Bainum family) in the aggregate have the right to vote 30,708,792 shares, approximately 51.6% of the outstanding shares of Company common stock on February 28, 2010.

6	Includes 3,354,860 shares owned by the Stewart Bainum, Jr. Declaration of Trust of which Mr. Bainum, Jr. is the sole trustee and beneficiary. Also includes 7,135,738 shares owned by Realty in which Mr. Bainum, Jr.’s trust owns voting stock and has shared voting authority; 1,200,000 shares owned by Mid Pines Associates Limited Partnership (“Mid Pines”), in which Mr. Bainum, Jr.’s trust is managing general partner and has shared voting authority; also includes 7,957 shares, which Mr. Bainum, Jr. has the right to receive upon termination of his employment with the Company pursuant to the terms of the Company’s retirement plans.
7	Includes 80,209 shares held directly by the Scott Renschler Declaration of Trust, of which Dr. Renschler is the sole trustee and beneficiary; and 120,849 shares owned by the BBB Trust J, a trust for the benefit of Dr. Renschler’s cousins for which he serves as trustee; also includes 8,453 shares Dr. Renschler is entitled to under the Company’s non-employee director plan. Also includes 36,742 shares that are held in a margin account subject to a pledge.
8	Includes 5,438 shares held in a cash management account which includes an overdraft feature.
9	Includes 2,467,840 shares owned by the Barbara Bainum Declaration of Trust of which Ms. Bainum is the sole trustee and beneficiary. Also includes 1,200,000 shares owned by Mid Pines, in which Ms. Bainum’s trust is a general partner and has shared voting authority; and 7,135,738 shares owned by Realty, in which Ms. Bainum’s trust owns voting stock and has shared voting authority. Also includes 278,072 shares owned by trusts for the benefit of Ms. Bainum’s nephews of which Ms. Bainum is the sole trustee. Ms. Bainum’s address is 8171 Maple Lawn Blvd., #375, Fulton, Maryland 20759.
10	Includes 3,322,721 shares owned by the Bruce Bainum Declaration of Trust of which Dr. Bainum is the sole trustee and beneficiary; and 800,000 shares owned by Posadas Holdings, LLC of which Dr. Bainum and Trusts for his benefit are the sole members. Also includes 1,200,000 shares owned by Mid Pines, in which Dr. Bainum’s trust is a general partner and has shared voting authority; and 7,135,738 shares owned by Realty, in which Dr. Bainum’s trust owns voting stock and has shared voting authority. Also includes 161,890 shares owned by trusts for the benefit of Dr. Bainum’s adult children of which Mr. Bainum is the sole trustee. Dr. Bainum’s address is 8171 Maple Lawn Blvd., #375, Fulton, Maryland 20759.
11	Includes 3,247,724 shares owned by the Roberta Bainum Declaration of Trust of which Ms. Bainum is the sole trustee and beneficiary. Also includes 1,200,000 shares owned by Mid Pines, in which Ms. Bainum’s trust is a general partner and has shared voting authority; and 7,135,738 shares owned by Realty, in which Ms. Bainum’s trust owns voting stock and has shared voting authority. Ms. Bainum’s address is 8171 Maple Lawn Blvd., #375, Fulton, Maryland 20759.
12	Includes 3,706,286 shares held directly by the Stewart Bainum Declaration of Trust, of which Mr. Bainum is the sole trustee and beneficiary; 7,135,738 shares owned directly by Realty, in which Mr. Bainum and his wife’s trusts own voting stock and have shared voting authority; 224,399 shares held by Cambridge Investment Co., LLC in which Mr. Bainum is the sole Class A member; and 60,000 shares owned by Dinwiddie Enterprises, Inc. (FKA Edelblut Associates, Inc.), a private investment company in which Mr. Bainum’s trust owns all the stock. Also includes 4,471,002 shares held by the Jane L. Bainum Declaration of Trust, the sole trustee and beneficiary of which is Mr. Bainum’s wife. Mr. Bainum’s address is 8171 Maple Lawn Blvd., #375, Fulton, Maryland 20759.
13	Includes 42,376 shares owned by the Todd Renschler Declaration of Trust of which Dr. Renschler is the sole trustee and beneficiary. Also includes 7,135,738 shares owned by Realty for which Dr. Renschler serves as a Director and in which his trust owns stock. Dr. Renschler’s address is 8171 Maple Lawn Blvd., #375, Fulton, Maryland 20759.
14	The Company is relying on the Schedule 13G, filed on February 12, 2009, by Baron Capital Group, Inc. (“BCG”), BAMCO, Inc., Baron Capital Management, Inc. (“BCM”), Ronald Baron and Baron Growth Fund (“BGF”). According to this filing, BCG beneficially owns 4,794,350 shares, BAMCO, Inc. beneficially owns 4,537,550 shares, BCM beneficially owns 276,800 shares, Ronald Baron beneficially owns 4,844,550 shares and BGF beneficially owns 3,000,000. These reporting persons disclaim beneficial ownership to the extent these shares are held by their investment advisory clients and not directly by the reporting persons. The address for the reporting persons is 767 Fifth Avenue, New York, New York 10153.

15	Realty is controlled by members of the Bainum family, including Stewart Bainum, Jane Bainum, Stewart Bainum, Jr., Barbara Bainum, Bruce Bainum, Roberta Bainum and Todd Renschler. Realty’s address is 8171 Maple Lawn Blvd., #375, Fulton, Maryland 20759.
16	The Company is relying on the Schedule 13G filed on February 12, 2010, by T. Rowe Price Associates, Inc. According to this filing, T. Rowe Price beneficially owns 3,596,200 shares. The address for the reporting persons is 100 E. Pratt Street, Baltimore, Maryland 21202.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Executive Compensation Program

The Company’s executive compensation philosophy is to maintain a compensation program that is both fair and competitive in furtherance of the Company’s ultimate goal to optimize shareholder value. This philosophy focuses on linking each executive’s total compensation (cash and non-cash compensation) to corporate and individual performance. The Company’s compensation program reflects a belief that executive talent is attracted to a company that recognizes and rewards performance, and that with strong performance the Company can deliver shareholder value. In selecting and rewarding executives, the Company intends to continue its practice of providing direct accountability for individual and organizational results for each executive, and ensuring the rewards are commensurate with the contributions and results delivered for shareholders.

For purposes of this Compensation Discussion and Analysis section and the compensation tables and narratives that follow, the Named Executive Officers (NEOs) for 2009 are: Stephen P. Joyce, President and Chief Executive Officer; David L. White, Senior Vice President, Chief Financial Officer and Treasurer; Bruce Haase, Executive Vice President, Global Brands, Marketing & Operations; David A. Pepper, Senior Vice President, Global Development; Mary Beth Knight, Senior Vice President, eCommerce and Global Distribution; Thomas L. Mirgon, former Senior Vice President, Human Resources and Administration; and Sandra K. Michel, former Senior Vice President, General Counsel and Secretary. As previously announced, Mr. Mirgon’s employment with Choice terminated on September 26, 2009. Ms. Michel’s employment with Choice terminated on November 27, 2009.

The following discussion relates to the Company’s 2009 compensation programs and practices. During 2009, the Company adopted significant modifications to its compensation programs and plans that will take effect during 2010. An overview of these modifications and the basis for their implementation is presented at the conclusion of the 2009 discussion and analysis under the heading “Subsequent Modifications in Compensation for 2010.”

Compensation Objectives

Consistent with the philosophy noted above, the compensation program has been designed to achieve the following objectives:

•

provide an attractive mix of salary and annual long-term incentive compensation at competitive levels, as appropriate for public companies of our size, to enable the recruitment and retention of highly qualified executives;

•	link pay to corporate and individual performance to encourage and reward excellence and contributions that further the Company’s success;

•	align the interests of executives with those of our shareholders through grants of equity-based compensation that also provide opportunities for ongoing executive ownership; and

•	foster long-term focus required for success in the hospitality industry through equity incentives that vest over time.

Basis for 2009 Compensation Decisions

As previously disclosed in the Compensation Discussion and Analysis for prior years, the Compensation Committee’s recent practice has been to utilize comparative market information as part of the annual decision-making process for executive compensation matters. While comparative market information was not used to “benchmark” the amount of compensation paid to the NEOs (or to our executives generally), comparative market information was historically reviewed by the Committee as a general reference to assist in its compensation-

related decision-making process. In 2009, unlike in previous years, the Committee did not review tailored comparative compensation-related data as part of its decision-making process. The Committee did review a report compiled specifically for the Company by Towers Perrin which presented an overview of select trends in executive compensation, as well as general information contained in a report issued by Watson Wyatt entitled “Effect of the Economic Crisis on HR Programs”; however, these reports and the information they contained were considered by the Committee as general background information and were not a material part of the Committee’s compensation-related decision-making process. Instead, and without reference to comparative market information, the Committee determined to freeze the base salaries of each of the Company’s senior executives, including each of the NEOs, at the salary level applicable during 2008. Because other components of NEO compensation are linked to base salary, this determination had the effect of freezing or limiting increases in such other components and overall compensation. The Committee’s decision to freeze the base salaries of the Company’s senior executives was based on the continuing overall difficult economic climate and on management’s limited visibility into the near-term prospects for improvement in the existing economic condition.

Implementation of Compensation Objectives

Role and Composition of Compensation Committee

The Compensation Committee of the Board sets the Company’s compensation principles that guide the design of compensation plans and programs for executive management. The Committee is charged with establishing, implementing and continually monitoring the executive compensation program and in doing so endeavors to achieve and to maintain a comprehensive package that is both fair and competitive in furtherance of the Company’s ultimate goal to optimize shareholder value.

Role of Management

At the direction of the Chairman of the Committee, management may prepare and distribute to Committee members agenda, meeting documents and Company data in preparation for Committee meetings. In addition, in conjunction with the Committee Chairman, management may prepare and present specific compensation proposals to the Committee, including the CEO’s assessment of individual executive officer performance and any recommended compensation actions. For Committee matters and activities, management is typically represented by the Company’s senior human resources executive. Through September 2009, this role was fulfilled by Mr. Mirgon, our former Senior Vice President, Human Resources and Administration. After Mr. Mirgon’s departure from the Company, the primary management contact became Patrick Cimerola who assumed the title of Senior Vice President, Human Resources and Administration.

Role of Compensation Consultant

In accordance with its charter, the Committee has the authority to retain, terminate and approve professional arrangements for outside compensation consultants to assist the Committee. From time to time, the Committee may request that management discuss with consultants certain proposed compensation-related initiatives. From 2005 through early 2009, the Committee retained Semler Brossy Consulting Group LLC (“Semler Brossy”) as a compensation consultant to provide advice and information with respect to the Committee’s compensation decisions. Semler Brossy’s consulting relationship with the Committee was terminated in 2009. Prior to termination, Semler Brossy provided the Committee with general support with respect to the Committee’s 2009 compensation decisions made in February 2009. For the reasons discussed above, neither Semler Brossy nor any other compensation consultant was involved in providing comparative market information with respect to the Committee’s 2009 compensation decisions. In July 2009, the Committee engaged Mercer (US) Inc. (“Mercer”) to serve as its compensation consultant. Mercer’s work for the Committee in 2009 is described under the heading “Subsequent Modifications in Compensation for

2010.” During 2009, the Committee engaged affiliates of Towers Watson & Co. for specific compensation-related projects, including an overview of compensation trending analysis and an analysis and review of the Company’s executive retirement plans.

Elements of Named Executive Officer Compensation

During 2009, our executive compensation program consisted of four elements: base salary; annual incentive cash compensation; long-term equity incentives; and perquisites and other personal benefits. Rather than consulting market information to determine an allocation among these elements, the Committee determined to retain the allocation that was in place in 2008 (which allocation had been based upon review of general market information).

In 2009, as was the case in recent years, the largest component of total compensation for our Named Executive Officers, as well as our executive officers generally, was designed to be in the form of long-term equity incentive compensation. The Committee believes that tying the greatest portion of total compensation to long-term equity incentives furthers the objectives of aligning executives’ interests with those of shareholders and focusing executive attention on the Company’s long-term prospects.

Base Salary

We believe the primary purpose of base salaries is to provide a level of competitive fixed compensation, in order to attract and retain executives. However, as noted above, in light of the uncertain economic conditions, the Committee determined to freeze the base salaries for all NEOs at the 2008 level. As such, base salaries for 2009 were as follows: Mr. Joyce, $775,000, Mr. White, $275,000, Mr. Haase, $360,000, Mr. Pepper, $300,000, Ms. Knight, $258,000, Mr. Mirgon, $336,000, and Ms. Michel, $350,000. During December 2009, the Committee approved an increase in Mr. White’s base salary to $325,000, effective January 1, 2010.

Annual Incentive Cash Compensation

Each of the Named Executive Officers participates in a cash incentive plan that provides the opportunity to earn an annual cash bonus, primarily based upon achievement of a company-wide diluted earnings per share (EPS) goal established by the Committee at the start of each year. Because cash incentive compensation for each calendar year is tied to a final determination of the Company’s EPS, the payments are typically finalized and paid in mid-February following the year in which the cash bonus was earned. As an example, the incentive cash compensation earned by each of the NEOs with respect to 2009 was finalized and paid during February 2010. Pursuant to his amended employment agreement, Mr. Mirgon remained eligible to receive bonus payments under the plan for calendar year 2009 following his termination. Additionally, Ms. Michel remained eligible to receive bonus payments under the plan for calendar year 2009 based on the terms of her written non-competition, non-solicitation and severance agreement.

Consistent with prior years, the Committee chose EPS as the objective performance measure for the Company’s 2009 bonus plan in order to provide a direct link between company performance and shareholder value. EPS also provides an easily understood and clearly reported number that allows for clear comparison with internal as well as external performance metrics. The EPS target for the 2009 plan payout at 100% of target was $1.70, which was recommended to the Committee by Mr. Joyce based on the Company’s Board-approved 2009 business plan.

Under the plan, each participating Named Executive Officer has a target bonus opportunity equal to a percentage of their respective base salary that is actually paid in the calendar year. For Messrs. Joyce and Mirgon, the exact percentage is set forth in their respective employment agreements. For the remaining NEOs, the exact percentage has been established by the Board based on recommendations within the comprehensive compensation design study performed for the Company by Semler Brossy in 2005 (the “Comprehensive Compensation Study”) that established percentages as target levels that are based on an executive’s title, reporting status and scope of responsibilities. Based on the continuing uncertainty in the economy, Mr. Joyce recommended to the Committee that the target bonus opportunity not be changed for 2009 for each Named Executive Officer whose target was not already contractually established (i.e., for all NEOs other than Mr. Mirgon, Ms. Michel, and himself.) The target bonus levels for each of the Named Executive Officers for calendar year 2009 are presented below:

Named Executive Officer	2009 Target Bonus
Joyce	100% of Eligible Earnings
White	50% of Eligible Earnings
Haase	55% of Eligible Earnings
Pepper	50% of Eligible Earnings
Knight	45% of Eligible Earnings
Mirgon	50% of Eligible Earnings
Michel	50% of Eligible Earnings

Upon the recommendation of Mr. Joyce and due to the Committee’s belief that the plan structure has been successful in incenting and rewarding the Named Executive Officers from year-to-year, in December 2008 the Committee approved the same annual incentive plan structure for calendar year 2009 as was in place in 2008 and prior years. The 2009 annual plan was structured to pay the target bonus level for each Named Executive Officer upon achievement of an established EPS goal, and to pay a varying percentage of the target for EPS performance above or below the annual goal as follows:

•	no payment unless the Company achieves the minimum performance level, or 90% of the EPS goal ($1.53 per share);

•	payment equal to 50% of the target award for achievement of 90% of the EPS goal ($1.53 per share);

•	payment equal to 100% of the target award for achievement of the target performance level ($1.70 per share);

•	payment equal to 200% of the target award for achievement of the maximum performance level, or 120% of the EPS goal ($2.04 per share); and

•	payment is interpolated between these values depending on actual EPS results.

The level of achievement of the EPS target, combined with each NEO’s established target bonus percentage, is the primary driver of each NEO’s annual bonus payment for the year. However, for each participating Named Executive Officer, other than Mr. Joyce, the incentive plan payout determined by this formula under the annual plan may be further adjusted based on Mr. Joyce’s assessment of each such officer’s degree of achievement of certain pre-determined individual performance objectives for the year. These performance objectives, where applicable, are based in part upon a qualitative evaluation of performance, but can also include quantifiable measures such as franchisee/customer satisfaction and Revenue Per Available Room (RevPAR) improvement, in addition to other relevant measures, and incorporate each executive officer’s accountability for the successful execution of key initiatives tied to the achievement of the Company’s strategic plan. Individual performance may result in an adjustment of the bonus payout of up to 20% (increase or decrease). For 2009, other than Mr. Pepper, no Named Executive Officer’s individual performance resulted in a material increase or decrease of his or her annual cash bonus amount. For 2009, Mr. Pepper’s incentive cash compensation was decreased by 6% from the amount otherwise payable to him based on the Company’s EPS due to a failure to meet a 2009 performance objective related to overall franchise sales.

The 2009 annual bonus for Mr. Joyce was based solely upon the level of attainment of the EPS goal because the Committee believes that the Chief Executive Officer’s annual bonus, if any, should be directly tied to the EPS delivered to our shareholders. The Chief Executive Officer has the primary responsibility for this goal.

The Company’s GAAP EPS in 2009 was $1.63 per share. Pursuant to the annual incentive plan, EPS may be adjusted at the discretion of the Committee for certain non-recurring items. During December 2008, the Committee approved standard plan adjustments related  to costs required to be accounted for in accordance with (i) Accounting Standards Codification (“ASC”) No. 712 – “Compensation – Nonretirement Postemployment Benefits” and (ii) ASC No. 420 – “Exit or Disposal Cost Obligations”  (the   “Standing Adjustment Items”). As part of the Committee’s 2008 approval, it determined that any future adjustments to EPS related to Standing Adjustment Items should be made by the Company without the need for additional Committee approval. For 2009, the adjustments to EPS attributable to the Standing Adjustment Items was $0.07. In addition to the Standing Adjustment Items, the Committee approved in February 2010 an additional adjustment to 2009 EPS in the amount of $0.01 related to unplanned charges resulting from the curtailment of the Company’s Supplemental Executive Retirement Plan (“SERP”).  Based on the Standing Adjustment Items as well as the exclusion of charges related to the curtailment of the SERP, EPS for 2009 bonus plan determination purposes was $1.71, which resulted in a bonus payout at 100% of the target.

The actual payout amounts to the participating Named Executive Officers under the 2009 annual incentive plan are reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

Long-Term Equity Incentives

2009 Equity Awards

The Committee believes that annual awards of long-term equity are imperative to foster the long-term focus of the Company’s executives required for success in the hospitality industry. Similar to 2008 and prior years, and based upon the recommendation of Mr. Joyce, the aggregate annual equity awards granted in 2009 to each of Messrs. White, Haase, Pepper, Mirgon and Mses. Knight and Michel was based on a combination of stock options and service-based restricted stock (SBRS), with stock options targeted at approximately 75% of the long-term incentive opportunity and SBRS targeted as the remaining approximately 25% of the award. The allocation of Mr. Joyce’s initial equity awards was based upon employment negotiations. Since 2006, the Company generally has granted performance vested restricted stock units, or PVRSUs, in lieu of SBRS to our senior executives (including the Named Executive Officers) to further align compensation and the cumulative contribution of these executives to increasing the Company’s performance, as they are the executives most responsible for this performance. In 2008, Mr. Joyce was awarded performance based restricted stock units, or PBRSUs, which differ from PVRSUs only in that they vest over a five year period rather than a three year period, and are not subject to any leveraging, meaning that if the performance conditions are met, a specific number of shares will vest, and if the conditions are not met, no shares will vest. During 2009, each of Messrs. Haase, Pepper and Mirgon had previously granted PVRSUs that lapsed. These PVRSUs were granted in 2006, with a 3-year EPS target set at $4.67. The Company’s actual EPS during the 2006-2008 performance period was $5.00, which was 107% above the applicable EPS target. Based on the actual EPS performance, the 2006-2008 PVRSUs vested at 135% of the target share award, resulting in Mr. Haase receiving 2,095 shares, Mr. Pepper receiving 2,994 shares and Mr. Mirgon receiving 2,514 shares.

In 2009, the Board approved a one-time exception to its standard practice of granting PVRSUs and approved awards of SBRS as opposed to PVRSUs. This decision was based primarily on the uncertainties in the economy and the hospitality sector, which made it difficult for the Committee to determine meaningful performance goals to attach to PVRSUs. Lacking the ability to establish meaningful goals, the Committee determined to utilize SBRS awards rather than PVRSUs, as an acknowledgment both to the uncertain economic climate and the need to provide incentives for retaining the employment of the NEOs through a service, rather than performance, based vesting schedule. As has historically been the Company’s practice, the annual equity award is weighted more heavily towards stock options than PVRSUs or SBRS because the value of stock options only increases if the market price of the Company’s common stock increases, which we believe provides a direct incentive for the Company’s executives to seek to increase shareholder value. The overall combination of stock options and restricted stock (whether in the form of PVRSUs or SBRS) is intended to focus the executives on long-term performance while also serving as a retention tool.

In order to determine the 2009 actual equity award value for each participating Named Executive Officer other than Mr. Joyce, consistent with prior years, each officer generally receives an equity value based upon a multiplier of the officer’s base salary for the prior year. Each officer’s multiplier is established based on guidelines contained in the Comprehensive Compensation Study that take into account an executive’s title, reporting status and scope of responsibilities. Mr. Joyce, with the assistance of Mr. Mirgon, provided a range of potential values to the Committee at its meeting in February 2009 for each officer’s potential stock option and restricted stock awards, with low, target and high values set forth for each officer. The ranges were determined based on the low and high ranges contained within the survey information discussed above. For Mr. Joyce the grant date fair value of his annual equity awards are required to be at least $1,550,000, which is based on a formula of two times the Chief Executive Officer’s salary level, as designated in his employment agreement.

Mr. Joyce recommended each participating Named Executive Officer receive 2009 equity awards valued at the target/midpoint level of the range for each type of award except Mr. Pepper and Ms. Knight. He recommended that Mr. Pepper and Ms. Knight receive 2009 equity awards valued at the high end of the range, to recognize extraordinary performance during the difficult economic conditions in 2008 and in recognition of the fact that both of their responsibilities were increased for 2009. The Committee accepted all of Mr. Joyce’s recommendations.

As discussed in the preamble to the Grants of Plan-Based Awards Table, the number of shares subject to the stock option portion of the equity award granted to each officer is based on the Black Scholes option-pricing model. See the preamble to the Grants of Plan-Based Awards Table for more information on how the Company determines the actual number of shares subject to each type of equity award.

The following table sets forth the equity award value targets for each applicable Named Executive Officer in 2009:

Named Executive Officer	2008 Base Salary ($)	Target Award Value as a Percentage of Salary (%)	Aggregate Annual Equity Award Value at Target ($)
Joyce	775,000	200	1,550,000
White	275,000	100	275,000
Haase	360,000	125	450,000
Pepper(1)	300,000	100	300,000
Knight(2)	258,000	60	154,000

(1)	Mr. Pepper received 46,063 stock options and 4,185 shares of restricted stock, having an aggregate market value of $449,997 at the time of grant. This award was based upon a formula of approximately 1.5 times Mr. Pepper’s salary and was intended to be a long-term retention tool.
(2)	Ms. Knight received 31,361 stock options, 2,849 shares of restricted stock, and a special grant award of 9,301 shares of restricted stock having an aggregate market value of $556,374 at the time of grant. This award was based upon a formula of approximately 2.61 times Ms. Knight’s salary and was intended to be a long-term retention tool.

For the actual equity awards made to each applicable Named Executive Officer in 2009, see the Grants of Plan-Based Awards Table.

Equity Grant Practices

Annual equity awards to the Named Executive Officers are typically granted at the February Committee meeting (except for Mr. Joyce, whose awards are typically granted at the February Board meeting which is usually held the day following the February Committee meeting). Regular meetings of the Board and the Committee are generally scheduled at least a year in advance. Prior to 2008, the exercise price of stock options was determined based on the average of the high and low stock price on the date of grant. Beginning in 2008, the exercise price of each stock option awarded to the Company’s executives was the closing market price of the

Company’s stock on the date of grant. This change in practice was made because the Company believes it represents market practice with respect to the stock option grant process. The Company prohibits the repricing of stock options.

Share Ownership Guidelines

Consistent with our compensation objectives, the Company believes that its executive officers individually, and as a group, should have a significant ownership stake in the Company. Thus, in December 2003, the Board of Directors established executive share ownership guidelines that became effective on January 1, 2004. The guidelines require that the Chief Executive Officer own common stock of the Company valued at five times base salary. Each officer who reports directly to the Chief Executive Officer is required to hold common stock valued at three times base salary. Each executive’s guideline will be recalculated annually, using base salary as of each January 1st and the average stock closing price for the prior year.

These ownership targets must be met within five years of becoming subject to the guidelines. When ownership guidelines increase as a result of a change in title, the five-year period commences on the January 1st following the change of title. Stock ownership counting towards satisfaction of the guidelines includes:

•	shares owned outright by the executive or his or her immediate family members residing in the same household;

•	stock held in the 401(k) plan or the non-qualified deferred compensation plan;

•	stock held in the Choice employee stock purchase plan;

•	restricted stock, whether or not vested, and stock acquired upon the reinvestment of dividends on such shares;

•	shares acquired upon stock option exercises, which are then held by the employee;

•	shares held in trust (subject to specific approval); and

•	vested PVRSUs and/or PBRSUs.

The applicable Named Executive Officers must meet specified exemption criteria or obtain permission before selling stock during any time they fail to be in compliance with their target share ownership levels. As of December 2009, Messrs. Haase and Pepper are in compliance with the guidelines, even though Mr. Pepper is still within his respective five-year window. Messrs. Joyce and White are still within their respective five-year windows for acquiring shares sufficient to satisfy their current respective ownership guidelines. Ms. Knight is not subject to executive share ownership guidelines since she does not report directly to the Chief Executive Officer. As a result of their termination of employment, neither Mr. Mirgon nor Ms. Michel is subject to executive share ownership guidelines.

Perquisites and Other Personal Benefits

Flexible Perquisites Plan.    Executive officers, including each of the Named Executive Officers, are eligible to receive certain benefits not available to other full-time employees. In 2000, the Company established a Flexible Perquisites Plan in connection with our efforts to recruit and retain certain key executives at that time. The plan design and covered expenses were based on our review at that time of competitive market information and how the Committee believed other companies structured their flexible perquisites program.

Pursuant to the Company’s Flexible Perquisites Plan, each Named Executive Officer is entitled to receive an aggregate amount of reimbursement that may be used by the executive officers for any of the following personal benefits: financial and estate planning, legal services, supplemental life insurance premiums, club membership dues, certain health care and child care expenses. The reimbursement amount for each NEO is based on the executive’s title, reporting status and scope of responsibilities, and the amounts applicable to each category of executive has not increased under the Plan since 2003. These reimbursements represent taxable income to the executive; however, pursuant to the plan, the Company pays any associated tax. In the event that an executive incurs reimbursable costs that are less than the aggregate reimbursable amount, the difference is not paid to the executive or carried forward to the next year. We believe the cost to the Company to provide this plan, and any associated tax gross up expense, is minimal compared to the goodwill and retention benefits the program offers.

In 2009, the aggregate amount of reimbursement available to each Named Executive Officer under the Flexible Perquisites Plan was as set forth below. The level of benefits available under the Flexible Perquisites Plan were below those provided by other companies, as evidenced by the competitive market information reviewed at the time.

Officer	2009 Eligible Reimbursement ($)
Joyce	31,800
White	15,000
Haase	15,000
Pepper	15,000
Knight	8,000	(1)
Michel	15,000
Mirgon	15,000

(1)	Ms. Knight’s aggregate reimbursement was increased to $15,000 in February 2010.

For actual amounts reimbursed to each officer under the Flexible Perquisites plan during 2009, see the Summary Compensation Table.

Other Personal Benefits.    In addition to the Flexible Perquisites Plan, the Company offers our senior executives the Company’s “Stay at Choice” program which provides reimbursements for nightly room charges to these executives when staying at the Company’s franchised properties for non-business related travel. The Company grosses up any associated taxes to an executive incurred from utilizing this program. Through the “Stay at Choice” program, the Company seeks to encourage our senior executives to use our hotels when traveling on personal matters as they are the best source of input and feedback as to the value and consistency of our product. There is no limit on an executive’s use of this plan during the year, for the reasons set forth above.

In addition to participation in the Flexible Perquisites Plan, Mr. Joyce’s employment agreement provides for an annual car allowance, initial and annual fees at a dining and/or recreational club of his choosing, and personal use of the aircraft leased by the Company for up to 25 flight hours per year. Mr. Joyce’s employment agreement provides that the Company is required to gross up any associated taxes to Mr. Joyce in connection with these benefits. Mr. Joyce’s specific perquisites were based on recruitment negotiations with the Committee giving due consideration to market terms at the time.

Each of the remaining applicable Named Executive Officers are also given an annual car allowance. For the aggregate cost to the Company for each of the perquisites or other personal benefits described above, see the All Other Compensation column of the Summary Compensation Table below.

Retirement Plans

The Company offers our senior executives, including each of the Named Executive Officers, a retirement package, comprised of various non-qualified retirement plans which are not offered to our other employees. We believe the combination of these retirement plans is reasonable and competitive, and that these plans encourage retention of our executives and reward them for long, continued service to the Company. We provide the non-qualified plans due to the regulatory limits on the amount of compensation that can be contributed to qualified retirement plans in any given year. We believe these limits leave higher-paid executives without competitive retirement income replacement. Accordingly, we believe the non-qualified plans are a vital part of an executive’s financial planning to bridge the divide between Social Security and retirement income.

For more information on these plans, see the Change in Pension Value and All Other Compensation columns of the Summary Compensation Table below, as well as the Pension Benefits and Non-Qualified Deferred Compensation Tables and accompanying narratives below.

Severance and Change in Control Arrangements

Each of the Named Executive Officers other than Mr. Mirgon and Ms. Michel are entitled to receive various payments and continued benefits upon various triggering events. These arrangements are set forth in an employment agreement with Mr. Joyce, and a non-competition, non-solicitation and severance agreement (hereinafter referred to as a “Severance Agreement”) for Mr. Haase and Ms. Knight. For each of Messrs. White and Pepper, these arrangements are prescribed by the Choice Hotels International Severance Benefit Plan which is applicable to all of the Company’s employees who do not otherwise have an employment agreement or Severance Agreement with the Company. The terms of the severance provisions and benefits in each of these agreements and the Choice Severance Benefit Plan were based on what the Committee believed was competitive with market at the time of adoption. In addition, the agreement of Mr. Joyce was based on recruitment negotiations with the Committee giving due consideration to market terms at the time.

During 2007, the Compensation Committee reviewed the overall severance and termination/change in control arrangements applicable to the Named Executive Officers. The Committee requested a review at this time due to the departure of three key executives. While the Company’s succession plans allowed the Company to absorb these departures, the Committee felt it was important to enter into severance related agreements with certain senior executives as an important retention tool.

Based on data provided by the Semler Brossy Consulting Group in 2007, the Compensation Committee approved a form of executive Severance Agreement to be offered to certain senior executives (the “Standard Executive Form of Severance Agreement”). The Standard Executive Form of Severance Agreement provides for 18 months of severance and termination benefits in the event of termination without cause or constructive termination. The Standard Executive Form of Severance Agreement also provides, upon certain termination events, for a non-compete and non-solicitation period following termination. The Committee felt that these new severance, non-competition and non-solicitation provisions were typical within our industry and were reasonable and enforceable. In addition, the Standard Form of Severance Agreement approved by the Committee provides for severance payments upon termination of an executive following a change in control (i.e., a “double trigger”) equal to a lump sum payment of 200% of his or her base salary and annual bonus. At the time of the Committee’s approval of the “double trigger”, 200% was chosen as it was consistent with other executives’ employment agreements and the Committee desired to treat all senior vice presidents equally.

The provisions granting severance payments upon termination following a change in control were adopted to ensure that its executives will not be tempted to act in their own interests rather than the interests of the Company’s shareholders in the event the Company is considering a change in control transaction. These executives may lose their ability to influence the Company’s performance after a change in control and may not be in a position to earn incentive awards or vest in equity awards, and thus might be biased against such a transaction. These provisions are designed to make any transaction neutral to the executives’ economic interests. With respect to the severance payments and continuation of benefits upon a constructive termination or termination without cause, outside of a change in control, the Committee believed these provisions ensure executives who are unexpectedly terminated for reasons outside of their control are appropriately compensated and provided for during a limited period of time following termination.

In 2007, the Company entered into a Severance Agreement with Mr. Haase, and in 2008 entered into a Severance Agreement with Ms. Knight. Each of these agreements contained terms consistent with the Standard Executive Form of Severance Agreement. In 2008, Mr. Mirgon’s existing employment agreement was amended to incorporate terms consistent with the Standard Executive Form of Severance Agreement. The Company entered into a Standard Executive Form of Severance Agreement with Ms. Michel upon the commencement of her employment in 2008 (“Michel Severance Agreement”).

The Choice Severance Benefit Plan applicable to Messrs. White and Pepper represents the Company’s severance policy for all employees not otherwise covered by a specific employment or severance contract. This Plan provides for severance compensation in certain events, but does not include non-competition or non-solicitation restrictions. The Plan is periodically reviewed by the Committee in light of changing market conditions. In December 2009, the Committee with the assistance of Mercer undertook such a review and approved and implemented a number of changes which took effect immediately for all covered employees including Messrs. White and Pepper.

In connection with the management succession process that was completed during 2008, the Company entered into an employment agreement with Mr. Joyce on March 20, 2008, which was subsequently amended on April 30, 2008, the terms of which were based upon arms-length negotiations. Mr. Joyce’s employment agreement contains severance benefits following constructive termination and termination following a change in control.

Prior to his termination on September 26, 2009, the Company entered into an Agreement and Release with Mr. Mirgon dated September 11, 2009. Pursuant to his existing amended employment agreement, upon his involuntary termination, the Company agreed to the continued payment of his salary, benefits, and his participation in the Company’s annual incentive compensation plan, with a target bonus equal to 50% of his base salary during the severance period. Mr. Mirgon’s severance period is 18 months, from September 27, 2009 to March 26, 2011. The Agreement and Release reaffirmed our obligation to continue these payments and benefits through the term of his severance period and provided for certain additional severance benefits. The Company also executed the Agreement and Release with Mr. Mirgon in order to obtain a non-disparagement agreement from Mr. Mirgon, as well as to receive a general release in favor of the Company

In connection with her termination of employment with the Company, the Company entered into an Agreement and Release with Ms. Michel dated December 28, 2009. Pursuant to the Michel Severance Agreement, upon her involuntary termination, the Company agreed to the continued payment of her salary, benefits, and her participation in the Company’s annual incentive compensation plan, with a target bonus equal to 50% of her base salary during the severance period. Ms. Michel’s severance period is 18 months, from November 28, 2009 to May 27, 2011. The Agreement and Release reaffirmed our obligation to continue these payments and benefits through the term of her severance agreement. The Company also executed the Agreement and Release with Ms. Michel in order to obtain a non-disparagement agreement from Ms. Michel, as well as to receive a general release in favor of the Company and to waive the non-competition restrictions contained in the Michel Severance Agreement.

For a more detailed discussion of the arrangement applicable to each Named Executive Officer, including an estimated quantification of the benefits payable to each officer assuming a termination event as of December 31, 2009, see the “Potential Payments upon Termination or Change in Control” section below.

Tax Deductibility of Compensation

Section 162(m) of the Code imposes a $1 million ceiling on tax-deductible compensation paid to the Chief Executive Officer and the next three most highly compensated executive officers (other than the Chief Financial Officer) who are employed as of the end of the year. Certain types of compensation are only deductible if performance criteria are set and shareholders have approved the compensation arrangements. The Company believes that while it is generally in the best interest of shareholders to structure compensation plans so that compensation is deductible under Section 162(m), there may be times when the benefit of the deduction would be outweighed by other corporate objectives, such as the need for flexibility.

SBRS awards are generally not tax deductible under Section 162(m); however, our PVRSUs and PBRSUs are fully deductible for Section 162(m) purposes and thus all equity awards to our Named Executive Officers in 2008 and 2009, other than the restricted stock awards, are fully deductible under Section 162(m).

Subsequent Modifications in Compensation for 2010

In July 2009, the Committee conducted a search process to select a compensation consultant to conduct a comprehensive comparative market review of the Company’s executive’s compensation. The Committee believed that the 2005 Comprehensive Compensation Study, even with annual updates, was losing relevance in light of the changes in the economy and standard compensation practices. As a result of this process, the Committee retained Mercer to provide this comparative review.

After reviewing Mercer’s completed review, the Committee, working with Mercer, made a number of changes affecting the Company’s compensation philosophy generally and the particular compensation plans and policies applicable to the NEOs and other senior management’s total compensation package. Since these changes took effect on January 1, 2010, they did not impact 2009 compensation as set forth above. Several of the significant changes are described below:

•

Adjustments to Total Remuneration Mix.    Target total remuneration (which consists of all forms of compensation, benefits and perquisites) will be adjusted to increase the percentage of total remuneration tied to total direct compensation and decrease the percentage of total remuneration tied to benefits. Target total direct compensation (which consists of base compensation, cash bonus, and long-term equity incentives) will be adjusted to increase the portion of overall compensation that is tied to Company and employee performance.

•

Pay Positioning and Peer Group.    While, consistent with recent practice, comparative market information will not be used to “benchmark” the amount of total remuneration for the NEOs (or for our executives generally), comparative market information will continue to be reviewed by the Committee as a general reference and guide to assist the Committee with its decisions related to total remuneration. For certain of our senior executives whose titles and functional roles are widely identified and utilized, including Messrs. Joyce, White and Haase, and other executives that may from time to time be identified by the Committee, the Company will define its competitive market using a combination of a proxy peer group of similarly-sized or situated organizations in the hospitality and franchise industries. Effective for 2010 total remuneration decisions, the Company has selected a peer group consisting of: Ameristar, Carrolls Restaurant, CKE Restaurants, DineEquity, Gaylord, Great Wolf, Interstate, Morgans Hotel, Panera Bread, Pinnacle, Red Robin, Sonic, Vail Resorts and Wendy’s/Arby’s. For other executives (including NEOs) whose titles and functional roles do not have reasonably comparable titles and roles across the peer group of companies, the comparative market information reviewed by the Committee will be nationally published compensation survey data from the broad hospitality industry.

•

Severance Agreements.    The Company will no longer enter into Severance Agreements. Except for executives who have an existing Severance Agreement, and for existing or future executives who negotiate a written employment agreement that contains a severance provision, severance will be determined in accordance with the Choice Severance Benefit Plan that is generally applicable to all employees of the Company. Effective in 2010, the plan’s severance benefit level for executives will be 5 weeks of severance pay for each year of service, with a minimum of 6 months and capped at 70 weeks (or 14 years of service).

•

Retirement Plans.    Effective December 31, 2009, all participation, benefit accruals and vesting in the Company’s Supplemental Executive Retirement Plan has been suspended. Additionally, for each participating NEO under the Executive Deferred Compensation Plan, the “Moody’s Plus Rate of Return,” which guaranteed return is equal to the annual yield of the Moody’s Average Corporate Bond Rate Yield Index plus 300 basis points, has been eliminated as an investment option for deferrals of compensation earned after December 31, 2009.

THE FOLLOWING COMPENSATION COMMITTEE REPORT SHALL NOT BE DEEMED TO BE SOLICITING MATERIAL OR TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934 OR INCORPORATED BY REFERENCE IN ANY DOCUMENT SO FILED.

BOARD COMPENSATION COMMITTEE REPORT

ON EXECUTIVE COMPENSATION

Recommendation

The Compensation Committee of the Company has reviewed and discussed the following Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based upon such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement.

THE COMPENSATION COMMITTEE

Ervin R. Shames, Chairman

Gordon A. Smith

David C. Sullivan

William L. Jews

SUMMARY COMPENSATION TABLE

The following table summarizes total compensation paid or earned by each of the Named Executive Officers for the year ended December 31, 2009:

Name and Principal Position	Year	Salary(1) ($)	Stock Awards(2) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings(4)(5) ($)	All Other Compensation(6) ($)	Total ($)
Stephen P. Joyce	2009	775,000	387,502	1,162,502	775,000	144,474	264,309	3,508,787
President,	2008	491,346	4,310,935	2,881,916	585,280	1,535,897	119,159	9,924,533
Chief Executive Officer

David L. White	2009	275,000	68,759	206,248	137,500	48,695	62,244	798,446
Senior Vice President,	2008	285,769	68,839	148,922	107,163	134,228	59,963	804,884
Chief Financial Officer &	2007	247,115	102,575	190,360	138,385	—	31,636	710,071
Treasurer

Bruce N. Haase	2009	360,000	112,493	337,504	199,980	218,878	78,402	1,307,257
Executive Vice President,	2008	362,192	1,088,721	192,717	146,155	133,864	78,528	2,002,177
Global Brands,	2007	284,892	61,340	444,274	199,425	129,814	64,308	1,184,053
Marketing & Operations

David A. Pepper	2009	300,000	112,493	337,504	141,000	127,651	65,531	1,084,179
Senior Vice President,	2008	308,654	85,181	182,208	118,060	68,489	59,996	822,588
Global Development	2007	273,846	372,348	190,944	203,194	85,857	63,460	1,189,649

Mary Beth Knight	2009	258,000	326,592	229,782	121,905	67,381	11,556	1,015,216
Senior Vice President,
eCommerce

Thomas L. Mirgon	2009	277,846	84,000	251,998	168,000	—	244,236	1,026,080
Senior Vice President,	2008	347,654	81,608	175,204	136,889	130,450	110,240	982,045
Human Resources &	2007	323,962	73,854	149,760	226,773	147,232	72,260	993,841
Administration(7)

Sandra K. Michel	2009	339,231	87,494	262,497	175,000	—	246,413	1,110,635
Senior Vice President,
General Counsel &
Secretary(8)

(1)	Values reflect base salary actually received by each Named Executive Officer in the years presented, which depending on the position of pay periods within a calendar year, may not equal an Named Executive Officer’s stated annual salary. For example, calendar year 2008 contained one more pay period than did 2009.
(2)	For certain Named Executive Officers indicated below, amounts shown in the Stock Awards column for 2008 and 2007 include the grant date fair values for PVRSUs based on the probable outcome of the performance goals (100% of the performance target), computed in accordance with FASB ASC Topic 718. Assumptions used to calculate fair value for 2009 are discussed in Note 19 to Choice audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009. The actual value realized by each individual with respect to PVRSU awards will depend on the Company’s actual performance relative to the performance goals, with vesting options for actual shares ranging from 0% to 200% based on actual performance against the performance target established at the time of grant.

The grant date fair value based on the probable outcome for the 2008 PVRSU awards was $68,839 for Mr. White, $88,721 for Mr. Haase, $85,181 for Mr. Pepper, and $81,608 for Mr. Mirgon. The grant date fair value based on the maximum outcome for the 2008 PVRSU awards was $137,678 for Mr. White, $177,442 for Mr. Haase, $170,362 for Mr. Pepper, and $163,216 for Mr. Mirgon.

The grant date fair value based on the probable outcome for the 2007 PVRSU awards was $61,340 for Mr. Haase, $82,060 for Mr. Pepper, and $73,854 for Mr. Mirgon. The grant date fair value based on the maximum outcome for the 2007 PVRSU awards was $122,680 for Mr. Haase, $164,120 for Mr. Pepper, and $147,708 for Mr. Mirgon. The 2007 PVRSU awards vested in February 2010 with an actual outcome at 70% of the performance target.

The amount shown in Mr. Joyce’s Stock Award column for 2008 includes the grant date fair value of PBRSUs based on the probable outcome of the performance goal (100% of the performance target), which amounts to a grant date fair value of $2,000,016. Mr. Joyce’s PBRSU award has no threshold or maximum payout. Accordingly, if the performance goal is met or exceeded, vesting will occur at 100% of target, and if the performance goal is not met, no portion of the award will vest.

(3)	Values reflect the cash awards to each of the Named Executive Officers under the Management Incentive Plan. For a discussion of the performance targets under the 2009 Management Incentive Plan, see the “Annual Incentive Cash Compensation” above. For a discussion of the potential amounts payable to each Named Executive Officer under the 2009 Management Incentive Plan, see the Grants of Plan-Based Awards Table below.
(4)	For 2009, the following table reflects the change in pension value and preferential earnings on non-qualified deferred compensation under the Executive Deferred Compensation Plan (“EDCP”) and the Supplemental Executive Retirement Plan (“SERP”). Mr. Mirgon’s change in pension value is negative due to his termination of employment, effective September 26, 2009. In prior year’s reporting he was assumed to retire at age 55 with unreduced benefits, however, he is not entitled to benefits until age 65, thereby decreasing the present value of his benefit. Ms. Michel’s change in pension value is also negative due to her termination of employment, effective November 27, 2009 and the fact that Ms. Michel’s benefits under the SERP at the time of her termination were unvested. Pursuant to the terms of his employment agreement, Mr. Joyce will be credited with an additional ten years of service upon attaining age 55. The change in pension value amount reflects an appropriate accrual.

Named Executive Officer	Change in Pension Value (SERP) ($)	Preferential Earnings (EDCP) ($)
Joyce	135,973	8,501
White	35,895	12,800
Haase	115,187	103,691
Pepper	74,516	53,135
Knight	67,381	0
Mirgon	(252,276)	23,517
Michel	(27,801)	8,672

(5)	As discussed in more detail in the Non-Qualified Deferred Compensation Table and accompanying narrative below, one of the investment options available for each participating Named Executive Officer under the EDCP is the “Moody’s Plus Rate of Return,” which return is equal to the annual yield of the Moody’s Average Corporate Bond Rate Yield Index plus 300 basis points. The guaranteed portion of the earnings, or the 300 basis points, are reflected in this column, while the aggregate earnings for each participating Named Executive Officer under the EDCP during 2009 are included in the Non-Qualified Deferred Compensation Table below.
(6)	See the All Other Compensation Table below for additional information on the amounts included for each Named Executive Officer in the 2009 All Other Compensation column.
(7)	As previously announced, on September 26, 2009, Mr. Mirgon’s employment as Senior Vice President, Human Resources & Administration terminated.
(8)	On November 27, 2009, Ms. Michel’s employment as Senior Vice President, General Counsel & Secretary terminated.

ALL OTHER COMPENSATION

The following table further illustrates the components of the 2009 All Other Compensation column in the Summary Compensation Table above:

	Company EDCP/Non- Qualified Match ($)	Company 401(k) Match ($)	Tax Payments ($)(a)	Other Benefits ($)(b)	Severance Payments ($)(c)	Total ($)
Joyce	48,325	9,800	86,960	119,224	0	264,309
White	10,825	9,800	8,861	32,758	0	62,244
Haase	24,120	2,880	13,733	37,669	0	78,402
Pepper	12,700	9,800	10,057	32,974	0	65,531
Knight	0	0	478	11,078	0	11,556
Mirgon	30,563	9,800	10,077	103,334	90,462	244,236
Michel	18,658	6,785	12,400	174,916	33,656	246,413

(a)	Represents amounts reimbursed for payment of taxes with respect to certain perquisites paid during 2009 pursuant to our Flexible Perquisite Program, including certain financial and estate planning and legal services, supplemental life insurance premiums, club membership dues, and certain health care and child and elder care. This column also includes amounts reimbursed for payment of taxes with respect to amounts reimbursed under the Choice “Stay at Choice” program which provides reimbursements to senior executives when staying at Choice hotels properties for purposes other than business. Mr. Joyce also receives reimbursement for payment of taxes attributable to initiation and annual club fees, auto allowance and the amounts properly included in W-2 wages for airplane use.
(b)	Benefits included in this column include the following amounts or types of compensation:

•

reimbursement for stay during 2009 under our Stay at Choice program, which was $2,591 for Mr. Joyce; $3,657 for Mr. White; $7,152 for Mr. Haase; $3,398 for Mr. Pepper; $3,111 for Mr. Mirgon; and $4,372 for Ms. Michel;

•	reimbursement of club dues incurred in 2009 under the Flexible Perquisites Program, which was $18,430 for Mr. Joyce; $7,383 for Mr. White; and $3,765 for Mr. Haase;

•

reimbursement of financial and tax planning services and legal expenses incurred during 2009 under the Flexible Perquisites Program, which were $9,201 for Mr. Joyce; $3,800 for Mr. Haase; and $7,626 for Mr. Mirgon;

•	reimbursement of health care expenses incurred during 2009 under the Flexible Perquisites Program, which were $7,977 for Mr. Haase and $14,900 for Ms. Michel;

•	reimbursement of child care expenses incurred during 2009 under the Flexible Perquisites Program, which were $6,417 for Mr. White; $15,000 for Mr. Pepper; and $6,785 for Mr. Mirgon;

•

a car allowance for each officer, as follows: $13,200 for Mr. Joyce; $12,000 for Mr. White; $12,000 for Mr. Haase; $12,000 for Mr. Pepper; $10,200 for Knight; $12,000 for Mr. Mirgon; and $11,077 for Ms. Michel;

•	group term life insurance premiums paid by Choice on behalf of each Named Executive Officer;

•	the aggregate incremental cost to the Company for Mr. Joyce’s personal use of the Company’s aircraft during 2009 was $72,913;

•	payment of $50,000 for outplacement services for Mr. Mirgon as required pursuant to his Release Agreement dated September 11, 2009;

•	reimbursement of legal expenses, which were $15,000 for Mr. Mirgon and $5,000 for Ms. Michel;

•	reimbursement for temporary housing release obligation, which was $4,723 for Ms. Michel; and

•	reimbursement of taxable relocation expense, which was $114,100 for Ms. Michel.

Choice calculates the aggregate incremental cost of the personal use of the Company’s aircraft by summing actual direct and direct variable costs associated with the use of the aircraft. These costs include fuel, crew travel expenses, landing fees, flight plans, catering, and incremental cost associated with the aircraft lease. Per Mr. Joyce’s employment agreement, he is entitled to use the Company’s aircraft for personal use for up to 25 hours per year. Periodically, Mr. Joyce’s spouse and/or children may accompany him on business or personal trips on the aircraft; however, the aggregate incremental cost to the Company of their use of the aircraft is minimal, if any.

(c)	Severance payments include certain amounts shown in the “Potential Payments Upon Termination or Change in Control” for Mr. Mirgon and Ms. Michel.

Other than as described above, none of the other benefits for any Named Executive Officer exceeded $25,000 or 10% of the total amount of benefits provided to the officer.

GRANTS OF PLAN-BASED AWARDS FOR 2009

As discussed in “Compensation Discussion and Analysis—Long-Term Equity Incentives” above, the aggregate equity value to be awarded to each Named Executive Officer annually, including for 2009, is determined by the Committee. For each Named Executive Officer’s aggregate annual equity value, approximately 75% is awarded as stock options and 25% is awarded as service-based restricted stock (“SBRS”). For each Named Executive Officer, the value of the aggregate equity grant to be delivered as options is divided by the Black Scholes value on the date of grant to determine the number of shares to be granted. For example, as discussed in the “Compensation Discussion and Analysis,” Mr. Joyce’s long-term equity grant value in 2009 was 200% of his base salary, or $1,550,000. Seventy-five percent of this value, or $1,162,500, was granted as stock options. The Black-Scholes value was $7.327. Thus, the number of shares subject to his option grant on February 8, 2009 was determined as follows: $1,162,500/$7.327 = 158,660 shares. The value of the aggregate equity grant to be delivered as SBRS was divided by the closing price of Choice’s Common Stock on the most recent business day before the date of grant. Thus, Mr. Joyce’s service-based restricted stock grant was determined as follows: $387,500 (25% of the aggregate equity award value for 2009)/$ 26.88 = 14,416 SBRS. As discussed in the “Compensation Discussion and Analysis,” the Black-Scholes assumptions used for determining option awards grant size differ from the assumptions used for accounting purposes by reflecting the maximum term versus the expected life.

Name	Grant Date	Estimated Future Payouts Under Non-Equity(1) Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)		All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise Price of Option Awards ($)(5)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Joyce		387,500	775,000	1,550,000
	2/8/2009				—	—	—			158,660	26.88	1,162,502
	2/8/2009							14,416				387,502
White		68,750	137,500	275,000
	2/8/2009									28,149	26.88	206,248
	2/8/2009				—	—	—	2,558				68,759
Haase		99,000	198,000	450,000
	2/8/2009									46,063	26.88	337,504
	2/8/2009				—	—	—	4,185				112,493
Pepper		75,000	150,000	300,000
	2/8/2009									46,063	26.88	337,504
	2/8/2009							4,185				112,493
Knight		58,050	116,100	232,200
	2/8/2009									31,361	26.88	229,782
	2/8/2009							2,849				76,581
	2/8/2009				—	—	—	9,301	(6)			250,011
Mirgon		84,000	168,000	336,000
	2/8/2009				—	—	—			34,393	26.88	251,998
	2/8/2009							3,125				84,000
Michel		87,500	175,000	350,000	—	—	—
	2/8/2009									35,826	26.88	262,497
	2/8/2009				—	—	—	3,255				87,494

(1)	Threshold amount reflects the threshold payment level under the Company’s 2009 Management Incentive Plan, which is 50% of the target amount. Maximum amount reflects 200% of the target amount. The threshold amount is paid if 90% of the performance goal is attained. The maximum amount is paid upon attaining 120% of the performance goal. For a discussion of the performance targets under the 2009 Management Incentive Plan, see “Annual Incentive Cash Compensation” above. For the actual payments made to each Named Executive Officer pursuant to the 2009 Management Incentive Plan, see the 2009 Non-Equity Incentive Plan Compensation column of the Summary Compensation Table above.
(2)	No PVRSU/PBRSUs awards were granted during 2009.

(3)	Represents grants of SBRS to the applicable Named Executive Officers. Except as described in note 6, these awards vest in equal installments on the anniversary of the grant date over a four-year period based on the continued employment of the officer. Dividends are paid on the restricted stock, if and at the same rate as dividends are paid on our outstanding Common Stock.
(4)	Represents grants of stock options to each Named Executive Officer. These awards vest in equal installments on the anniversary of the grant date over a four-year period, based on the continued employment of the officer.
(5)	The exercise price of an option is equal to the closing price of Choice Common Stock on the date of grant. Fair market value was established by the Committee as the closing price reported on the New York Stock Exchange on the date of the grant. If no shares were traded on the grant date, the Committee determines the fair market value. The Committee directed that the closing price reported on February 6, 2009 be the fair market value for the grants awarded on Sunday, February 8, 2009.
(6)	Represents a special grant made for long-term retention purposes. This award vests in its entirety at the completion of a four-year period conditioned on Ms. Knight’s continued employment through such period.

NARRATIVE TO THE SUMMARY COMPENSATION TABLE AND

GRANTS OF PLAN-BASED AWARDS TABLE

Employment Agreements

Choice has entered into employment agreements with each of Mr. Joyce and Mr. Mirgon, and Choice has entered into a Severance Agreement with Mr. Haase, Ms. Knight and Ms. Michel.

Mr. Joyce

On March 21, 2008, Choice entered into an employment agreement with Mr. Joyce, effective May 1, 2008, as amended April 30, 2008 (as amended, the “Joyce Employment Agreement”). The term of the Joyce Employment Agreement is five years. The Joyce Employment Agreement provides that, for the first six months of the agreement term, Mr. Joyce would be President and Chief Operating Officer and, thereafter, he would transition to President and Chief Executive Officer. As previously disclosed, this schedule was accelerated and Mr. Joyce assumed the role of President and Chief Executive Officer on June 26, 2008. The Joyce Employment Agreement also provides that Mr. Joyce was to be nominated for election to the Board of Directors as a Class III director. Mr. Joyce was appointed to the Board of Directors, effective April 30, 2008.

Pursuant to the Joyce Employment Agreement, Mr. Joyce was to receive an initial annual base salary of $675,000 as Chief Operating Officer, which was to be increased to $775,000 annually upon his becoming Chief Executive Officer. In addition, on the effective date of his employment, Mr. Joyce received (i) such number of restricted shares of Choice Common Stock with a fair market value on the effective date of $2,310,918, vesting of which is to occur in four equal annual installments beginning one year from the effective date, (ii) such number of options to purchase Choice Common Stock with a Black-Scholes valuation on the effective date of $2,881,921, vesting of which was to occur in four equal annual installments beginning one year from the effective date, and (iii) such number of PBRSUs with a fair market value on the effective date of $2,000,000, vesting of which is to occur five years from the effective date, subject to the satisfaction of certain performance targets.

In addition, Mr. Joyce is eligible, beginning in fiscal year 2008 and continuing throughout the term of the Joyce Employment Agreement, to earn a target bonus of 100% per year of his base salary. Pursuant to the Joyce Employment Agreement, Mr. Joyce’s fiscal year 2008 bonus was based on a full year of service. Commencing with the 2009 annual equity awards, Mr. Joyce will be eligible to receive annual awards of options to purchase Choice Common Stock and/or restricted stock, with the value of such annual awards to be based on a multiple of his base salary, as determined in the discretion of the Compensation Committee, but in no event are such annual awards to have a value of less than $1,550,000 on the date of grant. Mr. Joyce is also eligible to participate in the Choice Supplemental Executive Retirement Plan (“SERP”) and Executive Deferred Compensation Plan (“EDCP”). As applied to Mr. Joyce under the SERP, upon attaining age 55, his years of service will be deemed to be his actual years of service plus ten years. As applied to Mr. Joyce under the EDCP, upon attaining age 55, his years of service will be deemed to be ten years.

The Joyce Employment Agreement further provides that Choice will provide Mr. Joyce with (i) an allowance for automobile expenses of $1,100 a month, (ii) an appropriate corporate membership, including initial and annual fees, at a dining and/or recreational club of his choice (iii) upon becoming Chief Executive Officer, use of the aircraft utilized by the Company for personal use for up to 25 flight hours per year consistent with Company policy, (iv) reimbursement for all reasonable expenses incurred by him in the performance of services under the agreement, including all travel and living expenses while away from home on business or at the request of and in the service of Choice in accordance with Company policy, (v) participation in all other retirement, health, welfare and fringe benefit plans and policies as generally afforded to the most senior executives of the Company, as are in effect from time to time, and (vi) additional payments on a fully grossed up basis to cover certain applicable federal, state and local income and excise taxes, if any, with respect to the provision of the automobile allowance, club membership and aircraft usage.

Mr. Haase

Mr. Haase, the Company’s Executive Vice President, Global Brands, Marketing & Operations, entered into a Severance Agreement with the Company effective January 25, 2008. The Severance Agreement provides for certain benefits upon specified termination events. These benefits and the termination events that trigger them are described under “Potential Payments upon Termination or Change in Control” below. Pursuant to Company action and policies, he currently receives a base salary of $360,000 per year, may participate in our annual incentive bonus plan with a target bonus equal to 55% of his base salary, and he will be eligible to receive annual awards to purchase Choice Common Stock and/or restricted stock, with the value of such annual awards to be determined by the Compensation Committee at its discretion. In addition, Mr. Haase is entitled to receive a monthly automobile allowance and to participate in all other fringe benefits afforded Choice employees of similar status.

Ms. Knight

Ms. Knight, the Company’s Senior Vice President, E-Commerce and Global Distribution, entered into a Severance Agreement with the Company effective January 28, 2008. The Severance Agreement provides for certain benefits upon specified termination events. These benefits and the termination events that trigger them are described under “Potential Payments upon Termination or Change in Control” below. Pursuant to Company action and policies, she currently receives a base salary of $258,000 per year, may participate in our annual incentive bonus plan with a target bonus equal to 45% of her base salary, and she will be eligible to receive annual awards to purchase Choice Common Stock and/or restricted stock, with the value of such annual awards to be determined by the Compensation Committee at its discretion. In addition, Ms. Knight is entitled to receive a monthly automobile allowance and to participate in all other fringe benefits afforded Choice employees of similar status.

Mr. Mirgon

As previously announced, Mr. Mirgon’s employment with the Company terminated on September 26, 2009. Prior to such termination, Mr. Mirgon was employed as Senior Vice President, Human Resources and Administration pursuant to an amended and restated employment agreement dated April 13, 1999, as further amended on January 23, 2008. The employment agreement provides for certain benefits upon specified termination events. In connection with his termination, Mr. Mirgon and Choice entered into a Release Agreement dated September 11, 2009, which provided for certain severance benefits in addition to those under his employment agreement. The additional benefits of both agreements are described under “Potential Payments upon Termination or Change in Control”.

Ms. Michel

Ms. Michel’s employment with the Company terminated on November 27, 2009. Ms. Michel entered into a Severance Agreement with the Company effective March 31, 2008. The Severance Agreement provides for certain benefits upon specified termination events. These benefits and the termination events that trigger them are described under “Potential Payments upon Termination or Change in Control” below. Pursuant to Company action and policies, she received a base salary of $350,000 per year, participated in our annual incentive bonus plan with a target bonus equal to 50% of her base salary, and she was eligible to receive annual awards to purchase Choice Common Stock and/or restricted stock, with the value of such annual awards to be determined by the Compensation Committee at its discretion. In addition, Ms. Michel was entitled to receive a monthly automobile allowance and to participate in all other fringe benefits afforded Choice employees of similar status.

Please see the “Potential Payments Upon Termination or Change in Control” section below for a more detailed discussion on the termination and severance provisions set forth in each employment agreement described above, as well as the severance and termination provisions and arrangements applicable to our other Named Executive Officers.

OUTSTANDING EQUITY AWARDS AT YEAR-END 2009

The following table provides information on the current holdings of stock options and stock awards by the Named Executive Officers. This table includes unexercised and unvested stock option awards, unvested restricted stock awards and unvested PVRSUs with performance conditions that have not yet been satisfied. The market value of the restricted stock and PVRSU awards is based on the closing market price of Choice’s stock as of December 31, 2009, which was $31.66. Because the PVRSUs will be earned, if at all, based on our three-year cumulative EPS performance as compared to the target EPS goal for the respective period (except for Mr. Joyce’s 2008 PBRSUs that will be earned, if at all, based upon our five-year cumulative average EPS growth rate) the market value of the PVRSUs and PBRSUs shown in the table is based on achievement of the “target” level of performance under the awards.

	Option Awards(1)					Stock Awards(2)
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Joyce	05/01/2008	62,400	187,203	34.98	05/01/2015
	05/01/2008					49,548	1,568,690
	05/01/2008							57,176	1,810,192
	02/08/2009	—	158,660	26.88	02/08/2016
	02/08/2009					14,416	456,411

White	12/20/2002	18,250	—	11.71	12/20/2012
	02/10/2003	1,500	—	10.1975	02/10/2013
	02/14/2005	8,000	2,000	29.92	02/14/2015
	02/12/2006					693	21,940
	09/13/2006					750	23,745
	02/11/2007					1,250	39,575
	12/11/2007	10,000	10,000	36.42	12/11/2014
	02/10/2008	4,768	14,305	33.08	02/10/2015
	02/10/2008							2,081	65,884
	02/08/2009	—	28,149	26.88	02/08/2016
	02/08/2009					2,558	80,986

Haase	02/07/2002	14,700	—	10.5825	02/07/2012
	02/10/2003	19,600	—	10.1975	02/10/2013
	02/14/2005	18,560	4,640	29.92	02/14/2015
	02/12/2006	7,711	2,571	48.75	02/12/2013
	02/11/2007	6,272	6,272	41.03	02/11/2014
	02/11/2007							1,495	47,332
	05/25/2007	12,500	12,500	38.7050	05/25/2014
	02/10/2008	6,170	18,512	33.08	02/10/2015
	02/10/2008							2,682	84,912
	03/21/2008					30,553	967,308
	02/08/2009	—	46,063	26.88	02/08/2016
	02/08/2009					4,185	132,497

Pepper	02/10/2003	18,750	—	10.1975	02/10/2013
	01/01/2005					2,000	63,320
	02/14/2005	13,600	3,400	29.92	02/14/2015
	02/12/2006	10,154	3,385	48.75	02/12/2013
	02/11/2007	7,650	7,650	41.03	02/11/2014
	02/11/2007							2,000	63,320
	05/25/2007					3,750	118,725
	02/10/2008	5,834	17,502	33.08	02/10/2015
	02/10/2008							2,575	81,525
	02/08/2009	—	46,063	26.88	02/08/2016
	02/08/2009					4,189	132,624

	Option Awards(1)					Stock Awards(2)
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Knight	02/25/2002	12,000	—	10.4575	02/25/2012
	02/10/2003	13,296	—	10.1975	02/10/2013
	02/14/2005					528	16,716
	02/12/2006					618	19,566
	02/11/2007	2,011	2,012	41.03	02/11/2014
	02/11/2007							567	17,951
	05/01/2007	5,000	5,000	37.625	05/01/2014
	02/10/2008	3,589	10,772	33.08	02/10/2015
	02/10/2008							1,609	50,941
	02/08/2009	—	31,361	26.88	02/08/2016
	02/08/2009					12,150	384,669

Mirgon	02/14/2005	19,200	4,800	29.92	02/14/2015
	02/12/2006	8,304	2,769	48.75	02/12/2013
	02/11/2007	6,000	6,000	41.03	02/11/2014
	02/11/2007							1,800	56,988
	02/10/2008	5,609	16,830	33.08	02/10/2015
	02/10/2008							2,467	78,105
	02/08/2009	—	34,393	26.88	02/08/2016
	02/08/2009					3,125	98,938

Michel	03/31/2008	6,249	18,751	34.11	03/31/2015
	03/31/2008							2,500	79,150
	03/31/2008					7,500	237,450
	02/08/2009	—	35,826	26.88	02/08/2016
	02/08/2009					3,255	103,053

(1)	The stock options listed above granted prior to December 20, 2005 vest at a rate of 20% per year, on each grant anniversary date, over the first five years of the ten-year option term. The stock options listed above granted on or after December 20, 2005 vest 25% per year, on each grant anniversary date, over the first four years of the seven-year term.
(2)	Restricted stock awards granted prior to December 20, 2005 vest at the rate of 20% each year for five years from the date of grant. Restricted stock awards granted on and after December 20, 2005 vest at the rate of 25% each year for four years from the date of grant, except for Mr. Haase’s 3/21/2008 award that vests over a three-year period beginning on the third anniversary of the grant date, and for 9,301 shares of Ms. Knight’s 2/8/2009 award that vests in its entirety at the end of a four-year period, based on the continued employment of the officer. PVRSUs are earned and vest upon the conclusion of a three-year performance period based on actual three-year cumulative EPS compared to the performance target. Mr. Joyce’s PBRSUs are earned and vest upon the conclusion of a five-year performance period based on targeted recurring growth in EPS.
(3)	Subsequent to December 31, 2009, the PVRSUs granted on February 11, 2007 vested at 70% of the performance target.

OPTION EXERCISES AND STOCK VESTED FOR 2009

The following table provides information for each of the Named Executive Officers on stock option exercises during 2009, including the number of shares acquired upon exercise and the value realized, and the number of shares acquired upon the vesting of stock awards and the value realized, each before payment of any taxes and broker commissions. Value realized is based on the closing market price of Choice Common Stock on the date of exercise or vesting, respectively.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)
Joyce	—	—	16,516	480,946
White(1)	—	—	3,068	83,403
Haase	—	—	4,895	129,499
Pepper	—	—	7,389	200,857
Knight	—	—	2,078	55,360
Mirgon	—	—	6,114	161,666
Michel	—	—	2,500	64,063

(1)	Mr. White elected to defer receipt of 3,068 shares otherwise issuable to him, for a value of $83,021. Mr. White elected to receive this deferred amount in a lump sum following termination of employment.

PENSION BENEFITS FOR 2009

Choice’s supplemental executive retirement plan (“SERP”) is a non-contributory defined benefit pension plan covering our Chief Executive Officer and other key executives approved by the Board of Directors. In 2009, each of the Named Executive Officers participated in the SERP. As disclosed above in the “Compensation Discussion and Analysis” under “Subsequent Modifications for Compensation in 2010”, the Board suspended participation, benefit accruals and vesting in the SERP effective December 31, 2009.

Pursuant to the SERP, retirement benefits are determined under a formula based on each participant’s years of service and “final average salary,” defined as a monthly salary based on the sum of: (a) an average of base salary earned in the highest 60 months out of, and (b) the monthly pro-rata of the average of the five highest bonus payments earned during, the 120 months of employment immediately prior to the normal retirement date, the early retirement date or other date of separation from service. The formula provides a benefit equal to 1% per year of service up to 15% and 1.5% per year of service thereafter up to 30%. Participants become vested in their benefits under the SERP upon completion of five years of service. Each of the participating Named Executive Officers, other than Mr. Joyce and Ms. Michel, were fully vested as of December 31, 2009. Benefits paid under the SERP are straight life annuity amounts, although participants have the option of selecting a joint and 50% survivor annuity (for those who are married or have a domestic partner) or ten-year guaranteed payments. The benefits are not subject to offset for social security and other amounts.

Pursuant to the Joyce Employment Agreement (as defined under “Employment Agreements” above), upon attaining age 55, Mr. Joyce is to be credited an additional ten years of service for purposes of the SERP. This provision was negotiated with Mr. Joyce at the time of his hire. Ms Michel is no longer eligible for any future SERP benefits.

Unreduced benefits are available upon retirement at age 65 (the normal retirement age under the plan), or upon retirement at age 55, provided the participant has a minimum of ten years of service. The SERP does not provide for early retirement with reduced benefits; if a participant terminates prior to age 65, or prior to age 55 with ten years of service, benefit payments commence on the first day of the month following his or her 65th birthday. Upon termination for cause, participants forfeit any accumulated benefit under the SERP, even if vested. Further, upon the death of a participant before payment has begun, his or her spouse (or domestic partner) is generally entitled to receive 50% of the participant’s vested SERP benefit.

All of the Named Executive Officers currently employed by the Company are entitled to an unreduced benefit at age 65, except Mr. Joyce who, pursuant to his employment agreement, will be eligible to receive unreduced benefits upon attaining age 55.

No participant is currently eligible for unreduced early retirement benefits under the SERP. However, pursuant to SEC rules, the benefits shown below assume that each executive will grow into eligibility for unreduced early retirement benefits and retire when first eligible (age 55 for most Named Executive Officers.)

Name	Plan Name	Number of Years of Credited Service		Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Joyce	SERP	12	(2)	1,670,929	—
White	SERP	7		162,806	—
Haase	SERP	9		456,745	—
Pepper	SERP	7		232,996	—
Knight	SERP	8		289,102	—
Mirgon(3)	SERP	12		445,633	—
Michel	SERP	1		0	—

(1)

Present value of each Named Executive Officer’s accumulated benefit under the SERP computed as of the same pension plan measurement date used for financial statement reporting purposes with respect to Choice’s 2009 audited financial statements, as required by the rules of the SEC. For a discussion of the assumptions used in quantifying the present value of each officer’s SERP benefit, see Note 14 to Choice’s audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009.

(2)	Reflects an additional ten years of service which will be credited to Mr. Joyce upon attaining age 55, in accordance with the terms of his Employment Agreement. The estimated value of the additional ten years of service credited to Mr. Joyce was $659,142 as of December 31, 2009.
(3)	Mr. Mirgon is eligible for the benefit at age 65. Per his severance agreement he will be credited with additional 18 months of service from September 27, 2009, therefore, he will have 14 years of credited service.

NON-QUALIFIED DEFERRED COMPENSATION FOR 2009

Executive Deferred Compensation Plan.    In 2002, Choice adopted the Choice Hotels International, Inc. Executive Deferred Compensation Plan (“EDCP”), which became effective January 1, 2003. Our Chief Executive Officer and other key executives approved by the Board (including each of the Named Executive Officers) are eligible to participate in the EDCP. During 2009, each of the Named Executive Officers, other than Ms. Knight participated in the EDCP. Participants in the EDCP are not entitled to participate in the Non-Qualified Plan described below.

Under the EDCP, participants may defer up to 90% of their base salary and up to 100% of their bonus each year. Choice matches up to 15% of any deferred salary under the EDCP and the Choice 401(k) plan, offset by the total matching contributions to which the participant is otherwise entitled under the 401(k) plan. The participant’s right to any Company match vests at 20% per year from the time the participant was first hired, with all past and future match amounts 100% vested after the participant’s fifth year of service. As of December 31, 2009, each of the participating Named Executive Officers, other than Mr. Joyce and Ms. Michel, was fully vested in their Company match amounts.

A participant may elect a return at either the annual yield of the Moody’s Average Corporate Bond Rate Yield Index plus 300 basis points (the “Moody’s Plus Rate of Return”), or a return based on a selection of investment options selected by the EDCP’s administrators, which are generally publicly available mutual funds or other indices. The preferential rate (i.e., 300 basis points) is intended to deliver a competitive retirement benefit when combined with the SERP benefit. However, as discussed above in the “Compensation Discussion and Analysis” under Subsequent Modifications for Compensation in 2010, the Board eliminated this investment option for deferrals of compensation earned after December 31, 2009. Participants may elect to change their investment options under the EDCP in accordance with Plan requirements.

Benefits commence under the EDCP upon the death of the participant (to the participant’s beneficiary), or, at the participant’s election, upon the participant’s termination of employment or, commencing in 2009 on a January designated by the participant, subject to any requirements imposed by 409A. If no election is made, benefits will commence upon termination of employment, subject to any requirements imposed by 409A. Benefits are payable in a lump-sum payment or in annual installments over a period of up to 20 years, as elected by the participant. If no election is made, benefits will be paid in a lump sum. Benefits will also automatically be paid in a lump sum if the amount payable as of any payout date is $100,000 or less.

In December 2008, the Company amended and restated the EDCP to comply with treasury regulations promulgated pursuant to 409A. The amendment and restatement, which became effective on January 1, 2009, only applies to that portion of each participant’s EDCP account balances that are subject to 409A (generally, those contribution amounts that became vested or were credited after 2004). The pre-2005 plan documents continue to apply to the remaining participant account balances under the EDCP.

Stock Deferral Program.    Each Named Executive Officer is entitled to defer all or any portion of any equity award (other than stock options). The executive may elect to defer the receipt of such equity until termination of their employment or until a specified future date. Any dividends or other distributions during the deferral period are credited to the executive’s deferred equity account and reinvested in the purchase of additional Choice Common Stock. In December 2008, the Company amended and restated the 2006 Long-Term Incentive Plan to comply with treasury regulations promulgated pursuant to 409A. This amendment became effective on January 1, 2009.

Non-Qualified Plan.    In 1997, Choice adopted the Choice Hotels International, Inc. Non-qualified Retirement Savings and Investment Plan (“Non-Qualified Plan”). Generally, Choice employees with gross earnings that are greater than 125% of the Internal Revenue Service (“IRS”) highly-compensated employee (“HCE”) limit, but who are not eligible to participate in the EDCP, are eligible to participate in the Non-Qualified Plan. None of the Named Executive Officers were eligible to participate in the Non-Qualified Plan in 2009. However, Mr. White retains an account balance under the plan related to his prior plan participation, and during 2009 Mr. Mirgon had an account balance under the plan related to his prior plan participation which balance was distributed in connection with Mr. Mirgon’s termination of employment.

In general, participants under the Non-Qualified Plan may elect to defer up to 90% of their base salary and up to 100% of their annual bonus, reduced by the deferral limit in effect under the Choice 401(k) plan (which was $16,500 for 2009). Choice matches up to 5% of any deferred salary under the Non-Qualified Plan, offset by the amount of matching contributions to which the participant is entitled under the 401(k) plan.

Name(1)	Plan Name	Executive Contributions 2009 ($)(2)	Registrant Contributions 2009 ($)(3)	Aggregate Earnings 2009 ($)(4)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance 2009 ($)
Joyce	EDCP	204,042	48,325	26,100	—	386,322
White	EDCP	91,798	10,825	39,556	—	458,293
	Non-Qualified Plan	—	—	17,213	—	83,411
	Stock Deferral Program	83,021	—	23,124	—	199,838
Haase	EDCP	404,924	24,120	320,520	—	3,662,779
	Stock Deferral Program	—	—	3,110	—	48,851
Pepper	EDCP	104,030	12,700	164,362	—	1,823,262
	Stock Deferral Program	—	—	13,014	—	188,250
Mirgon	EDCP	30,563	30,563	86,690	(382,456)	877,354
	Non-Qualified Plan	—	—	868	(16,916)	0
	Stock Deferral Program	—	—	60,457	—	947,807
Michel	EDCP	235,240	18,658	26,872	—	433,944

(1)	As discussed above, Ms. Knight does not participate in the Company’s non-qualified deferred compensation plans.
(2)	The following salary and bonus (non-equity incentive plan compensation) amounts are included in this column. The salary amounts represent 2009 base salary deferred by the officer during 2009. The bonus amounts represent the officer’s 2008 annual bonus which was paid and deferred in early 2009. The salary amounts below are included in the 2009 Salary column of the Summary Compensation Table above, while the 2008 annual bonus amounts are included in the 2009 Non-Equity Incentive Plan column of the Summary Compensation Table above.

Name	Salary ($)	2008 Annual Bonus ($)
Joyce	116,250	87,792
White	27,500	64,298
Haase	288,000	116,924
Pepper	45,000	59,030
Knight	0	0
Mirgon	30,563	0
Michel	169,615	65,625

(3)	Amounts in this column are included in the 2009 All Other Compensation column of the Summary Compensation Table above.

(4)	Of these amounts, the following earnings on each officer’s EDCP account, which represent guaranteed preferential earnings to each applicable Named Executive Officer under the EDCP, are included in the 2009 Change in Pension Value and Non-qualified Deferred Compensation Earnings column of the Summary Compensation Table above: $8,501, Mr. Joyce; $12,800, Mr. White; $103,691, Mr. Haase; $53,135, Mr. Pepper; $23,517, Mr. Mirgon; and $8,672, Ms. Michel.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

The tables below reflect the amount of compensation that could have been received by each of the Named Executive Officers (other than Mr. Mirgon and Ms. Michel) in the event such executive’s employment had terminated under the various applicable triggering events described below as of December 31, 2009. The amounts shown assume that such termination was effective as of December 31, 2009 and, for any equity-based payments or valuations, the closing stock price of Choice’s Common Stock on December 31, 2009, or $31.66 per share. Other than for Mr. Mirgon and Ms. Michel, the amounts shown are estimates only; the actual amounts to be paid to each executive will only be determinable at the time of his or her separation from Choice. In addition, certain benefits received by Mr. Mirgon and Ms. Michel in connection with their separation from Choice are discussed and shown below.

General Payments Made upon Termination

Regardless of the manner in which his or her employment terminates (or terminated, in the case of Mr. Mirgon and Ms. Michel), each of the Named Executive Officers is entitled to receive amounts earned during his or her term of employment. The following amounts are not included in the tables or narratives below and include:

•	base salary earned through the date of termination;

•	accrued but unpaid vacation pay earned through the date of termination;

•

annual incentive compensation earned during the fiscal year of termination, which for 2009 is reflected in the 2009 Non-Equity Incentive Plan Compensation column of the Summary Compensation Table above for each Named Executive Officer;

•	amounts contributed by the executive under the Choice 401(k) plan;

•	payments pursuant to our life insurance plan, available to all employees generally, which provides for one times base salary upon death;

•	except as otherwise noted below, the present value of each executive’s accumulated benefit under the SERP, as set forth in the Pension Benefits Table above; and

•	each executive’s account balance under the EDCP, Non-Qualified Plan and Stock Deferral Program, as applicable and as set forth in the Non-Qualified Deferred Compensation Table above.

With respect to deferred compensation plans, if the executive has previously elected to receive deferred amounts in the EDCP or Non-Qualified Plan in installments, the undistributed account balances will continue to be credited with increases or decreases reflecting changes in the investment options chosen by the executive.

Messrs. Joyce, White, Haase, and Pepper and Ms. Knight

Payments Made upon Constructive Termination or Termination without Cause

Messrs. Joyce and Haase, and Ms. Knight

Mr. Joyce

Pursuant to the Joyce Employment Agreement, if Mr. Joyce is “constructively terminated” within two years of May 1, 2008 (the effective date of the agreement), he will be entitled to receive for three years after the date of such constructive termination all forms of compensation under the Joyce Employment Agreement, except for ungranted stock options and restricted shares, use of the aircraft utilized by the Company, medical and dental benefits, reimbursement of business expenses and certain other fringe benefits. If Mr. Joyce is constructively terminated more than two years after May 1, 2008, he will be entitled to receive for the longer of the remainder of the term of the agreement (through May 1, 2013) or two years after the date of such constructive termination, all forms of compensation under the Joyce Employment Agreement, except for ungranted stock options and restricted shares, use of the aircraft utilized by the Company, medical and dental benefits, reimbursement of business expenses and certain other fringe benefits.

During the period of time he is entitled to receive the foregoing constructive termination payments, except for his initial grant of performance-based restricted stock units, granted on May 1, 2008 in the amount of 57,176 shares (“Initial PBRSUs”), all unvested shares of restricted stock and stock options are to continue to vest. Mr. Joyce is also entitled to pro-rated vesting for the Initial PBRSUs based upon the percentage of actual service through constructive termination if the performance targets are met.

The Joyce Employment Agreement also provides for a two-year non-compete and non-solicitation period. Pursuant to the non-compete, Mr. Joyce may not engage in any competing business in the U.S. or Canada in which, at the time of termination of his employment, Choice is materially engaged. As used in the Joyce Employment Agreement, a competing business means any business engaged in the mid-market or economy hotel franchising business or any other line of business that Choice is engaged in at the time of termination. The agreement also provides for a general confidentiality provision in favor of Choice.

Generally, “constructive termination” is defined under Mr. Joyce’s agreement as:

•	our removal or termination other than by expiration of the agreement or for cause, death, disability or resignation;

•	failure of Choice to place Mr. Joyce’s name in nomination for election to the Board;

•	assignment of duties inconsistent with the duties set forth in the agreement;

•	a decrease in the executive’s compensation or benefits;

•	a change in the executive’s title or line of reporting set forth in the agreement;

•	a significant reduction in the scope of the executive’s authority, position, duties or responsibilities;

•	the relocation of the executive’s office to a location more than 25 miles from his prior place of employment;

•	a change in Choice’s annual bonus program which adversely affects the executive; or

•	any other material breach of the agreement by Choice.

Mr. Haase & Ms. Knight

Under the Severance Agreements with Mr. Haase and Ms. Knight, if the executive elects to terminate for “good reason” or if the Company terminates the executive for any reason other than for “cause,” the executive is entitled to receive continued base salary for 18 months, payable in installments in accordance with Choice’s normal payroll practices and subject to standard deductions. Generally, “good reason” is defined under each agreement as a substantial change in the executive’s compensation or position and responsibilities. In addition, the executive will be entitled to any annual bonuses that would have otherwise been paid during the 18-month period at 100% of the applicable target. The executive will also be eligible to receive continued medical and dental benefits during the 18-month period to the same extent and at the same cost to the executive as applicable to Choice’s senior executives, with Choice to continue its employer contributions for such continued benefits. Optional deductions for items such as retirement plans and life insurance will cease on the termination date.

Choice is also obligated to provide the executive with its standard outplacement services for executive-level employees during the 18-month period, subject to termination in the event the executive secures new employment.

Pursuant to Mr. Haase’s and Ms. Knight’s Severance Agreements, each will continue to vest in any unvested stock options and other stock awards granted after the date of his/her severance agreement (January 25, 2008 and January 28, 2008, respectively) during the 18-month period.

As conditions to their continued receipt of the payments and benefits above, Mr. Haase and Ms. Knight have each agreed that if he or she becomes employed prior to the end of the 18-month period, Choice is entitled to offset the payments required above by the amount of any compensation earned by the executive as a result of new employment, including unemployment insurance benefits, social security insurance or like amounts. In addition, each executive must execute a release in favor of Choice, releasing Choice and its affiliates from any claims relating to the executive’s employment with Choice. The agreements also provide for an 18-month non-compete and non-solicitation period, and a general confidentiality provision in favor of Choice.

Messrs. White and Pepper

If Messrs. White or Pepper is terminated without cause by Choice, each executive is entitled to severance payments under the Choice Hotels International Severance Benefit Plan, which applies equally to all Company employees except for those employees who are subject to an employment agreement or non-competition, non-solicitation and severance agreement. Under the Choice Hotels International Severance Benefit Plan, each participant’s severance benefit, and the length of time after termination for which the participant is eligible for the benefit, is determined based on his or her base salary, position and years of service as of the termination date. In addition, each participant is entitled to continuation of medical and dental coverage during the severance period, at the same level the participant was receiving at termination.

Pursuant to the Choice Hotels International Severance Benefit Plan, corporate officers without a specifically applicable written agreement, which include each of Messrs. White and Pepper, are entitled to five weeks of base salary (as in effect at termination of employment) per year of service with Choice, with a minimum of twenty-six weeks of base salary and a maximum of seventy weeks. Additionally, if the termination occurs on or after June 30, the executive is entitled to receive a full bonus for the year in which the termination occurs. Assuming a termination as of December 31, 2009, each of Messrs. White and Pepper would be entitled to thirty-five weeks of continued base salary, payment of their 2009 incentive bonus, as well as continued medical and dental benefits during this period. The severance benefit terminates prior to the end of the severance benefit period provided under the Choice Hotels International Severance Benefit Plan upon the earlier to occur of (i) death of the participant, or (ii) employment with a new employer. In addition, the severance benefit is subject to the participant’s execution of a standard release agreement in favor of Choice.

Payments Made upon Death or Disability

Our disability program provides that each of the executives will receive an annual benefit equal to 70% of the previous year’s base salary and annual bonus, with such amount capped at $25,000 per month. In each case, the disability benefit continues until the executive reaches age 65.

Messrs. White, Haase, Pepper and Mirgon have a supplemental executive individual life insurance policy, paid for by Choice, in the amount of $1,000,000. Premiums on this policy are added to each executive’s taxable income for the year.

Pursuant to the Joyce Employment Agreement, if Mr. Joyce’s employment is terminated because of death or disability, then all of his unvested restricted stock and stock options continue to vest in accordance with their terms. Mr. Joyce is also entitled to pro-rated vesting of his Initial PBRSUs based upon the percentage of actual service through the date of death or disability if the performance targets are met.

Payments Made upon Termination Following Change of Control

Mr. Haase & Ms. Knight

For Mr. Haase and Ms. Knight, if his or her employment is terminated within 12 months following a “change of control,” and such termination is by Choice without cause, by him or her for constructive termination or good reason, each is entitled to receive:

•

a lump-sum severance payment of 200% of the executive’s base salary then in effect and the full amount of the previous year’s annual incentive bonus (or if no bonus was paid in the prior year, the maximum target bonus);

•

all unvested stock options and restricted stock will accelerate and vest in full and the performance periods for any outstanding PVRSUs will be deemed completed with the maximum level of performance attained; and

•	an amount equal to the excise tax charged to the executive, if applicable, as a result of the receipt of the payments and benefits described above.

While each of Mr. Haase and Ms. Knight is entitled to reimbursement of any excise tax charged to him or her pursuant to each executive’s Severance Agreement, none of his or her actual compensation earned during 2009 rose to the limit set forth by Section 280G(b) of the Internal Revenue Code wherein an excise tax would be imposed. Also, upon a change in control termination, Mr. Haase and Ms. Knight would be subject to the non-competition and non-solicitation provisions described above.

In addition to the other conditions applicable to Mr. Haase and Ms. Knight in order for each to receive his or her severance payments, as described above, the executive is required to execute a general release in favor of Choice in order to receive any severance payments upon a qualifying termination following a change in control.

Mr. Joyce

If, within 12 months after a “change in control,” Mr. Joyce is terminated, pursuant to the Joyce Employment Agreement, he is entitled to receive severance compensation. If such termination is within two years of May 1, 2008 (the effective date of the agreement), he will be entitled to receive all forms of compensation under the Joyce Employment Agreement (except for unvested stock options and restricted stock, use of the aircraft utilized by the Company, medical and dental benefits, reimbursement of business expenses and certain other fringe benefits), for three years after the date of such change of control termination. If such termination is more than two years after May 1, 2008, he will be entitled to receive all forms of compensation under the Joyce Employment Agreement (except for unvested stock options and restricted stock, use of the aircraft utilized by the Company, medical and dental benefits, reimbursement of business expenses and other certain fringe benefits), for the longer of the remainder of the term of the Joyce Employment Agreement or two and a half years after the date of such change of control termination.

During the period of time he receives the foregoing change of control severance payments, except for the Initial PBRSUs (as defined above), all unvested shares of restricted stock and stock options are to automatically become fully vested and any and all restrictions are to lapse immediately prior to the date of such change of control termination. Mr. Joyce is also entitled to pro-rated vesting for the Initial PBRSUs based upon the percentage of actual service through date of the change in control if the performance targets are met. With respect to PVRSUs that may be awarded in future years, any such shares will not continue to vest or become vested following any such change.

While Mr. Joyce is entitled to reimbursement of any excise tax charged to him pursuant to his agreement, as of December 31, 2008, Mr. Joyce’s actual compensation did not rise to the limit set forth by Section 280G(b) of the Internal Revenue Code wherein an excise tax would be imposed.

Upon a change in control termination, Mr. Joyce would be subject to the non-compete and non-solicitation provisions described above, and he would be required to execute a general release in favor of Choice in order to receive any of the above-described severance payments.

Generally, “change in control” is defined under the agreements described above as:

•	any person (with certain exceptions, including Mr. Bainum and his family members) becomes the beneficial owner of 33% or more of the outstanding voting securities of Choice;

•	individuals constituting the Board of Directors of Choice, and the successors of such individuals (as nominated by the Board or committee thereof), cease to constitute a majority of the Board;

•	a merger or other consolidation which results in Choice shareholders owning less than 65% of the surviving entity; and

•	the acquisition of Choice, a liquidation or sale of all or substantially all of the assets of Choice, or a tender offer for all or substantially all of the stock of Choice.

Mr. Joyce

The following table shows the potential payments upon termination, with or without a change of control, for Mr. Joyce:

Executive Benefits and Payments	Constructive Termination ($)	Termination Following Change-in- Control ($)		Disability ($)		Death ($)
Compensation:
Salary Continuation under Employment Agreement(1)	2,325,000	2,325,000		—		—
Annual Incentive Bonus(2)	2,325,000	2,325,000		—		—

Benefits & Perquisites:
Auto Allowance(3)	78,006	78,006		—		—
Disability Income(4)	—	—		4,600,000		—
Health and Welfare Benefits(5)	33,804	33,804		—		—
Life Insurance Benefits(6)	744	744		—		775,000
Club Membership(7)	51,120	51,120		—		—

Retirement Benefits
SERP(8)	769,001	769,001		—		384,500

Long-Term Incentives:
Stock Options(9)(10)	568,796	758,395		568,796		568,796	(9)
Restricted Stock Grants(11)(12)	1,910,998	2,025,100	(12)	568,796	(11)	1,910,998	(11)
PBRSUs(13)	—	—		—		—

(1)	Amount represents continued payment of Mr. Joyce’s base salary, based on his salary as of December 31, 2009, for three years through December 31, 2012.
(2)	Amount represents the estimated target incentive bonus amounts for fiscal years 2010, 2011, and 2012.
(3)	Amount represents continued payment of Mr. Joyce’s auto allowance, as in effect on December 31, 2002, for three years through December 31, 2012, on a fully grossed-up basis to cover applicable taxes payable to Mr. Joyce on such compensation.
(4)	Amount represents the aggregate of the current monthly benefit payments at $25,000 per month that Mr. Joyce would be entitled to receive under the Choice disability program as of December 31, 2009 through the month in which he reaches age 65.
(5)	Amount represents reimbursement of COBRA continuation of coverage premiums for Mr. Joyce and his family.

(6)	Amount represents the estimated cost of coverage for the life insurance policy provided by Choice to Mr. Joyce through December 31, 2012; however, the amount reflected under the heading “Death” is the estimated value of the proceeds payable to Mr. Joyce’s beneficiary upon death.
(7)	Amount represents continued payment of Mr. Joyce’s club membership, as in effect on December 31, 2009, through December 31, 2012, on a fully grossed-up basis to cover applicable taxes payable by Mr. Joyce on such compensation.
(8)	As of December 31, 2009, Mr. Joyce has no accrued vested benefit under the SERP; however, his employment agreement provides that he will be credited with 10 additional years of service upon attaining age 55. Amount represents the present value of the accumulated benefit under the SERP that Mr. Joyce would receive at age 55. Upon death, Mr. Joyce’s beneficiary is generally entitled to receive 50% of the SERP balance.
(9)	Upon constructive termination and upon death or disability, stock options will continue to vest through the original term of such option. Values presented represent the intrinsic value of the options based on a closing share price on December 31, 2009 of $31.66.
(10)	In the case of termination following a change of control, the stock option awards immediately vest. Values presented represent the intrinsic value of the options based on a closing share price on December 31, 2009 of $31.66.
(11)	Assuming constructive termination, death or disability on December 31, 2009, restricted stock will continue to vest through December 31, 2012. The values presented represent the value of the stock based on the closing price of our stock on December 31, 2009 of $31.66.
(12)	In the case of termination following a change of control, the restricted stock awards immediately vest. The values presented represent the value of the stock based on the closing price of our stock on December 31, 2009 of $31.66.
(13)	Upon constructive termination, death, disability or termination following a change of control, Mr. Joyce is entitled to a pro-rata vesting of the award if the performance target has been achieved for the period preceding the foregoing triggering events. As of December 31, 2009, the performance target had not been met.

Mr. White

The following table shows the potential payments upon termination, with or without a change in control, for Mr. White:

Executive Benefits and Payments	Termination Without Cause ($)	Termination Following Change-in- Control ($)	Disability ($)	Death ($)
Benefits & Perquisites:
Salary Continuation under Choice Hotels International Severance Benefit Plan(1)	137,500	137,500	—	—
Disability Income(2)	—	—	7,025,000	—
Health and Welfare Benefits(3)	8,120	8,120	—	—
Life Insurance Benefits(4)	2,359	2,359	—	1,275,000

Retirement Benefits
SERP(5)	74,927	74,927	74,927	37,464

Long-Term Incentives:
Stock Options(6)	—	138,032	—	—
Restricted Stock Grants(7)	—	166,247	—	—
PVRSUs(8)	—	131,769	—	—

(1)	Amount represents continuation of base salary, as in effect on December 31, 2009, for six months pursuant to the Choice Hotels International Severance Benefit Plan. Bonus amounts for 2010 could also become due depending upon the date of termination.

(2)	Amount represents the aggregate of the current monthly benefit payments at $25,000 per month that Mr. White would be entitled to receive under the Choice disability program as of December 31, 2009 through the month in which he reaches age 65.
(3)	Amount represents the estimated value of future premiums that Choice would pay on behalf of Mr. White under our medical and dental plans for continued coverage during the severance period.
(4)	Amount represents the estimated cost of coverage for the life insurance policy provided by Choice to Mr. White for six months; however, the amount reflected under the heading “Death” is the estimated value of the proceeds payable to Mr. White’s beneficiary upon his death.
(5)	Amount represents the present value of the accumulated benefit under the SERP, assuming termination on December 31, 2009. As of such date, Mr. White was not eligible for early termination under the SERP. Thus, amount reflects the present value of his benefit based on the normal retirement age under the SERP of 65. Upon death, Mr. White’s beneficiary is generally entitled to receive 50% of the SERP balance.
(6)	Amount represents the estimated value of such options, which would immediately vest upon a change in control. Values presented represent the intrinsic value of the options based on a closing share price on December 31, 2009 of $31.66.
(7)	Upon a termination following a change of control, the restricted stock awards immediately vest. The value has been calculated based on the closing stock price as of December 31, 2009 of $31.66.
(8)	Upon a termination following a change of control, unvested awards will accelerate and vest in full and the maximum performance level under the terms of the awards will be assumed to have been achieved. Values presented represent the value of the stock based on the closing share price on December 31, 2009 of $31.66 and achievement of the 200% vesting target.

Mr. Haase

The following table shows the potential payments upon termination, with or without a change of control, for Mr. Haase:

Executive Benefits and Payments	Termination For Good Reason ($)	Termination Following Change in Control ($)	Disability ($)	Death ($)
Compensation:
Salary Continuation under Severance Agreement(1)	540,000	—	—	—
Annual Incentive Bonus(2)	198,000	—	—	—

Benefits & Perquisites:
Cash Severance(3)	—	1,119,960	—	—
Health and Welfare Benefits(4)	24,360	—	—	—
Outplacement Services(5)	18,000	—	—	—
Disability Income(6)	—	—	4,825,000	—
Life Insurance Benefits(7)	1,853	—	—	1,360,000

Retirement Benefits
SERP(8)	210,205	210,205	210,205	105,103

Long-Term Incentives:
Stock Options(9)	110,091	220,181	—	—
Restricted Stock Grants(10)	388,674	1,099,805	—	—
PVRSUs(11)	84,912	264,488	—	—

(1)	Amount represents continued payment of Mr. Haase’s base salary, based on his salary as of December 31, 2009, for 18 months following termination.
(2)	Amount represents the estimated target incentive bonus amounts for fiscal year 2010 payable in February 2011.
(3)	Amount represents 200% of Mr. Haase’s base salary, based on his salary as of December 31, 2009 and the annual bonus for 2009 paid out in 2010.

(4)	Amount represents the estimated value of the future premiums that Choice would pay on behalf of Mr. Haase under our medical and dental plans for continued coverage for 18 months following termination.
(5)	Amount represents the estimated value of standard outplacement services for up to 18 months following termination.
(6)	Amount represents the aggregate of the current monthly benefit payments at $25,000 per month that Mr. Haase would be entitled to receive under the Choice disability program as of December 31, 2009 through the month in which he reaches age 65.
(7)	Amount represents the estimated cost of coverage for the life insurance policy provided by Choice to Mr. Haase for 18 months; however, the amount reflected under the heading “Death” is the estimated value of the proceeds payable to Mr. Haase’s beneficiary upon his death.
(8)	Amount represents the present value of the accumulated benefit under the SERP, assuming termination on December 31, 2009. As of such date, Mr. Haase was not eligible for early termination under the SERP. Thus, amount reflects the present value of his benefit based on the normal retirement age under the SERP of 65. Upon death, Mr. Haase’s beneficiary is generally entitled to receive 50% of the SERP balance.
(9)	For termination without cause, unvested options granted after January 25, 2008 will continue to vest through the term of Mr. Haase’s Severance Agreement for 18 months following termination. Values presented represent the intrinsic value of the options based on the closing share price on December 31, 2009 of $31.66. Unvested options immediately vest upon a change in control.
(10)	Amount represents the estimated value of restricted stock awards granted after January 25, 2008, which continue to vest through the term of Mr. Haase’s Severance Agreement, 18 months following termination, upon termination without cause and immediately vest upon a change of control. Values presented represent the intrinsic value of the options based on a closing share price on December 31, 2009 of $31.66.
(11)	Upon a termination following a change in control, unvested awards will accelerate and vest in full and the maximum performance level under the terms of the award will be assumed to have been achieved. Values presented represent the value of the stock based on the closing share price on December 31, 2009 of $31.66 and achievement of the 200% vesting target. For termination without cause, the PVRSUs granted after January 25, 2008 continue to vest through the term of Mr. Haase’s Severance Agreement, 18 months following termination.

Mr. Pepper

The following table shows the potential payments upon termination, with or without a change in control, for Mr. Pepper:

Executive Benefits and Payments	Termination Without Cause ($)	Termination Following Change-in- Control ($)	Disability ($)	Death ($)
Benefits & Perquisites:
Salary Continuation under Choice Hotels International Severance Benefit Plan(1)	150,000	150,000	—	—
Health and Welfare Benefits(2)	8,120	8,120	—	—
Disability Income(3)	—	—	6,825,000	—
Life Insurance Benefits(4)	1,078	1,078	—	1,300,00

Retirement Benefits
SERP(5)	107,230	107,230	107,230	53,615

Long-Term Incentives:
Stock Options(6)	—	226,097	—	—
Restricted Stock Grants(7)	—	314,669	—	—
PVRSUs(8)	—	289,689	—	—

(1)	Amount represents continuation of base salary, as in effect on December 31, 2009, for six months pursuant to the Choice Hotels International Severance Benefit Plan. Bonus amounts for 2010 could also become due depending upon the date of termination.

(2)	Amount represents the estimated value of the future premiums that Choice would pay on behalf of Mr. Pepper under our medical and dental plans for six months of continued coverage pursuant to the Choice Hotels International Severance Benefit Plan.
(3)	Amount represents the aggregate of the current monthly benefit payments at $25,000 per month that Mr. Pepper would be entitled to receive under the Choice disability program as of December 31, 2009 through the month in which he reaches age 65.
(4)	Amount represents the estimated cost of coverage for the life insurance policy provided by Choice to Mr. Pepper for six months; however, the amount reflected under the heading “Death” is the estimated value of the proceeds payable to Mr. Pepper’s beneficiary upon his death.
(5)	Amount represents the present value of the accumulated benefit under the SERP, assuming termination on December 31, 2009. As of such date, Mr. Pepper was not eligible for early termination under the SERP. Thus, amount reflects the present value of his benefit based on the normal retirement age under the SERP of 65. Upon death, Mr. Pepper’s beneficiary is generally entitled to receive 50% of the SERP balance.
(6)	Amount represents the estimated value of such options, which would immediately vest upon a change in control. Values presented represent the intrinsic value of the options based on a closing share price on December 31, 2009 of $31.66.
(7)	For termination following a change in control, the restricted stock awards immediately vest. The value has been calculated based on the closing stock price as of December 31, 2009 of $31.66.
(8)	Upon a termination following a change in control, unvested awards will accelerate and vest in full and the maximum performance level under the terms of the awards will be assumed to have been achieved. Values presented represent the value of the stock based on the closing share price on December 31, 2009 of $31.66 and achievement of the 200% vesting target.

Ms. Knight

The following table shows the potential payments upon termination, with or without a change of control, for Ms. Knight:

Executive Benefits and Payments	Termination For Good Reason ($)	Termination Following Change in Control ($)	Disability ($)	Death ($)
Compensation:
Salary Continuation under Severance Agreement(1)	387,000	—	—	—
Annual Incentive Bonus(2)	116,100	—	—	—

Benefits & Perquisites:
Cash Severance(3)	—	759,810	—	—
Health and Welfare Benefits(4)	24,360	—	—	—
Outplacement Services(5)	18,000	—	—	—
Disability Income(6)	—	—	5,125,000	—
Life Insurance Benefits(7)	372	—	—	258,000

Retirement Benefits
SERP(8)	136,170	136,170	136,170	68,085

Long-Term Incentives:
Stock Options(9)	74,953	149,906	—	—
Restricted Stock Grants(10)	192,335	420,941	—	—
PVRSUs(11)	50,941	137,784	—	—

(1)	Amount represents continued payment of Ms. Knight’s base salary, based on her salary as of December 31, 2009, for 18 months following termination.
(2)	Amount represents the estimated target incentive bonus amounts for fiscal year 2009 payable in February 2010.

(3)	Amount represents 200% of Ms. Knight’s base salary, based on her salary as of December 31, 2009 and the annual bonus for 2008 paid out in 2009.
(4)	Amount represents the estimated value of the future premiums that Choice would pay on behalf of Ms. Knight under our medical and dental plans for continued coverage for 18 months following termination.
(5)	Amount represents the estimated value of standard outplacement services for up to 18 months following termination.
(6)	Amount represents the aggregate of the current monthly benefit payments at $25,000 per month that Ms. Knight would be entitled to receive under the Choice disability program as of December 31, 2009 through the month in which she reaches age 65.
(7)	Amount represents the estimated cost of coverage for the life insurance policy provided by Choice to Ms. Knight for 18 months; however, the amount reflected under the heading “Death” is the estimated value of the proceeds payable to Ms. Knight’s beneficiary upon her death.
(8)	Amount represents the present value of the accumulated benefit under the SERP, assuming termination on December 31, 2009. As of such date, Ms. Knight was not eligible for early termination under the SERP. Thus, amount reflects the present value of her benefit based on the normal retirement age under the SERP of 65. Upon death, Ms. Knight’s beneficiary is generally entitled to receive 50% of the SERP balance.
(9)	For termination without cause, unvested options granted after January 28, 2008 will continue to vest through the term of Ms. Knight’s Severance Agreement for 18 months following termination. Values presented represent the intrinsic value of the options based on the closing share price on December 31, 2009 of $31.66. Unvested options immediately vest upon a change in control.
(10)	Amount represents the estimated value of such stock awards granted after January 28, 2008, which continue to vest through the term of Ms. Knight’s Severance Agreement, 18 months following termination, upon termination without cause and immediately upon a change of control. Values presented represent the intrinsic value of the options based on a closing share price on December 31, 2009 of $31.66.
(11)	Upon a termination following a change in control, unvested awards will accelerate and vest in full and the maximum performance level under the terms of the award will be assumed to have been achieved. Values presented represent the value of the stock based on the closing share price on December 31, 2009 of $31.66 and achievement of the 200% vesting target. For termination without cause, the PVRSUs granted after January 28, 2008 continue to vest through the term of Ms. Knight’s Severance Agreement, 18 months following termination.

Mr. Mirgon Release Agreement

In connection with Mr. Mirgon’s termination from Choice on September 26, 2009, Mr. Mirgon and Choice entered into a Release Agreement dated September 11, 2009. Pursuant to Mr. Mirgon’s amended and restated employment agreement, upon involuntary termination, Mr. Mirgon will continue to receive payment of his salary and benefits, and continue to participate in our annual incentive compensation plan, for an 18-month period, from September 27, 2009 to March 26, 2011 (the “Mirgon Severance Period”). The Release Agreement provides certain additional severance benefits to Mr. Mirgon in consideration of non-disparagement and non-solicitation obligations on Mr. Mirgon as well as a general release in favor of Choice.

Accordingly, pursuant to his employment agreement and Release Agreement, Mr. Mirgon is entitled to receive the following during the Mirgon Severance Period:

•	base salary;

•	monthly automobile allowance ($1,000 per month);

•	participation in the Choice Flexible Perquisites Program (his annual aggregate eligible reimbursement was $15,000 at termination);

•	payment of 2009 and 2010 incentive bonus at target;

•	medical and dental benefits to the same extent as at termination and with Choice to continue its employer contribution for such benefits;

•	long-term disability coverage substantially equivalent to his coverage during employment;

•	Choice to continue to pay premiums for converted basic and option life insurance;

•	reimbursement of cell phone charges, up to $200 per month;

•	participation, up to an aggregate reimbursement of $5,000, in Choice’s Executive Stay at Choice program which reimburses the executive for stays at Choice’s franchised hotels;

•	inclusion of the Mirgon Severance Period in calculation of “years of service” under the Supplement Executive Retirement Plan (SERP);

•	continued vesting of his outstanding and unvested stock options and restricted stock awards; and

•	continued payment of the premiums for Mr. Mirgon’s supplemental executive life insurance through July 2011.

The Release Agreement also provides that Mr. Mirgon will be eligible to participate in Choice’s Retiree Medical Program at the end of the Mirgon Severance Period, which provides medical coverage until age 65 to Mr. Mirgon under Choice’s medical plan. Mr. Mirgon is required to pay all premiums for such coverage. Mr. Mirgon is also entitled to outplacement services and retention of his home computer provided by Choice, subject to removal of all licensed software.

As conditions to his receipt of the payments and benefits above, Mr. Mirgon agreed that if he becomes employed during the Mirgon Severance Period, Choice is entitled to offset the salary and bonus payments required above with any new salary or bonus compensation earned by Mr. Mirgon, except that he is permitted to provide consultant service to non-competitors of Choice for up to $4,200 per month without offset. In addition, Mr. Mirgon was required to release Choice and its affiliates from all claims relating to his employment with Choice. Mr. Mirgon is also subject to confidentiality, non-compete, non-solicitation and non-disparagement provisions in favor of Choice.

Pursuant to the Release Agreement, Choice agreed to reimburse Mr. Mirgon’s legal fees up to $15,000 incurred in connection with negotiating the agreement. This amount is set forth in the All Other Compensation column of the Summary Compensation Table above.

The following table sets forth the payments made (or to be made, as applicable) to Mr. Mirgon in connection with his termination of employment with Choice on September 26, 2009. The amounts below do not include (i) the 2009 annual bonus paid to Mr. Mirgon; such amount is included in the 2009 Non-Equity Incentive Plan Compensation column of the Summary Compensation Table above, (ii) the value of the home computer previously provided by Choice and retained by Mr. Mirgon upon his termination, and (iii) the present value of Mr. Mirgon’s accrued benefit under the SERP, calculated through the end of the Mirgon Severance Period and set forth in such column of the Pension Benefits Table above. Mr. Mirgon will not begin to receive payments under the SERP until he attains age 65.

Payments and Benefits Upon Termination	Value ($)
Compensation:
Salary Continuation under Employment Agreement(1)	504,000
Annual Incentive Bonus(2)	336,000

Benefits & Perquisites:
Auto Allowance(3)	18,000
Flex Perquisite Program(4)	30,000
Legal Fees(5)	15,000
Health and Welfare Benefits	26,542
Outplacement Services(6)	50,000
Life & Disability Insurance Benefits(7)	11,969
Cellular Phone Reimbursement(8) Stay At Choice Benefits(9)	3,600 5,000

Long-Term Incentives:
Stock Options(10)	56,235
Restricted Stock(11) PVRSUs(12)	47,016 128,437

(1)	Of this amount, $90,462 is included in the 2009 All Other Compensation column of the Summary Compensation Table above. The remaining amount, or $413,538, represents continued salary through the end of the Mirgon Severance Period.
(2)	Of this amount, $168,000 is included in the 2009 Non-Equity Incentive Plan Compensation column of the Summary Compensation Table above. The remaining amount, $168,000, represents the target 2010 bonus, payable in February 2011.
(3)	Of this amount, $3,230 is included in the 2009 All Other Compensation column of the Summary Compensation Table above, and $14,769 represents the continuation of this benefit through the end of the Mirgon Severance Period.
(4)	Of this amount, $15,000 is included in the 2009 All Other Compensation column of the Summary Compensation Table above, and $15,000 represents the continuation of this benefit through the end of the Mirgon Severance Period.
(5)	This full amount is included in the 2009 All Other Compensation column of the Summary Compensation Table above.
(6)	Of this amount, $50,000 is included in the 2009 All Other Compensation column of the Summary Compensation Table above.
(7)	Of this amount, $7,366 is included in the 2009 All Other Compensation column of the Summary Compensation Table above, and $4,603 represents the continuation of this benefit through the end of the Mirgon Severance Period.
(8)	Of this amount, $600 is included in the 2009 All Other Compensation column of the Summary Compensation Table above, and $3,000 represents the continuation of this benefit through the end of the Mirgon Severance Period.
(9)	Of this amount, $3,111 is included in the 2009 All Other Compensation column of the Summary Compensation Table above, and $1,889 represents the continuation of this benefit through the end of the Mirgon Severance Period.

(10)	Amount represents the value of stock options vesting during the Mirgon Severance Period due to the continued vesting provision of Mr. Mirgon’s employment agreement. Amount represents the intrinsic value of the stock options vesting during this period, based on the closing stock price of $30.10 on September 25, 2009.
(11)	Amount represents the value of restricted stock vesting during the Mirgon Severance Period due to the continued vesting provision of Mr. Mirgon’s employment agreement. Amount represents the value of the restricted stock vesting during this period, based on the closing stock price of $30.10 on September 25, 2009.
(12)	Amount represents the value of PVRSUs vesting during the Mirgon Severance Period due to the continued vesting provision of Mr. Mirgon’s employment agreement. Amounts represent the value of PVRSUs vesting during the period, based on the closing stock price of $30.10 on September 25, 2009.

Ms. Michel Severance Agreement

Ms. Michel’s employment with Choice was terminated on November 27, 2009. Pursuant to her Severance Agreement with Choice dated March 31, 2008, upon involuntary termination, Ms. Michel will continue to receive payment of her salary and benefits, and continue to participate in our annual incentive compensation plan, for an 18-month period, from November 27, 2009 to May 26, 2011 (the “Michel Severance Period”). The Severance Agreement imposes non-disparagement and non-solicitation obligation on Ms. Michel and requires her to execute a general release in favor of Choice. This Release Agreement between Ms. Michel and Choice, dated December 28, 2009, provided for certain additional benefits.

Accordingly, pursuant to her Severance Agreement, Ms. Michel is entitled to receive the following during the Michel Severance Period:

•	base salary;

•	payment of the 2009 and 2010 incentive bonus at target;

•	medical and dental benefits to the same extent as at termination and with Choice to continue its employer contribution for such benefits; and

•	continued vesting of her outstanding and unvested stock options and restricted stock awards.

The Severance Agreement also provides for outplacement services. The Release Agreement provides for Ms. Michel to continue to participate in Choice Flexible Perquisite Program through December 4, 2009, and obligates Choice to reimburse Ms. Michel for any liability under her temporary housing lease. The Release Agreement also waives the 18-month non-competition restrictions on Ms. Michel contained in the Severance Agreement.

As conditions to her receipt of the payments and benefits above, Ms. Michel agreed that if she becomes employed during the Michel Severance Period, Choice is entitled to offset the salary and bonus payments required above with any new salary or bonus compensation earned by Ms. Michel. In addition, Ms. Michel was required to release Choice and its affiliates from all claims relating to her employment with Choice. Ms. Michel is also subject to confidentiality, non-solicitation and non-disparagement provisions in favor of Choice.

Pursuant to the Release Agreement, Choice agreed to reimburse Ms. Michel’s legal fees up to $5,000 incurred in connection with negotiating the agreement. This amount is set forth in the All Other Compensation column of the Summary Compensation Table above.

The following table sets forth the payments made (or to be made, as applicable) to Ms. Michel in connection with her termination of employment with Choice on November 27, 2009. The amounts below do not include the 2009 annual bonus paid to Ms. Michel; such amount is included in the 2009 Non-Equity Incentive Plan Compensation column of the Summary Compensation Table above.

Payments and Benefits Upon Termination	Value ($)
Compensation:
Salary Continuation under Severance Agreement(1) Annual Incentive Bonus under Severance Agreement(2)	525,000 350,000

Benefits & Perquisites:
Health and Welfare Benefits	16,041
Lease Reimbursement(3)	4,723
Legal Fees(4)	5,000
Outplacement Services (5)	18,000

Long-Term Incentives:
Stock Options(6)	77,384
Restricted Stock(7)	206,762
PVRSUs(8)	78,000

(1)	Of this amount, $33,654 is included in the 2009 All Other Compensation column of the Summary Compensation Table above. The remaining amount, or $491,346, represents continued salary through the end of the Michel Severance Period.
(2)	Of this amount, $175,000 is included in the 2009 Non-Equity Incentive Plan Compensation Column of the Summary Compensation Table above. The remaining $175,000 represents the target 2010 bonus payable in February 2011.
(3)	Of this amount, $4,723 is included in the 2009 All Other Compensation column of the Summary Compensation Table above.
(4)	Of this amount, $5,000 is included in the 2009 All Other Compensation column of the Summary Compensation Table above.
(5)	Of this amount, $18,000 represents the continuation of this benefit through the end of the Michel Severance Period.
(6)	Amount represents the value of stock options vesting during the Michel Severance Period due to the continued vesting provision of Ms. Michel’s Severance Agreement. Amount represents the intrinsic value of the stock options vesting during this period, based on the stock price on the date of Ms. Michel’s termination, which was $31.20.
(7)	Amount represents the value of restricted stock vesting during the Michel Severance Period due to the continued vesting provision of Ms. Michel’s Severance Agreement. Amount represents the value of the restricted stock vesting during this period, based on the stock price on the date of Ms. Michel’s termination, which was $31.20.
(8)	Amount represents the value of PVRSUs vesting during the Michel Severance Period due to the continued vesting provision of Ms. Michel’s Severance Agreement. Amounts represent the value of PVRSUs vesting during the period, based on the closing stock price of $31.20 on November 27, 2009.

NON-EXECUTIVE DIRECTOR COMPENSATION FOR 2009

During 2009, the program used to determine the cash and equity compensation payable to non-executive directors was altered. From January 1, 2009 up to the 2009 Annual Meeting of Shareholders on May 4, 2009, non-executive directors were entitled to receive cash and equity compensation in accordance with the following:

Prior Director Compensation Program

Compensation ($)
Annual Retainer—Stock
Members—Independent	110,000

Retainer—Cash
Audit Committee Chair	15,000
Compensation Committee Chair	7,500
Corporate Governance and Nominating Committee Chair	4,000
Diversity Committee Chair	4,000

Annual Meeting Fees
Board Meeting Fee	2,000
Committee Meeting Fee	2,000
Telephonic Meeting Fee	1,000
Lead Independent Director Fee	1,000

Other
Initial Stock Grant	50,000

Beginning on May 4, 2009, in connection with the Annual Meeting of Shareholders, the Board adopted a revised compensation program for non-executive directors. Among other changes, the revised compensation program removes the initial stock grant previously paid to new directors, and implements an up-front, full-year “retainer” system of cash compensation as opposed to the previous system in which cash compensation was earned and paid in part based on meeting fees which accrued on a per meeting basis. The annual retainer payments are made subsequent to each Annual Meeting of Shareholders and are made with respect to each director’s obligations up to the next year’s Annual Meeting of Shareholders. The revised compensation program is as follows:

Current Director Compensation Program

Compensation ($)
Annual Retainer—Stock
Members—Independent	120,000

Annual Retainer—Cash(1)
Board Member (up to 7 meetings)	30,000
Audit Committee Member (up to 6 meetings)	10,000
Compensation Committee Member (up to 4 meetings)	6,000
Corporate Governance and Nominating Member (up to 2 meetings)	3,000
Audit Committee Member (up to 2 meetings)	3,000
Diversity Committee Member (up to 2 meetings)	3,000
Audit Committee Chair	15,000
Compensation Committee Chair	7,500
Corporate Governance and Nominating Chair	4,000
Diversity Committee Chair	4,000
Lead Independent Director	6,000

Excess Meeting Fees
Each In-Person Meeting in Excess of Expected Activity Level	2,000
Each Telephonic Meeting in Excess of Expected Activity Level	1,000

(1)	Committee Chairs also receive the applicable Committee Member Retainer.

The following table illustrates the compensation paid to non-employee directors during 2009, which includes payments under the prior program, and, effective May 4, 2009, payments under the current program:

Name(1)	Fees Earned or Paid in Cash($)(2)	Stock Awards($)(3)	All Other Compensation($)(4)	Total ($)
Fiona P. Dias	37,000	110,006	5,107	152,113
Scott A. Renschler	28,000	110,006	636	138,642
William L. Jews	37,000	110,006	0	147,006
John T. Schwieters	61,000	110,006	1,418	172,424
Ervin R. Shames	64,500	110,006	475	174,981
Gordon A. Smith	30,000	110,006	0	140,006
David C. Sullivan	46,000	110,006	0	156,006

(1)	Mr. Joyce is not included in the table as he served as an employee of Choice during 2009 and does not receive any compensation for his role as director. Stewart Bainum, Jr., Chairman of the Board, is also an employee of Choice and does not receive compensation for his services as a director. Pursuant to the terms of Mr. Bainum’s employment contract, he is paid an annual salary of $200,000, may participate in the Choice 401(k) and non-qualified deferred compensation plans and is furnished with suitable office space and secretarial assistance, with access to telephone, computer, fax and other reasonable and necessary office space and office supplies.
(2)	Represents the amount of cash compensation earned in 2009 for Board and committee service, under both of the prior and current compensation programs. Additionally, amounts include a one-time payment of $2,000 to each member of the Audit Committee, and a one-time payment of $1,000 to each member of the Diversity Committee.
(3)	Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. As of December 31, 2009, each director had the following aggregate number of deferred shares accumulated in their deferral accounts for all years of service as a director, including additional shares credited as a result of reinvestment of dividend equivalents: Fiona P. Dias, 12,024; William L. Jews, 4,465; John T. Schwieters, 11,242; Ervin R. Shames, 14,429; Gordon A. Smith, 12,681; David C. Sullivan, 9,098; and Scott A. Renschler, 1,590.
(4)	This column includes reimbursements processed in 2009 for spousal travel and the Stay at Choice program which provides reimbursements to directors when staying at Choice hotels.

PROPOSAL 2—APPROVAL OF AMENDMENTS TO

THE CHOICE HOTELS INTERNATIONAL 2006 LONG-TERM INCENTIVE PLAN

On March 3, 2010, the Board adopted amendments to the Choice Hotels International, Inc. 2006 Long-Term Incentive Plan, as amended (the “Plan”), certain of which are subject to shareholder approval. We are asking our shareholders to approve these amendments. These amendments would:

(1)	Increase the number of shares reserved for issuance under the Plan from 3,200,000 to 4,600,000.

(2)	Increase the number of shares that may be issued as stock awards or stock unit awards from 1,200,000 to 2,243,478.

(3)	Implement, for all awards after April 29, 2010, a minimum three-year vesting requirement for service-based restricted stock awards and stock unit awards and one-year minimum vesting requirement for performance-vesting stock awards and restricted stock unit awards, with up to five percent of shares reserved for issuance under the Plan carved out for the foregoing requirements.

(4)	Provide that awards for non-employee directors will be made solely by non-employee directors.

(5)	Prohibit the exchange of out-of-money options for any other type of award or cash.

(6)	Eliminate the excise tax gross-up provision.

If our shareholders do not approve the amendments to the Plan, the increase of number of shares reserved under the plan and the increase in the number of shares available to be granted as stock awards or stock unit awards will not be implemented. Shareholder approval of those amendments to the Plan is required by the NYSE.

The purpose of the proposed amendments to increase the number of shares reserved under the plan and to increase the number of shares to be available to be granted as stock awards or stock units is primarily to ensure that adequate shares remain available for issuance under the Plan to allow the Company to continue to attract and retain highly qualified directors, officers and employees and other persons, and to motivate such persons to continue service to the Company. The Company believes that the ability to award equity compensation under the Plan is a valuable incentive and ultimately helps align the interest of recipients with those of our shareholders. The remaining amendments are intended to revise the Plan in certain respects to reflect the Company’s commitment to good governance practices and conform to current trends in compensation policies. Accordingly, the Board believes that approval of the amendments to the Plan is in the best interest of the Company and its shareholders.

Approval of the Plan, as amended, will also constitute approval of the material terms of the performance goals contained in the Plan for purposes of enabling the Company to meet requirements under Section 162(m) of the Internal Revenue Code (“Section 162(m)”) for tax deductibility of amounts paid under the Plan.

As of March 12, 2010, there were 2,647,076 shares of our common stock subject to outstanding grants and 522,924 shares available for future grants under the Plan, consisting of 83,095 full value shares and 469,829 stock options.

The material features of the Plan, as proposed to be amended, are summarized below. The following summary does not purport to be complete, and is subject to and qualified in its entirety by reference to complete text of the Plan, as amended, and the proposed amendments, which are included hereto as Appendix A and B, respectively.

General

The total number of shares reserved for issuance under the Plan is 4,600,000. The maximum number of shares that may be issued as stock awards or stock unit awards is 2,243,478. The maximum number of shares of stock underlying options that may be issued to any person in a calendar year is 250,000. The maximum number of shares of stock underlying restricted stock or restricted stock units that may be issued to any person in a calendar year is 250,000. The maximum number of shares underlying a performance award that may be issued to any person in a calendar year is 250,000.

Shares of Common Stock issued under the Plan may be authorized but unissued shares, reacquired shares or both. The number of shares considered issued under the Plan equals the number of shares issued upon exercise or settlement of an award. However, shares retained by or delivered to the Company to pay the exercise price or withholding taxes arising under an award, shares retained by or delivered to the Company to pay the exercise price or withholding taxes arising under an award and unissued shares resulting from settlement of stock appreciation rights in stock or net settlement of a stock option do not again become eligible for issuance as future awards under the Plan.

As of March 12, 2010 the closing price of the Company’s common stock was $34.93 as reported on the NYSE. Also, as of March 12, 2010, there were 12 executive officers, approximately 110 other employees and 7 non-employee directors of the Company and its subsidiaries who were eligible to participate in the Plan. Because participation and the types of awards under the Plan are discretionary, the benefits or amounts that will be received by any participants or groups of participants if the amendment of the Plan is approved are not currently determinable.

Unless terminated earlier by action of the Board, the Plan will terminate on February 13, 2016.

Description of the Plan

Administration. The Compensation Committee (“Committee”) will administer the Plan (subject to the Board’s discretion to designate any other committee or subcommittee to administer the plan.)

Eligibility. Any employee, officer or director of the Company or any of its affiliates is eligible to receive an award under the Plan.

Options. Stock option grants may be either incentive stock options (within the meaning of Section 422 of the Code) or non-qualified stock options (options that do not qualify as incentive stock options for federal income tax purposes). The exercise price of an option cannot be less than the fair market value of a share on the grant date, unless granted in connection with a merger or acquisition as a replacement for options held by optionees of the acquired entity. The duration of incentive stock options cannot exceed ten years, or five years if granted to a ten percent Shareholder. If an incentive stock option is granted to an individual ten percent shareholder, the exercise price must be at least 110% of the fair market value on the grant date.

Participants may exercise their options in whole or in part. The exercise of an option may be paid in cash, stock or in a combination of cash and stock.

The Plan prohibits repricing of stock options and the exchange of out-of-money options for other awards or cash without shareholder approval.

Other Awards. The Committee may grant stock subject to vesting restrictions; stock appreciation rights providing the right to the monetary equivalent of the increase in the value of a specified number of the Company’s shares over a specified period of time after the right is granted; restricted stock units, which are a conditional right to receive a share of stock in the future, subject to restrictions, including vesting restrictions; and performance-based and non-performance based incentive awards, ultimately payable in stock or cash or a combination thereof, which may be multi-year and/or annual incentive awards subject to achievement of specified performance goals tied to business criteria described below.

Performance Goals. In establishing performance goals for awards intending to comply with Section 162(m) of the Code to be granted to covered employees, the Company will use one or more of the following business criteria either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or subsidiary, either individually, alternatively, or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to a previous year’s results or to a designated comparison group, in each case as specified by the Committee in the award: operating income; earnings before interest, taxes, depreciation and amortization; earnings; cash flow; market share; sales or revenue; expenses; profit/loss or profit margin; working capital; return on equity or capital; earnings per share; stock price; price/earnings ratio; debt or debt-to-equity; balance sheet measurements; cash or assets; liquidity; economic value added (“EVA”); operations, mergers and acquisitions or divestitures; financing; franchisee operations; room occupancy rates; room turnover; customer satisfaction; revenue and/or royalties per available room; executed franchise contracts; and number of franchisees.

Adjustments. In the event of a change in capital structure, including any stock dividends, stock split-ups, sub-divisions or consolidations of stock, or transactions involving stock, the Committee has the discretion to adjust the maximum number of shares that may be granted under this Plan, the annual award limits, and the terms of any outstanding award to prevent the dilution or enlargement of benefits intended under the Plan.

Amendment and Termination. The Board may at any time and for any reason amend or terminate the Plan, except that no alteration of amendment will be effective without shareholder approval if such approval is required by law, regulation, rule or order. Additionally, no termination or amendment may adversely alter or affect the terms of any outstanding awards without the consent of the affected participant.

Tax Consequences of the Plan

The following discussion of the federal income taxes of the Plan is intended to be a summary of the applicable federal laws as currently in effect. Foreign, state, and local tax consequences may differ and laws may be amended or interpreted differently during the term of the Plan or awards granted thereunder. Because federal income tax rules governing awards and related payments are complex and subject to frequent change, award holders are advised to consult their individual tax advisors.

Stock Options: Incentive stock options and non-qualified stock options are treated differently for federal income tax purposes. Incentive stock options are intended to comply with the requirements of Section 422 of the Code. Non-qualified stock options do not comply with such requirements.

Only employees, and not non-employee directors, can be granted incentive stock options. An optionee is not taxed on the grant or an exercise of an incentive stock option. The difference between the exercise price and the fair market value of the shares on the exercise date will, however, be a preference item for purposes of the alternative minimum tax. If an optionee holds the shares acquired upon exercise of an incentive stock option for at least two years following the option grant date and at least one year following the exercise, the optionee’s gain, if any, upon a subsequent disposition of such shares is long-term capital gain. The measure of the gain is the difference between the proceeds received on disposition and the optionee’s basis in the shares (which generally equals the exercise price). If an optionee disposes of stock acquired pursuant to an exercise of an incentive stock option before satisfying the one and two-year holding periods as described above, the optionee will generally recognize both ordinary income and capital gain in the year of the disposition. The amount of ordinary income will be the lesser of (i) the amount realized upon disposition less the optionee’s adjusted basis in the stock (usually the exercise price) or (ii) the difference between the fair market value of the stock on the exercise date and the option price. The balance of the consideration received on such a distribution will be long-term capital gain if the stock had been held for at least one year following the exercise of the incentive stock option and otherwise will be short-term capital gain. The Company is not entitled to an income tax deduction on the grant or exercise of an incentive stock option or on the optionee’s disposition of the shares after satisfying the holding requirement described above. If the holding periods are not satisfied, the Company will be entitled to a deduction in the year the optionee disposes of the shares in an amount equal to the ordinary income recognized by the optionee.

In order for an option to qualify for incentive stock option tax treatment, the grant of the options must satisfy various conditions (e.g., the limitation of $100,000 of stock underlying incentive stock options that may vest in one year) and the option holder must satisfy certain conditions, including exercising the option while an employee or within a short period of time after ceasing to be an employee, and holding the shares acquired upon exercise of the option for a specified period of time. In the event an option intended to be an incentive stock option fails to so qualify, it will be taxed as a non-qualified stock option as described in the next paragraph.

An optionee is not taxed on the grant of a non-qualified stock option. On exercise, however, the optionee recognizes ordinary income equal to the difference between the option price and the fair market value of the shares acquired on the date of exercise. The Company is entitled to an income tax deduction in the year of exercise in the amount recognized by the optionee as ordinary income. Any gain (or loss) on subsequent disposition of the shares is long-term capital gain (or loss) if the shares are held for at least one year following exercise. The Company does not receive a deduction for this gain.

Stock Appreciation Rights: The grant of a SAR is generally not a taxable event for a participant. Upon exercise of the SAR, the participant will generally recognize ordinary income equal to the amount of cash and/or the fair market value of any shares received. The Company will be entitled to a tax deduction at the same time for the same amount. If the SAR is settled in shares, the participant’s subsequent sale of the shares generally will give rise to capital gain or loss equal to the difference between the sale price and the ordinary income recognized when the participant received the shares, and these capital gains (or losses) will be taxable as long-term capital gains if the participant held the shares for more than one year.

Restricted Stock and Restricted Stock Units: Grantees of restricted stock or restricted stock units do not recognize income at the time of the grant of such restricted stock or restricted stock units. However, when the restricted stock or restricted stock units vest or are paid, as applicable, grantees generally recognize ordinary income in an amount equal to the fair market value of the stock or units at such time, and the Company will receive a corresponding deduction.

Company Deduction and Section 162(m): For the individual serving as the chief executive officer of the Company at the end of the taxable year, and for the individuals serving as officers of the Company or a subsidiary at the end of such year who are among the three highest compensated officers (other than the chief financial officer) for proxy reporting purposes, Section 162(m) of the Code limits the amount of compensation otherwise deductible by the Company and its subsidiaries for such year to $1,000,000 for each such individual except to the extent that such compensation is “performance-based compensation.” The Company expects that non-qualified stock options and incentive stock options should qualify as performance-based compensation. The Committee may establish performance conditions and other terms with respect to grants of restricted stock and restricted stock units in order to qualify such grants as performance-based compensation for purposes of Section 162(m) of the Code. At the time of grant, the Committee will determine the extent to which such grant will be performance-based compensation for purposes of Section 162(m) of the Code. In addition, the Committee will certify the extent to which the performance criteria have been satisfied before any payment is made that is intended to qualify as performance-based compensation.

The material terms of performance-based compensation, including eligibility, individual limits and performance goals described above, must be approved by the shareholders at least every five years as required by Section 162(m) of the Code. Approval of the material terms will extend approval of the material terms for an additional five years.

Tax Withholding: To the extent required by applicable federal, state, local or foreign law, a participant shall be required to satisfy, in a manner satisfactory to the Company, any withholding tax obligations that arise by reason of an award.

Vote Required

The accompanying proxy will be voted in favor of the proposal unless the shareholder indicates to the contrary on the proxy. The proposal will be approved by the vote of a majority of the shares present in person or by proxy and voting on the proposal provided that the total votes cast on the proposal represent over 50% of the issued and outstanding shares of the Company.

Board Recommendation

The Board recommends a vote FOR the approval of the amendments to the Choice Hotels International, Inc. 2006 Long-Term Incentive Plan.

PROPOSAL 3—APPROVAL OF MATERIAL TERMS

FOR CHIEF EXECUTIVE OFFICER INCENTIVE COMPENSATION

General

The shareholders of the Company are asked to consider and vote upon a proposal to approve the material terms for the payment of cash incentive compensation to the Company’s chief executive officer. If the shareholders approve this proposal, the compensation paid pursuant to such material terms will be fully deductible by the Company under Section 162(m) of the Code.

Section 162(m) of the Code generally provides that no federal income tax business expense deduction is allowed for annual compensation in excess of $1 million paid by a publicly-traded corporation to its chief executive officer and three other most highly compensated officers excluding the chief financial officer (the “covered executive officers”), as determined in accordance with the applicable rules under the Exchange Act. However, under the Code there is no limitation on the deductibility of “qualified performance-based compensation.” Qualified performance-based compensation by the Company must be paid solely on account of the attainment of one or more objective performance goals established in writing by the Compensation Committee while the attainment of such goals is substantially uncertain. Performance goals may be based on one or more business criteria that apply to an individual, a business unit or the Company as a whole, and may be measured on an absolute basis or on a relative basis and on a GAAP or non-GAAP basis. The Compensation Committee is prohibited from increasing the amount of compensation payable if a performance goal is met, but may reduce or eliminate compensation even if such performance goal is attained. Shareholders must approve the types of performance goals and the maximum amount that may be paid to covered executive officers or the formula used to calculate such amount.

Performance Goals

Payment of a cash incentive to the chief executive officer intended to satisfy the requirements for qualified performance-based compensation will be contingent upon the attainment of one or more performance goals (which may be stated as alternative goals) established in writing by the Compensation Committee for the chief executive officer for each performance period. Performance goals will be based on one or more of the following business criteria:

(1)	operating income;

(2)	earnings before interest, taxes, depreciation and amortization (“EBITDA”);

(3)	earnings;

(4)	cash flow;

(5)	market share;

(6)	sales or revenue;

(7)	expenses;

(8)	profit/loss or profit margin;

(9)	working capital;

(10)	return on equity or capital;

(11)	earnings per share;

(12)	stock price;

(13)	price/earnings ratio;

(14)	debt or debt-to-equity;

(15)	balance sheet measurements;

(16)	cash or assets;

(17)	liquidity;

(18)	economic value added (“EVA”);

(19)	operations;

(20)	mergers and acquisitions or divestitures;

(21)	franchisee operations;

(22)	average daily room rates;

(23)	room occupancy rates;

(24)	room turnover;

(25)	customer satisfaction;

(26)	revenue and/or royalties per available room;

(27)	executed franchise contracts; and/or

(28)	number of franchises.

The maximum cash incentive compensation amount that may be earned in a 12 month performance period by the chief executive officer shall be $3,000,000. The maximum cash incentive compensation amount that may be earned in a performance period greater than 12 months by the chief executive officer shall be $6,000,000.

It is the Compensation Committee’s policy to seek to qualify executive compensation for deductibility to the extent that such policy is consistent with the Company’s overall objectives in attracting, motivating and retaining its executives. The Compensation Committee from time to time may approve payment of discretionary annual incentive compensation based on business criteria other than the foregoing performance goals. Any such discretionary compensation would not qualify for the exclusion from the $1 million limitation of deductible compensation under Section 162(m).

Payment of incentive compensation for fiscal 2010 to the chief executive officer will be subject to attainment of one or more of the performance goals described above. The incentive compensation that would be payable in the future based on such performance goals cannot be determined, because the payment of such compensation would be contingent upon attainment of the pre-established performance goals, the maximum amount of such compensation would depend on the Company’s performance for the applicable performance period, and the actual incentive compensation paid the chief executive officer may reflect exercise of the Compensation Committee’s discretion to reduce the incentive compensation otherwise payable upon attainment of the performance goal.

Upon shareholder approval of the material terms described above, certain performance based compensation earned by the chief executive officer in 2010 through 2015 will qualify for the exclusion from the $1,000,000 limitation of deductible compensation under Section 162(m). The maximum cash incentive payment that may be paid to him pursuant to such incentive compensation in 2010 is $1,670,000.

Vote Required

The accompanying proxy will be voted in favor of the proposal unless the shareholder indicates to the contrary on the proxy. The proposal will be approved by the vote of a majority of the shares present in person or by proxy and voting on the proposal.

Board Recommendation

The Board recommends a vote FOR the approval of the material terms for payment of chief executive officer incentive compensation.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company’s policy for the review and approval of related person transactions is contained in the Company’s written Amended and Restated Basic Policies of the Board of Directors. This policy requires Board approval of any material transactions between the Company and its directors, officers, shareholders, employees or agents and affiliates. For this purpose, the Company’s Legal Department determines which transactions may be viewed as material transactions requiring Board approval under the policy. Except as described in this paragraph, the Board does not apply pre-determined standards in reviewing material transactions. Board approval is also required for investments by directors, officers or employees in certain entities that compete with, supply to or purchase from the Company unless such investments are in securities of a company that is listed on a national securities exchange or is regularly traded by national securities dealers (provided that the investments do not exceed one percent of the market value of the outstanding securities of such company). Investments in Manor Care, Inc. and Sunburst Hospitality Corporation and their affiliates are exempted from the policy. Set forth below is information regarding certain transactions in which our executives, directors or entities associated with them had a direct or indirect material interest.

Sunburst Hospitality Corporation (“Sunburst”) is one of the Company’s franchisees, with a portfolio of 25 Choice franchised hotels as of December 31, 2009. The Chairman of the Board, Stewart Bainum, Jr., along with other Bainum family members, owns a controlling interest in Sunburst. Total revenue paid by Sunburst to the Company for franchising, royalty, marketing and reservation fees for 2009 was approximately $4.5 million. The franchise agreements require the payment of certain fees and charges, including the following: (a) a royalty fee of between 1.93% and 5.0% of monthly gross room revenues; (b) a marketing fee of between 0.7% and 2.5% of monthly gross room revenues plus $0.28 per day multiplied by the specified room count; and (c) a reservation fee of 0.88% to 1.75% of monthly gross room revenues (or 1% of monthly gross room revenues plus $1.00 per room confirmed through Choice’s reservation system). The marketing fee and the reservation fee are subject to reasonable increases during the term of the franchise if the Company raises such fees uniformly among all its franchisees, generally.

In connection with Sunburst’s recapitalization in 2000, Choice and Sunburst entered into an Omnibus Amendment of the franchise agreements. The Omnibus Amendment provides that (i) Sunburst shall pay an application fee of $20,000 on all future franchise agreements, and (ii) no royalties, marketing or reservation fees shall be payable for a period of two years for the next ten franchise agreements entered into after December 28, 1998, (iii) Sunburst is not required to pay liquidated damages upon the termination of any franchise agreements unless the related hotel owned by Sunburst that carried a Choice Hotels brand is not sold by Sunburst within three years from the date such hotel was reflagged with a different non-Choice Hotels brand, in which case liquidated damages will be paid with respect to any such hotel; not to exceed a maximum of $100,000, (iv) if Sunburst sells any property that is the subject of an existing Franchise Agreement with Choice Hotels, if that property is not past due on any fees and (a) is not failing a quality assurance review, Choice Hotels will enter into a new Franchise Agreement on customary market terms with the buyer (without addendum or property improvement plan), or (b) is failing a quality assurance review, Choice Hotels will enter into a Franchise Agreement on customary market terms with a property improvement plan containing only those items necessary to pass such quality assurance review.

The Company entered into an Amended and Restated Employment Agreement with its Chairman of the Board, Stewart Bainum, Jr., in 2008. Pursuant to which, Mr. Bainum is paid an annual salary of $200,000, may participate in the Choice 401(k) and non-qualified deferred compensation plans and is furnished with suitable office space and secretarial assistance, with access to telephone, computer, fax and other reasonable and necessary office services.

In October 2007, the Company entered into a lease for certain office space in Chevy Chase, Maryland, for the purpose of providing office space to Stewart Bainum, Sr., a principal shareholder of the Company. The terms of the lease require the Company to make rent payments totaling approximately $360,250 during the initial five-year term. The Company currently provides use of the entire leased space to Stewart Bainum, Sr. free of charge and reimburses him for the taxes incurred related to the personal use of the office space, which reimbursements are approximately $40,000 per year.

The Company subleases space in its Silver Spring, Maryland headquarters complex for use by the Commonweal Foundation (“Commonweal”), a non-profit organization that supports educational programs and projects assisting disadvantaged youth. Barbara Bainum, the sister of Stewart Bainum, Jr., is the Chairman of the Board of Commonweal and other Bainum family members, including Scott A. Renschler and Stewart Bainum, Sr., the father of our Chairman, are members of the Board of Directors of Commonweal. Ms. Bainum served on the Company’s Board of Directors from 1996 until 2004. Beginning in August 2004, the Company has donated a portion of the value of the subleased space to Commonweal. The Company is able to claim a deduction for the value of that portion of the subleased space, based on the Company’s costs under the master lease. Mr. Bainum pays the remaining portion of rent for the space used by Commonweal. During 2009, the Company received rent payments of $41,000 from Mr. Bainum. The rental payments under the sublease are a pass through of the Company’s costs under the master lease. As such, the Company believes the sublease is on terms at least as favorable as if obtained from non-related parties. Beginning in April of 2010 and continuing through March 2013 (which is the expiration date of the Company’s master lease), the Company will begin donating the entire space utilized by Commonweal, at which point Mr. Bainum will no longer make payments to Choice with respect to Commonweal’s use of the subleased office space. The Company expects to be able to claim a deduction for the value of the entirety of the subleased space, based on the Company’s costs under its master lease.

The Company maintains a Master Aircraft Lease Agreement with LP_C, LLC (“LPC”), which is owned by Stewart Bainum, Stewart Bainum, Jr., Barbara Bainum and Roberta Bainum. The agreement permits the Company to lease from time to time the aircraft owned by LPC. During 2009, the Company incurred a total of $0.4 million for aircraft usage pursuant to the agreement. The Company believes the terms of the aircraft lease are more favorable to the Company than those that could be obtained from non-related parties.

In December 2008, the Company’s Board of Directors approved an arrangement with Realty to permit Realty to utilize the services of one particular Choice employee from Choice’s Corporate Business & Strategy group. The approved transaction was memorialized in a Consulting Agreement dated March 1, 2009. Per the terms of the consulting agreement, Realty and its affiliates are permitted to utilize up to 50% of the designated employee’s overall working time, and in return is required to reimburse Choice for 50% of the Company’s overall cost associated with the individual’s employment (including base salary, bonus compensation and benefits). During 2009, Realty made $0.1 million in reimbursement payments to Choice pursuant to the consulting agreement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s reporting officers and directors, and persons who own more than ten percent of the Company’s Common Stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission (the “Commission”), the NYSE and the Company. Based solely on the Company’s review of the forms filed with the Commission and written representations from reporting persons that they were not required to file Form 5 for certain specified years, the Company believes that all of its reporting officers, directors and greater than ten percent beneficial owners complied with all filing requirements applicable to them during the year ended December 31, 2009, except that the following reports were filed untimely due to administrative oversight: a Form 4 for Charles A. Ledsinger, Jr. reporting one transaction and a Form 4 for Scott Oaksmith reporting one transaction.

AUDIT COMMITTEE REPORT

Upon the recommendation of the Audit Committee and in compliance with the regulations of the NYSE, the Board of Directors has adopted an Audit Committee Charter setting forth the requirements for the composition of the Audit Committee, the qualifications of its members, the frequency of meetings, and the responsibilities of the Audit Committee. A copy of the Audit Committee charter is available at the investor relations section of the Company’s website at www.choicehotels.com. The Audit Committee consists of Mr. Schwieters as Chairman, Mr. Shames and Mr. Sullivan. The Audit Committee is composed of three independent directors within the meaning of the NYSE’s rules.

Report of Audit Committee

The Audit Committee is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls. The Audit Committee possesses sole authority to engage and discharge independent registered public accounting firms and to approve all significant non-audit engagements with such firms. Further responsibilities of the Audit Committee include review of SEC filings and financial statements and ultimate supervision of the Company’s internal auditing function.

Management is responsible for the Company’s system of internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and management’s assessment of internal controls pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 in accordance with Public Company Accounting Oversight Board (“PCAOB”) standards and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee those processes.

In this context, the Audit Committee has reviewed and discussed with management and the independent registered public accounting firm, PricewaterhouseCoopers LLP, the Company’s audited financial statements as of and for the year ended December 31, 2009. Management represented that the consolidated financial statements were prepared in accordance with Generally Accepted Accounting Principles (GAAP). The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards (SAS) No. 90, Audit Committee Communications, SAS No. 89, Audit Adjustments and SAS No. 61, Communications with Audit Committees, as adopted by the PCAOB in Rule 3200T. All of these statements were issued by the American Institute of Certified Public Accountants.

In addition, the Audit Committee has discussed with PricewaterhouseCoopers LLP their independence from the Company and its management, including matters in the written disclosure and letter required by applicable requirements of the PCAOB and the provision of non-audit services by the independent registered public accounting firm. A disclosure summarizing the fees paid to PricewaterhouseCoopers LLP in 2009 for audit and non-audit services appears below under the heading “Principal Auditor Fees and Services.” All of the services provided by PricewaterhouseCoopers LLP were pre-approved by the Audit Committee in accordance with its policies and procedures. The Audit Committee received a description of the services and approved them after determining that they would not affect the auditor’s independence.

The Audit Committee discussed with the Company’s internal auditors and the independent registered public accounting firm the overall scopes and plans for their respective audits. The Audit Committee met with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

Based on the Audit Committee’s discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

John T. Schwieters, Chairman

Ervin R. Shames

David C. Sullivan

PROPOSAL 4—RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Appointment of Independent Registered Public Accounting Firm

The Audit Committee of the Board has appointed PricewaterhouseCoopers LLP as the independent registered public accounting firm to audit the Company’s consolidated financial statements for the fiscal year ending December 31, 2010. During fiscal year 2008, PricewaterhouseCoopers LLP served as the Company’s independent registered public accounting firm and also provided certain tax and other audit related services. See “Principal Auditor Fees and Services” below.

As a matter of good corporate governance, the appointment of PricewaterhouseCoopers LLP is being presented to the shareholders for ratification. If the appointment is not ratified, the Board will consider whether it should select a different independent registered public accounting firm.

The Company expects that representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting. They will be given an opportunity to make a statement if they desire to do so, and it is expected that they will be available to respond to appropriate questions.

Principal Auditor Fees and Services

During fiscal years 2009 and 2008, the Audit Committee pre-approved all audit and non-audit services provided by our independent registered public accounting firm. The following table presents fees for audit services rendered by PricewaterhouseCoopers LLP for the audit of the Company’s annual financial statements relating to fiscal years 2009 and 2008, and fees incurred for other services rendered by PricewaterhouseCoopers LLP relating to those periods.

Fees	Fiscal Year Ended December 31, 2009	Fiscal Year Ended December 31, 2008
Audit Fees	$825,313	$806,225
Audit Related Fees(1)	105,100	104,683
Tax Fees(2)	37,823	27,600
All Other Fees(3)	1,500	1,500

Total	$969,736	$940,008

(1)	Audit Related Fees primarily include employee benefit plan audits, Franchise Disclosure Document consents, review of the Company’s proxy statement, audits of the Company’s marketing and reservations activities and other miscellaneous assurance services.
(2)	Tax Fees primarily related to review of certain Company income tax returns and certain state and international tax matters.
(3)	All Other Fees include renewal fees for the online Comperio accounting research software program provided by PricewaterhouseCoopers LLP.

Vote Required

The accompanying proxy will be voted in favor of the proposal unless the shareholder indicates to the contrary on the proxy. The proposal will be approved by the vote of a majority of the shares present in person or by proxy and voting on the proposal.

Board Recommendation

The Board recommends a vote FOR the ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010.

SHAREHOLDER PROPOSALS FOR 2011 ANNUAL MEETING

A shareholder who intends to have a shareholder proposal included in the Company’s proxy statement for the 2011 Annual Meeting must submit such proposal so that it is received by the Company’s Corporate Secretary no later than November 26, 2010.

A shareholder who intends to present a proposal at the 2011 Annual Meeting, but does not seek to have the proposal included in the Company’s proxy statement for the 2011 Annual Meeting, must deliver notice to the Company no later than February 28, 2011, but not prior to January 29, 2011.

A shareholder who intends to nominate one or more persons for election to the Board of Directors at the 2011 Annual Meeting must deliver notice to the Company no later than February 28, 2011, but not prior to January 29, 2011. Such notice must set forth (a) the name and address of the shareholder who intends to make the nomination and the name, age, business address, residence address and principal occupation of the person or persons to be nominated, (b) a representation that the shareholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, (c) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming, such person or persons) relating to the nomination or nominations, (d) the class and number of shares of the Company which are beneficially owned by such shareholder and the person to be nominated as of the date of such shareholder’s notice and by any other shareholder known by such shareholder to be supporting such nominees as of the date of such shareholder’s notice, (e) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC, and (f) the consent of each nominee to serve as a director of the Company if so elected.

SHAREHOLDERS SHARING THE SAME LAST NAME AND ADDRESS

In accordance with notices that we sent to certain shareholders, we are sending only one copy of our annual report on Form 10-K and proxy statement to shareholders who share the same last name and address, unless they have notified us that they want to continue receiving multiple copies. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources.

If you received a householded mailing this year and you would like to have additional copies of our annual report on Form 10-K and/or proxy statement mailed to you, or you would like to opt out of this practice for future mailings, please submit your request to our Corporate Secretary by mail to Corporate Secretary, Choice Hotels International, Inc., 10750 Columbia Pike, Silver Spring, Maryland 20901 or call our Investor Relations department at (301) 592-5026. We will promptly send additional copies of the annual report on Form 10-K and/or proxy statement upon receipt of such request. You may also contact us at the same mailing address and phone number provided above if you received multiple copies of the Annual Meeting materials and would prefer to receive a single copy in the future.

SOLICITATION OF PROXIES

The Company will bear the cost of the solicitation. In addition to solicitation by mail, the Company will request banks, brokers and other custodian nominees and fiduciaries to supply proxy material to the beneficial owners of Company Common Stock of whom they have knowledge, and will reimburse them for their expenses in so doing; certain directors, officers and other employees of the Company, not specially employed for the purpose, may solicit proxies, without additional remuneration therefore by personal interview, mail, telephone or telegraph.

OTHER MATTERS TO COME BEFORE THE MEETING

The Board of Directors does not know of any matters which will be brought before the 2010 Annual Meeting other than those specifically set forth in the notice of meeting. If any other matters are properly introduced at the meeting for consideration, including, among other things, consideration of a motion to adjourn the meeting to another time or place, the individuals named on the enclosed proxy card will have discretion to vote in accordance with their best judgment, unless otherwise restricted by law.

Appendix A

CHOICE HOTELS INTERNATIONAL, INC.

2006 LONG-TERM INCENTIVE PLAN

ARTICLE I

PURPOSE AND EFFECTIVE DATE

1.01. Purpose. The purpose of the Choice Hotels International, Inc. 2006 Long-Term Incentive Plan is to provide to eligible employees, officers and directors who are primarily responsible for the continued growth and success of Choice Hotels International, Inc. an opportunity to increase their (or acquire a) proprietary interest in the Company. The Plan also enables the Company to continue to attract, retain and reward the best available talent for the Company’s continued profitable performance.

1.02. Effective Date and Duration of Plan. Unless terminated earlier by the Board, this Plan is effective for a 10-year period beginning on the date on which the Plan is adopted by the Board; provided that no Shares may be awarded prior to stockholder approval of the Plan and any other Awards granted prior thereto are expressly conditioned upon such approval. Any Awards that are made under the Plan prior to the termination date shall continue in effect in accordance with the terms of the Agreement after that date.

ARTICLE II

DEFINITIONS

2.01. Affiliate means any corporation, partnership, limited liability company, limited liability partnership, business trust, or other entity controlling, controlled by or under common control with the Company. Notwithstanding the preceding sentence, except as otherwise provided by the Committee, this term shall not include any entity of which at least fifty percent (50%) of the combined voting power of the entity’s outstanding securities is owned, directly or indirectly, by the Bainum Family Group.

2.02. Agreement means a written agreement (including any amendment or supplement thereto) between the Company and a Participant specifying the terms and conditions of a Stock Award, an award of Phantom Shares or an Option granted to such Participant.

2.03. Award means any Stock Award, award of Phantom Shares or Option granted under the Plan.

2.04. Bainum Family Group means (a) Stewart Bainum, his wife, their lineal descendants (and their spouses so long as they remain spouses) and the estate of any of the foregoing persons, and (b) any partnership, trust, corporation or other entity to the extent any shares (or their equivalent) of such entity are considered to be beneficially owned by any person or estate referred to in subsection (a) above.

2.05. Board means the Board of Directors of the Company.

2.06. Cause means (i) dishonesty; (ii) gross negligence or willful misconduct; (iii) fraudulent or unethical conduct; (iv) unreasonable neglect or refusal to perform the Participant’s duties; (v) Participant’s unauthorized use for his or her own benefit or transfer to a third-party of any confidential or proprietary information of the Company or any Affiliate, (vi) a breach of the terms of Participant’s employment or other agreement with the Company (or any Affiliate); (vii) a violation of the established policies of the Company (or any Affiliate); (viii) conduct constituting a felony or other crime involving moral turpitude; or (ix) willful or malicious conduct which causes injury to the Company’s (or an Affiliate’s) business or reputation or otherwise adversely affects the interests of the Company or an Affiliate.

2.07. Change in Control means the earliest date on which:

(a) There shall be a change in the ownership or control of the Company effected through either the acquisition, directly or indirectly, by any person or group of persons acting in concert (other than (i) the Company or any Affiliate, (ii) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Affiliate, or (iii) the Bainum Family Group) of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934) of securities possessing more than fifty (50%) percent of the combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s stockholders or otherwise, who do not own fifty percent (50%) on the date this Plan is adopted;

(b) There is a consolidation or merger of the Company with another entity (other than an Affiliate) in which the Company’s shareholders (determined as of immediately prior to the consummation of the consolidation or merger) own (directly or indirectly) less than fifty percent (50%) of the shares of the surviving entity;

(c) The complete liquidation or dissolution of the Company;

(d) The sale or other disposition of all or substantially all of the assets of the Company to another person or entity (other than an Affiliate);

(e) The date as of which less than fifty percent (50%) of the Company’s Board is no longer made up of individuals who were, as of the date this Plan was approved by the stockholders, members of that Board (the “Incumbent Board”), provided, however, that if the election, or nomination for election by the Company’s stockholders, of any new director was approved by a vote of at least fifty percent (50%) of the Incumbent Board, such new Director shall, for purposes of the Plan, be considered as a member of the Incumbent Board (excluding any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board); or

Notwithstanding the foregoing, in the event that the Bainum Family Group cease (in the aggregate) to own, directly or indirectly, at least thirty-three percent (33%) of the combined voting power of the Company’s outstanding securities, “fifty percent (50%)” shall be replaced by “thirty-three percent (33%)” wherever it appears in subsection (a) above.

2.08. Code means the Internal Revenue Code of 1986, as amended from time to time.

2.09. Committee means the Committee or Committees referred to in Section 4.01 of the Plan; provided, that the Board may, in its sole discretion consistent with applicable law, act in the place of the Committee in making Awards or taking any other actions hereunder. If at any time no Committee shall be in office or exist, the functions of the Committee specified in the Plan shall be exercised by the Board.

2.10. Company means Choice Hotels International, Inc., a Delaware corporation, or any successor corporation.

2.11. Covered Employee means an employee who is a “covered employee” within the meaning of Section 162(m) of the Code.

2.12. Director means a member of the Board or the board of directors (or other governing board) of any Affiliate.

2.13. Disability means total and permanent disability as defined in Section 22(e)(3) of the Code.

2.14. Employee means all persons employed as an employee by the Company or any Affiliate, whether full-time or part-time.

2.15. Exchange Act means the Securities Exchange Act of 1934, as amended, and in effect.

2.16. Fair Market Value means, on any given date, the value of a Share as determined by the Committee in good faith. Unless otherwise determined by the Committee, the Fair Market Value of a Share as of any date is the amount equal to the mean between the high and low prices reported on the New York Stock Exchange (or on any other national securities exchange, including the Nasdaq National Market, on which the Stock is then listed) for that date or, if no Shares were traded on that date, the mean between the high and low prices as reported for the first day prior thereto in which Shares were traded. Notwithstanding the foregoing, the Committee shall, to extent that Section 409A of the Code applies, use a valuation methodology that meets the requirements of Section 409A.

2.17. Grant Date means the date on which an Award is approved by the Committee or such later date as may be directed by the Committee.

2.18. Incentive Stock Option means any Option granted under this Plan that qualifies as an “incentive stock option” under Section 422 of the Code.

2.19. Nonqualified Stock Option means any Option granted under this Plan that does not qualify as an “incentive stock option” under Section 422 of the Code.

2.20. Option means an option that entitles the holder to purchase from the Company a stated number of Shares at the Option Price set forth in an Agreement.

2.21. Option Price means the per-Share price at which a Share may be purchased under an Option or, in the case of a SAR, the per-Share price specified in the SAR Agreement.

2.22. Participant means an Employee or Director who is selected by the Committee in accordance with Article V to receive a Stock Award, an award of Phantom Shares, an Option or a combination thereof.

2.23. Performance Goals means the written goals established by the Committee for a Performance Period as provided in Section 9.04.

2.24. Performance Period means a period of time selected by the Committee over which the attainment of one or more Performance Goals will be measured.

2.25. Phantom Shares means an award of either (a) Stock Units or (b) Stock Appreciation Rights under Article VIII.

2.26. Plan means the Choice Hotels International, Inc. 2006 Long-Term Incentive Plan.

2.27. Qualified Performance-Based Awards means those Stock Awards and Stock Unit Awards intended to qualify as “performance-based compensation” under Section 162(m) of the Code as provided in Article IX of the Plan.

2.28. Securities Act means the Securities Act of 1933, as amended and in effect.

2.29. Share means one share of Stock, as adjusted in accordance with Section 11.01.

2.30. Stock means the common stock of the Company.

2.31. Stock Appreciation Right or SAR means a right to receive payment of the amount by which the Fair Market Value of a Share on the last trading day preceding the date of exercise exceeds the Option Price.

2.32. Stock Award means Stock awarded to a Participant under Article VII.

2.33. Stock Unit means a bookkeeping entry representing the equivalent of one Share.

2.34. Stock Unit Award means Stock Units awarded to a Participant under Article VI.

2.35. Ten Percent Shareholder means an individual who owns more than ten percent of the total combined voting power of all classes of stock of the Company or an Affiliate as provided in Section 422(b)(6) of the Code.

ARTICLE III

STOCK SUBJECT TO PLAN

3.01. Stock Subject to Plan.

(a) Subject to the provisions of Section 11.01, the maximum number of Shares for which Options and Stock Awards may be granted (or which may be issued in settlement of Phantom Shares) pursuant to this Plan is three million two hundred thousand 3,200,000) Shares.

(b) Subject to the provisions of Section 11.01, the maximum number of Shares that may be issued as Stock Awards or Stock Unit Awards is one million two hundred thousand (1,200,000) Shares.

(c) Subject to the provisions of Section 11.01, the maximum number of Shares for which Incentive Stock Options may be granted pursuant to this Plan is three million two hundred thousand 3,200,000) Shares.

(d) The Shares that may be issued or delivered under the Plan may, as determined by the Committee from time to time, be authorized but unissued Shares, reacquired Shares or both.

3.02. Reallocation and Share Usage. If (a) an Option or SAR is terminated, in whole or in part, for any reason other than its exercise or (b) any other Award is forfeited, in whole or in part, the number of Shares allocated to the terminated or forfeited Award shall again be available for Awards under this Plan. Notwithstanding the anything herein to the contrary, Shares subject to an Award under the Plan may not again be made available for issuance under Awards if such shares are: (i) shares that were subject to a Stock-settled Stock Appreciation Right or Option and that were not issued upon the net settlement or net exercise of such Stock Appreciation Right or Option, or (ii) shares delivered to or retained by the Company to pay the Option Price or withholding taxes related to an Award.

ARTICLE IV

ADMINISTRATION

4.01. Administration.

(a) The Plan shall be administered by the Compensation Committee of the Board (or other committee or subcommittee designated by the Board from time to time in its sole discretion). Members of the Committee shall serve for such period of time as the Board may determine and shall be subject to removal by the Board at any time. The Committee’s composition may be structured so that (i) Awards to persons who are subject to Section 16 of the Exchange Act are exempt from liability under Section 16(b) of that Act and (ii) Awards to Covered Employees can be structured to qualify as performance-based compensation as provided under Section 162(m) of the Code.

(b) Notwithstanding subsection (a), the Board (i) shall be solely responsible for making any Awards under the Plan to non-Employee Directors and (ii) may, at any time, otherwise exercise any of the powers and responsibilities assigned the Committee under the Plan, and when so acting, all applicable Plan provisions pertaining to the Committee shall apply.

(c) The Committee shall have the authority to grant Stock Awards, Phantom Shares and Options upon such terms (not inconsistent with the provisions of this Plan), as the Committee may consider appropriate. Such terms may include conditions (in addition to those contained in this Plan) on the exercisability of all or any part of an Option or on the exercisability, transferability or forfeitability of a Stock Award or an award of Phantom Shares. Notwithstanding any such condition, the Committee may accelerate the time at which any Option may be exercised, or the time at which a Stock Award may become transferable or nonforfeitable or the time at which an award of Phantom Shares may be exercised and/or settled.

(d) The Committee shall hold its meetings at such times and places as may be determined by the Committee Chairman. A majority of the Committee shall constitute a quorum. All actions of the Committee shall be taken by a majority of the members at a meeting duly called by its Chairman; provided, however, any action taken by a written document signed by a majority of the members of the Committee shall be as effective as action taken by the Committee at a meeting duly called and held.

(e) Subject to the express provisions of this Plan, the Committee shall have complete authority to (i) interpret all provisions of this Plan; (ii) prescribe the terms of any Agreement (which need not be identical), (iii) adopt, amend, and rescind rules and regulations pertaining to the administration of the Plan, (iv) amend any Agreement, (v) correct any defect, supply any omission, or reconcile any inconsistency in the Plan or any Agreement, (vi) determine which persons are Participants, to which of such Participants, if any, Awards shall be granted hereunder and the timing of any such Awards, (vii) grant Awards to Participants and determine the terms and conditions thereof, including the number of Shares subject to Awards and the Option Price for, or purchase price of, such Shares and the circumstances under which Awards become exercisable or vested or are forfeited or expire, which terms may but need not be conditioned upon the passage of time, continued employment, the satisfaction of performance criteria, the occurrence of certain events, or other factors, (viii) establish and verify the extent of satisfaction of any performance goals or other conditions applicable to the grant, issuance, exercisability, vesting and/or ability to retain any Award, (ix) determine whether, and the extent to which, adjustments are required pursuant to Section 11.01 and (x) make all other determinations necessary or advisable in administering this Plan.

(f) The Committee shall also have the discretion to determine the effect upon an Award and upon an individual’s status as an employee under the Plan (including whether a Participant shall be deemed to have experienced a termination of employment or other change in status) and upon the vesting, expiration or forfeiture of an Award in the case of (i) any individual who is employed by an entity that ceases to be a Subsidiary of the Company, (ii) any leave of absence approved by the Company or a Subsidiary, (iii) any transfer between locations of employment with the Company or a Subsidiary or between the Company and any Subsidiary or between any Subsidiaries, (iv) any change in the Participant’s status from an employee to a consultant or member of the Board of Directors, or vice versa, and (v) at the request of the Company or a Subsidiary, any employee who becomes employed by any partnership, joint venture, corporation or other entity not meeting the requirements of a Subsidiary.

(g) The express grant in the Plan of any specific power to the Committee shall not be construed as limiting any power or authority of the Committee under the Plan. Any decision made, or action taken, by the Committee in connection with the administration of this Plan shall be final and conclusive on all affected parties. The Committee shall consider such factors as it deems relevant, in its sole and absolute discretion, to making such decisions, determinations and interpretations including, without limitation, the recommendations or advice of any officer or other employee of the Company and such attorneys, consultants and accountants as it may select. A Participant or other holder of an Award may contest a decision or action by the Committee with respect to such person or Award only on the grounds that such decision or action was arbitrary or capricious or was unlawful, and any review of such decision or action shall be limited to determining whether the Committee’s decision or action was arbitrary or capricious or was unlawful. Neither the Committee nor any Employee or Director shall be liable for any act done in good faith with respect to this Plan or any Agreement, Option, Stock Award or award of Phantom Shares.

ARTICLE V

ELIGIBILITY FOR GRANTS AND AWARDS

5.01. Eligibility. Any Employee or Director is eligible to receive an Award under this Plan. The Committee shall have full discretionary authority to determine the persons to whom Awards will be made and the time or times at which such grants will be made.

5.02. Grants and Awards.

(a) The Plan is intended to permit the grant of (i) both Incentive Stock Options and Nonqualified Stock Options, (ii) Stock Awards and (iii) Phantom Shares; provided, that Incentive Stock Options may only be granted to Employees.

(b) The grant of an Award under this Plan shall be entirely in the discretion of the Committee and nothing in the Plan shall be construed as giving any Employee, Director or other person any right receive any Award.

(c) The Committee may accept the cancellation of outstanding Awards and grant a new Awards for the same or different number of shares (if applicable) and under the same or different terms and conditions. Notwithstanding the preceding sentence, except as otherwise provided in Section 11.01, the Committee may not, without stockholder approval, either (i) reduce the Option Price of an Option or SAR, (ii) amend or cancel an Option or SAR for the purpose of repricing, replacing or regranting such Option or SAR with an exercise price that is less than the original exercise price of such Option or SAR, or (iii) take any other action (whether in the form of an amendment, cancellation or replacement grant) that has the effect of repricing an Option or SAR.

(d) Options shall not be granted under the Plan in consideration for and shall not be conditioned upon the delivery of Shares to the Corporation in payment of the exercise price and/or tax withholding obligation under any other employee stock option.

5.03. Grants to Foreign Nationals. The Committee may grant Options or make other awards under the Plan to eligible individuals who are foreign nationals on such additional or different terms and conditions as may, in the sole judgment of the Committee, be necessary or appropriate to comply with the provisions of any applicable laws of a foreign country.

ARTICLE VI

OPTIONS

6.01. Award.

(a) In accordance with Article V, the Committee may (i) designate each individual to whom an Option is to be granted, (ii) specify the type of Option being granted and the number of Shares covered by each such Award, and (iii) establish the Option Price and such other terms and conditions as it may deem appropriate for each Option consistent with the Plan. The terms and conditions of any Option granted under the Plan shall be set forth in an Agreement.

(b) Subject to adjustment under Section 11.01, in no event may the number of Shares covered by all Option Awards granted to any one person in any calendar year exceed 250,000.

(c) No Option that is intended to be an Incentive Stock Option shall be invalid for failure to qualify as such and the Company shall honor any such Option as a Nonqualified Stock Option.

6.02. Share Price. The Option Price shall be determined by the Committee, but shall not be less than the Fair Market Value of a Share as of the Grant Date; provided, however, that the Option Price with respect to an Option that is granted in connection with a merger or other acquisition as a substitute or replacement award for options held by optionees of the acquired entity may be less than the Fair Market Value of the Shares on the date such Option is granted if such Option Price is based on a formula set forth in the terms of the options held by such optionees or in the terms of the agreement providing for such merger or other acquisition. If an Incentive Stock Option is granted to an individual who is a Ten Percent Shareholder on the Grant Date, the purchase price of the Shares subject to such Option shall not be less than 110% of the Fair Market Value as of the Grant Date.

6.03. Special Rules for Incentive Stock Options.

(a) The aggregate Fair Market Value (determined as of an Option’s Grant Date) for all Incentive Stock Options granted under the Plan (and all other plans of the Company and its Affiliates) that are first exercisable by a Participant in a calendar year shall not exceed $100,000.

6.04. Vesting. Except as otherwise provided in this Plan or by the Committee, a Participant shall only be entitled to exercise an Option at such time or times as set forth in the applicable Agreement. Unless provided otherwise in the applicable Agreement, to the extent that the Committee determines that an approved leave of absence or employment on a less than full-time basis is not a termination of employment, the vesting period and/or exercisability of an Option may be adjusted by the Committee during or to reflect the effects of any period during which the Participant is on an approved leave of absence or is employed on a less than full-time basis.

6.05. Maximum Option Period. The maximum period during which an Option may be exercised shall be determined by the Committee, except that no Incentive Stock Option shall be exercisable for a period of more than ten years from the date such Option was granted; provided, that the maximum period in which an Option may be exercised shall be five years in the case of an Incentive Stock Option granted to an individual who on the Grant Date is a Ten Percent Shareholder.

6.06. Nontransferability. Except as provided in Section 13.08, each Option granted under this Plan shall be nontransferable except by will or by the laws of descent and distribution and during the lifetime of the Participant to whom the Option is granted, the Option may be exercised only by the Participant (or the Participant’s personal representative). No right or interest of a Participant in any Option shall be liable for, or subject to, any lien, obligation, or liability of such Participant.

6.07. Termination of Employment.

(a) Except as provided in subsections (b) or (c) below, in the event a Participant ceases to be an Employee or Director, the Participant may, to the extent he or she was otherwise entitled to exercise any Options at the date of termination, exercise any Options for a period of ninety (90) days (or other period provided in the Agreement or by the Committee) following the date the Participant ceases to be such (but in no event later than the expiration date of such Option as set forth in the Agreement). To the extent that the Participant was not entitled to exercise the Option as of the date he or she ceases to be an Employee or Director, the Option shall (except as otherwise provided in the Agreement or by the Committee) shall automatically terminate at that time.

(b) In the event a Participant ceases to be an Employee or Director due to Disability, the Participant may, to the extent he or she otherwise was entitled to exercise any Options at the date of such termination, exercise the Option for a period of twelve (12) months (or other period provided in the Agreement or by the Committee) following date he or she ceases to be such (but in no event later than the expiration date of such Option as set forth in the Agreement). To the extent that the Participant was not entitled to exercise the Option at the date of his or her termination as an Employee or Director, the Option shall (except as otherwise provided in the Agreement or by the Committee) automatically terminate at that time.

(c) In the event that a Participant dies while an Employee or Director, any Options held by the Participant at death may, to the extent the Participant would have otherwise been entitled to exercise the Option at the date of death, be exercised by the Participant’s estate or by any person who acquired the right to exercise the Option by bequest or inheritance (the “Option Beneficiary”) for a period of twelve (12) months (or other period provided in the Agreement or by the Committee) following date of death (but in no event later than the expiration date of such Option as set forth in the Agreement). To the extent that, at the time of death, the Participant was not entitled to exercise the Option, the Option shall (except as otherwise provided in the Agreement or by the Committee) automatically terminate at that time.

6.08. Exercise. Subject to the other provisions of this Plan and the applicable Agreement, an Option may be exercised in whole at any time or in part from time to time at such times and in compliance with such requirements as may be set out in the Agreement or established by the Committee. An Option granted under this Plan may be exercised with respect to any number of whole Shares less than the full number for which the Option could be exercised. A partial exercise of an Option shall not affect the right to exercise the Option from time to time in accordance with this Plan and the applicable Agreement with respect to the remaining shares subject to the Option.

6.09. Payment.

(a) Except as otherwise provided in the Agreement or by the Committee, payment of the Option Price shall be made in cash or a cash equivalent acceptable to the Committee. To the extent provided in the Agreement or permitted by the Committee, payment of all or part of the Option Price may be made by surrendering Stock to the Company or through withholding of Shares otherwise deliverable upon exercise of the Option. If Stock is used to pay all or part of the Option Price, the sum of the cash (and cash equivalent) and the Fair Market Value (determined as of the last trading day preceding the date of surrender) of the surrendered Shares must not be less than the total Option Price of the Shares for which the Option is being exercised.

(b) To the extent permitted in the Agreement or by the Committee, an Option may, in accordance with such rules and procedures as may be established by the Committee, be exercised through a cashless exercise procedure involving a broker or dealer to pay the Option Price and/or to satisfy any withholding tax obligations related to the Option.

6.10. Shareholder Rights. No Participant shall have any rights as a shareholder to Shares subject to an Option until the date the Shares for which an Option has been exercised have been issued to the Participant, except that the Committee may authorize dividend equivalent accruals with respect to such Shares.

6.11. Disposition of Stock. A Participant shall notify the Company of any sale or other disposition of Shares acquired pursuant to an Incentive Stock Option if such sale or disposition occurs (i) within two years of the grant of an Option or (ii) within one year of the issuance of the Stock to the Participant. Such notice shall be in writing and directed to the Secretary of the Company (or the Secretary’s designee).

ARTICLE VII

STOCK AWARDS

7.01. Award.

(a) In accordance with Article V, the Committee may (i) designate each individual to whom a Stock Award is to be made, (ii) specify the number of Shares covered by each such Award and (iii) establish such other terms and conditions as it may deem appropriate for each Award. If, as a condition for a Stock Award, the

Participant is required to make payment for the awarded Shares, such purchase price shall be paid as provided in the Agreement. The terms and conditions of any Stock Award under the Plan shall be set forth in an Agreement.

(b) Subject to the provisions of Section 11.01, in no event may the number of Shares covered by all Stock Awards granted to any one person in any calendar year exceed 250,000.

7.02. Vesting.

(a) Except as otherwise provided by the Committee, a Participant’s rights in a Stock Award shall be forfeitable or otherwise restricted for such period of time, until the satisfaction of such performance conditions or until the satisfaction of such other conditions or requirements as may be set forth in the Agreement.

(b) Except as provided in the Agreement or by the Committee, a nonvested Stock Award shall terminate and be forfeited as of the date the Participant ceases to be an Employee or Director.

7.03. Shareholder Rights. Except as otherwise provided in the Agreement, during the period that the Shares granted pursuant to a Stock Award are forfeitable, a Participant shall have all rights of a shareholder with respect to such Shares (unless and until forfeited), including the right to receive dividends and vote the Shares; provided, however, that during such period (i) a Participant may not (except as provided in Section 13.08) sell, transfer, pledge, exchange, hypothecate, or otherwise dispose of Shares granted pursuant to a Stock Award, (ii) the Company shall retain custody of the Shares granted pursuant to a Stock Award, and (iii) the Participant shall deliver to the Company a stock power (endorsed in blank) or take such other actions as may be required by the Committee with respect to each Stock Award. The Committee will determine whether any dividends or distributions for such Shares will be automatically reinvested in additional Shares and subject to the same restrictions on transferability as the Stock Award with respect to which they were distributed or whether such dividends or distributions will be paid in cash. The preceding limitations shall cease to apply as of the date the Shares subject to the Stock Award become transferable and cease to be forfeitable.

ARTICLE VIII

PHANTOM SHARE AWARDS

8.01. Award.

(a) In accordance with the provisions of Article V, the Committee may (i) designate each individual to whom an Award of Stock Units or SARs is to be made, (ii) specify the number of Shares covered by each such Award and (iii) establish such other terms and conditions as it may deem appropriate for each Award. The terms and conditions of any such award under the Plan shall be set forth in an Agreement.

(b) Subject to the provisions of Section 11.01, in no event may the number of Shares covered by all Phantom Share Awards granted to any one person in any calendar year exceed 250,000.

8.02. Provisions Applicable to SARs.

(a) SARs may be granted to Participants from time to time either in tandem with or as a component of other Awards granted under the Plan (“tandem SARs”) or not in conjunction with other Awards (“freestanding SARs”) and may, but need not, relate to a specific Option granted under Section 6.01. Any SAR granted in tandem with an Award may be granted at the same time such Award is granted or at any time thereafter before exercise or expiration of such Award. All tandem SARs shall have the same Option Price, vesting, exercisability, forfeiture and termination provisions as the Award to which they relate.

(b) Subject to the other provisions of this Plan and the applicable Agreement, a freestanding SAR may be exercised in whole at any time or in part from time to time at such times and in accordance with such requirements as may be set out in the Agreement or established by the Committee; provided that a freestanding SAR may only be exercised when the value of a Share exceeds the per-Share Option Price.

(c) A freestanding SAR granted under this Plan may be exercised with respect to any number of whole Shares less than the full number for which the freestanding SAR could be exercised. A partial exercise of a freestanding SAR shall not affect the right to exercise the SAR from time to time in accordance with this Plan and the applicable Agreement with respect to the remaining shares subject to the freestanding SAR.

(d) To the extent not previously exercised, all vested freestanding SARs shall (except as otherwise provided in the Agreement) automatically be exercised on the last trading day prior to expiration, unless the Participant instructs the Company otherwise in writing before that date.

(e) In addition, all freestanding SARs shall be granted subject to the same terms and conditions applicable to Options as set forth in Sections 6.02, 6.05 and 6.07.

8.03. Payment. The amount payable under a Phantom Share Award may be paid or settled (i) by the Company by issuing Stock (in whole Shares) and cash for any fractional Share, (ii) in cash or (iii) in a combination thereof

8.04. Shareholder Rights. No Participant shall, as a result of receiving an Award of Phantom Shares, have any rights as a shareholder until and to the extent the Shares are issued to a Participant as payment of a Phantom Share award, except that the Committee may authorize dividend equivalent accruals with respect to such Awards.

8.05. Nontransferability. Except as provided in Section 13.08, Phantom Shares granted under this Plan shall be nontransferable except by will or by the laws of descent and distribution. No right or interest of a Participant in any Phantom Shares shall be liable for, or subject to, any lien, obligation, or liability of such Participant.

8.06. Forfeiture of Stock Unit Awards. Except as provided in the Agreement or by the Committee, a nonvested Stock Unit Award shall terminate and be forfeited as of the date the Participant ceases to be an Employee or Director.

ARTICLE IX

QUALIFIED PERFORMANCE-BASED AWARDS

9.01. Scope and Purpose. The purpose of this Article is to enable the Committee to make Awards that are structured to qualify as “performance-based compensation” under Section 162(m)(4)(C) of the Code; provided, however, that the failure to designate an Award as a Qualified Performance-Based Award shall not mean that such Award does not constitute “performance-based compensation” if the Award otherwise meets the requirements under Section 162(m) or any regulations thereunder. The Committee shall establish such additional terms and conditions as it may deem appropriate for such an Award. Notwithstanding anything herein to the contrary, Awards that are not intended to be structured to qualify as “performance-based compensation” under Section 162(m)(4)(C) of the Code may be subject to such performance-based vesting and other conditions as the Committee may determine in addition to or separate from those described in this Article.

9.02. Applicability. Grants may be made under this Article to Covered Employees or to those Employees who the Committee determines may become Covered Employees in the period covered by an Award.

9.03. Awards.

(a) The Committee shall establish the applicable Performance Period and Performance Goal(s) for each Award. The Committee may establish (i) different Performance Periods for different Participants and (ii) concurrent or overlapping Performance Periods.

(b) A Participant will, as determined by the Committee, be entitled to the grant made under a Qualified Performance-Based Award only if (and to the extent) the applicable Performance Goal(s) are achieved within the applicable Performance Period; provided that the Committee may reduce or eliminate a Qualified Performance-Based Award to the extent it deems necessary or appropriate.

(c) The maximum Qualified Performance-Based Award payment to any one Participant under the Plan for a Performance Period shall be the Share limit set forth in Sections 6.01(b), 7.01(b) or 8.01(b), whichever is applicable.

(d) No adjustment of any Qualified Performance-Based Award pursuant to Section 11.01 shall be made except on such basis, if any, as will not cause such Award to cease to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code.

9.04. Establishment of Performance Goals.

(a) All Performance Goals shall (i) be objective, (ii) be established not later than ninety (90) days after the beginning of any applicable Performance Period (or at such other date as may be required or permitted for “performance-based compensation” under Section 162(m)) and (iii) otherwise meet the requirements of Section 162(m) of the Code, including the requirement that the outcome of the Performance Goals be substantially uncertain at the time established.

(b) The Committee shall establish the applicable Performance Goals for a Performance Period based upon the applicable performance criteria set forth in subsection (c) below. After the end of the applicable Performance Period, the Committee shall certify (in writing) the extent to which any such Performance Goals have been satisfied, and the amount payable as a result thereof, prior to payment, settlement or vesting of any Award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code. Notwithstanding satisfaction of any Performance Goals, the number of Shares issued under or the amount paid under an award may be reduced by the Committee on the basis of such further considerations as the Committee shall determine.

(c) For purposes of this Article, “performance criteria” shall mean any one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or Subsidiary, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee: (i) operating income; (ii) earnings before interest, taxes, depreciation and amortization (“EBITDA”); (iii) earnings; (iv) cash flow; (v) market share; (vi) sales or revenue; (vii) expenses; (viii) profit/loss or profit margin; (ix) working capital; (x) return on equity or capital; (xi) earnings per share; (xii) stock price; (xiii) price/earnings ratio; (xiv) debt or debt-to-equity; (xv) balance sheet measurements; (xvi) cash or assets; (xvii) liquidity; (xviii) economic value added (“EVA”); (xix) operations; (xx) mergers and acquisitions or divestitures; and/or (xxi) franchisee operations and other industry-specific factors (such as average daily room rates, room occupancy rates, room turnover, customer satisfaction, revenue and/or royalties per available room, executed franchise contracts, number of franchises and like factors).

(d) To the extent consistent with Section 162(m) of the Code, the Committee (i) may appropriately establish performance criteria that either disregards or takes into account the effects of charges for restructurings, discontinued operations, extraordinary items and all items of gain, loss or expense determined to be extraordinary or unusual in nature or related to the disposal of a segment of a business or related to a change in accounting principle all as determined in accordance with standards established by opinion No. 30 of the Accounting Principles Board or other applicable or successor accounting provisions, as well as the cumulative effect of accounting changes, in each case as determined in accordance with generally accepted accounting principles or identified in the Company’s financial statements or notes to the financial statements, and (ii) may appropriately establish performance criteria that either includes or excludes gains and losses related to any of the following events that occurs during a performance period: (A) the sale of assets, (B) litigation, claims, judgments or settlements, (C) the effect of changes in tax law or other such laws or provisions affecting reported results, (D) accruals for reorganization and restructuring programs and (E) accruals of any amounts for payment under this Plan or any other compensation arrangement maintained by the Company.

ARTICLE X

DEFERRAL OF PAYMENTS

10.01. Deferral Elections. To the extent permitted in the Agreement or by the Committee, a Participant may elect to defer all or any portion of an Award (other than an Option or SAR). Such election shall be made at such time and upon such terms as the Committee may establish consistent with Section 409A of the Code.

10.02. Deferral Account. The deferred Awards shall be credited to a bookkeeping account maintained by the Company in the name of the Participant. Any dividends or other distributions on credited Shares also shall be credited to that account. Such amounts may, as provided in the Agreement or determined by the Committee, be credited with a reasonable rate of interest or invested in additional deferred Shares.

10.03. Applicable Legal Requirements. The deferral of any Award under this Article shall comply and be administered consistent with Section 409A of the Code. Notwithstanding anything herein to the contrary, in no event will any deferral of the delivery of Shares or any other payment (or the acceleration of the delivery of deferred Shares or other deferred payments) for any Award be allowed if the Committee determines that the deferral would result in a violation of the requirements of Section 409A for deferral elections and/or the timing of payments. Any Agreement may be reformed by the Committee to the extent necessary or appropriate to comply with the requirements of Section 409A.

ARTICLE XI

ADJUSTMENTS

11.01. Adjustments for Changes in Capital Structure. The maximum number of Shares as to which Awards may be granted under this Plan, the annual Award limits and the terms of any outstanding Award may be proportionately (or otherwise equitably) adjusted as the Committee shall determine in the event that (i) the Company (A) effects one or more dividends or distributions of securities, property or cash (other than regular, quarterly cash dividends), stock split-ups, subdivisions or consolidations of Stock or (B) engages in a reorganization, reclassification or spin-off or (ii) there occurs any other event or transaction that affects the number or kind of Shares outstanding, which the Committee determines that such adjustments are necessary or appropriate to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan. Any adjustments required hereunder for Options may be made in accordance with Section 424(a) of the Code and/or Section 409A of the Code, or, except as otherwise expressly provided in this Plan, may be designed to treat the Shares available under the Plan and subject to Awards as if they were all outstanding on the record date for such event or transaction or to increase the number of such Shares to reflect a deemed reinvestment in Shares of the amount distributed to the Company’s securityholders.

ARTICLE XII

CHANGE IN CONTROL

12.01. Change of Control.

(a) In the event of a Change of Control, the Committee may take any one or more of the following actions with respect to one or more of the outstanding Awards:

(i) Provide that such Awards shall be assumed, or equivalent Awards shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), provided that any such Options substituted for Incentive Stock Options may be structured to satisfy, in the determination of the Committee, the requirements of Code section 424(a);

(ii) Provide that such Awards shall terminate upon consummation of the Change of Control and each Participant shall receive, in exchange therefor, a payment in securities, cash or a combination of the two equal to:

(A) in the case of an Option, the Fair Market Value of the Shares payable under such Option as of the last trading day preceding the date on which the Change in Control takes place (net of the Option Price);

(B) in the case of a SAR, the amount payable under the SAR as of the last trading day preceding the date on which the Change in Control takes place; or

(C) in the case of any other Award, the Fair Market Value of the Shares subject to the Award as of the last trading day preceding the date on which the Change in Control takes place.

(iii) vest Awards and require that any Options or SARs be exercised at such time and upon such conditions as the Committee may determine (with any unexercised Awards terminating upon expiration of the time period for exercise).

Notwithstanding the foregoing, the time for payment of an Award shall not be accelerated under this Section to the extent such acceleration would be contrary to the payment timing or other rules under Section 409A of the Code.

12.02. Vesting Upon a Change in Control.

(a) Notwithstanding any other provision of the Plan to the contrary, if a “Change of Control” occurs and the Participant’s employment with the Company terminates as described in subsection (b) below, the following shall (except as otherwise provided by the Committee or in the Agreement) occur:

(i) All Options and SARs that are outstanding at the time the Participant’s employment with the Company terminates shall become fully vested and exercisable in full;

(ii) All Stock and Stock Unit Awards (including any Qualified Performance-Based Awards) that are outstanding at the time the Participant’s employment with the Company terminates shall become fully vested and any restrictions shall lapse, and;

(iii) for any Awards with performance-based requirements that are outstanding at the time the Participant’s employment with the Company terminates, all uncompleted performance periods at the time of such Change of Control shall be deemed to have been completed, the maximum level of performance set forth under the Agreement shall be deemed to have been attained and each such outstanding Award granted to each Participant for all outstanding Performance Periods shall become payable to each Participant.

Notwithstanding the foregoing, the time for payment of an Award shall not be accelerated under this Section to the extent such acceleration would be contrary to the payment timing or other rules under Section 409A of the Code, and, in the case of a Participant to whom Section 409A(a)(2)(B)(i) applies, payment shall, to the extent required under that Section 409A, be delayed for six months following the Participant’s termination as an Employee.

(b) This Section shall (except as otherwise provided by the Committee or in the Agreement) apply in the event that the Participant’s employment terminates within two years of the Change of Control under either of the circumstances described below:

(i) The Participant’s employment as an Employee is terminated by the Company other than for Cause: or

(ii) The Participant terminates his or her employment as an Employee for good reason (as defined in subsection (c) below).

(c) For purposes of this Section, “good reason” shall mean (i) a significant reduction in the scope of a Participant’s authority, position, title, functions, duties or responsibilities, (ii) the relocation of a Participant’s office location to a location more than 25 miles from the Participant’s prior principal place of employment, (iii) any reduction in a Participant’s base salary, (iv) a significant change in the Company’s annual bonus program adversely affecting the Participant, or (v) a significant reduction in the other employee benefits provided to a Participant.

12.03. Gross-up Payment. In the event of a Change of Control as defined under Section 280G of the Code, if the vesting of Awards and/or payment of Awards under this Plan and/or payments of amounts under any other agreement with or plan of the Company (in the aggregate the “Total Payments”) subject all or any part of the Total Payments to the tax (the “Excise Tax”) imposed by Section 4999 of the Code (or any similar tax that may hereafter be imposed), the Company shall (except as otherwise provided by the Committee or in the Agreement) pay to the Participant in cash an additional amount (the “Additional Payment”) such that the net amount retained by the Participant, after deduction of any Excise Tax imposed upon the Total Payments and any federal, state and local income tax and Excise Tax upon the Additional Payment provided for by this Paragraph C, and any employment tax (including FICA and FUTA) upon such Additional Payment, shall be equal to the amount of Total Payments prior to such taxes. Such Additional Payment shall be made by the Company to the Participant as soon as practicable but in no event later than two and one-half (2 1 / 2 ) months after the year in which such Excise Tax or other tax liability is incurred. The determination of whether any of the Total Payments to a Participant will be subject to the Excise Tax, the calculation of parachute value under Section 280G of the Code of the Total Payments, and calculation of the Additional Payment, shall be made by a Certified Public Accounting firm jointly agreed to by the Company and the Participant.

ARTICLE XIII

OTHER PROVISIONS FOR GRANTS AND AWARDS

13.01. Tax Withholding Requirements.

(a) To the extent required by applicable federal, state, local or foreign law, a Participant shall make arrangements satisfactory to the Company for the satisfaction of any required statutory federal, state and/or local withholding tax obligations that arise by reason of an Option exercise or other Award prior to delivery of any Shares. The obligations of the Company under the Plan shall be conditional on satisfaction of all such withholding obligations and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant.

(b) To the extent provided in the Agreement or permitted by the Committee, the Participant may (to the extent permitted under Section 409A of the Code) elect to have any such withholding obligations satisfied, in whole or in part, by having the Company’s withhold Shares subject to the Option or other Award, but not to exceed an amount equal to the minimum prescribed statutory withholding amount. The value of any Shares so withheld shall be determined based on the Fair Market Value as of the last trading day preceding the date the Shares are withheld for this purpose.

(c) Notwithstanding anything else herein to the contrary, in the event of a cashless exercise of an Option, the Fair Market Value for tax withholding purposes shall be the per-Share price at which the Shares were sold by the broker in executing the cashless exercise.

13.02. Withdrawal. A Participant may at any time elect in writing to abandon an Award under the Plan.

13.03. Forfeiture Upon Termination For Cause. In the event that a Participant’s status as an Employee or Director is terminated for Cause, all of the Participant’s outstanding unexercised Options and unpaid Awards shall (except as otherwise provided in the Agreement or by the Committee) automatically terminate as of the date he or she ceases to be an Employee or Director.

13.04. Registration, Listing and Qualification of Stock.

(a) No Option or SAR shall be exercisable, no Stock shall be issued or delivered, and no payment shall be made under this Plan except in compliance with all applicable federal and state laws and regulations (including, without limitation, withholding tax requirements), any listing agreement to which the Company is a party, and the rules of all domestic stock exchanges on which the Shares may be listed. The Company shall have the right to rely on an opinion of its counsel as to such compliance.

(b) Any Shares issued pursuant to this Plan may bear such legends and statements as the Committee may deem advisable to assure compliance with federal and state laws and regulations. No Awards shall be granted, Options or SARs shall be exercised, Shares shall be issued and no payment shall be made under this Plan until the Company has obtained such consent or approval as the Committee may deem advisable from regulatory bodies having jurisdiction over such matters.

(c) Any person exercising an Option or SAR or receiving Stock under any other Award shall make such representations, warranties and agreements and furnish such information as the Committee or the Company may request to assure compliance with the foregoing or any other applicable legal requirements.

13.05. Corporate Restrictions.

(a) Any Stock to be issued pursuant to an Award shall be subject to all restrictions upon the transfer thereof which may be now or hereafter imposed by the charter, certificate or articles, and by-laws, of the Company.

(b) The Committee may provide that the Shares issued upon exercise of an Option or SAR or otherwise subject to or issued under an Award shall be subject to such further agreements, restrictions, conditions or limitations as the Committee in its discretion may specify prior to the exercise of such Option or SAR or the grant, vesting or settlement of such Award, including without limitation, conditions on vesting or transferability, forfeiture or repurchase provisions and method of payment for the Shares issued upon exercise, vesting or settlement of such Award (including the actual or constructive surrender of Shares already owned by the Participant) or payment of taxes arising in connection with an Award. Without limiting the foregoing, such restrictions may address the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any Shares issued under an Award, including without limitation (i) restrictions under an insider trading policy or pursuant to applicable law, (ii) restrictions designed to delay and/or coordinate the timing and manner of sales by Participant and holders of other Company equity compensation arrangements, (iii) restrictions as to the use of a specified brokerage firm for such resales or other transfers and (iv) provisions requiring Shares to be sold on the open market or to the Company in order to satisfy tax withholding or other obligations.

13.06. Investment Representations. The Company shall be under no obligation to issue any Shares pursuant to any Award unless the Shares have been effectively registered under the Securities Act of 1933 or the Participant shall have made such written representations to the Company (upon which the Company believes it may reasonably rely) as the Company may deem necessary or appropriate for purposes of confirming that the issuance of such Shares will be exempt from the registration requirements of that Act and any applicable state securities laws and otherwise in compliance with all applicable laws, rules and regulations. To the extent the Company is unable to or the Committee deems it infeasible to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, the Company and its Subsidiaries shall be relieved of any liability with respect to the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained. No Option shall be exercisable and no Shares shall be issued and/or transferable under any other Award unless a registration statement with respect to the Shares underlying such Option is effective and current or the Company has determined that such registration is unnecessary.

13.07. Registration. If the Company shall deem it necessary or desirable to register under the Securities Act of 1933 or other applicable statutes any Stock issued or to be issued pursuant to an Award, or to qualify any such Stock for exemption from the Securities Act of 1933, as amended or other applicable statutes, the Company shall take such action at its own expense. The Company may require from each Participant such information in writing for use in any registration statement, prospectus, preliminary prospectus or offering circular as is reasonably necessary for that purpose.

13.08. Transferability of Options, Stock Awards and Phantom Shares. Notwithstanding any other provision of the Plan, the Committee may permit a Nonqualified Stock Option, Stock Award or Phantom Share Award to be transferred by a Participant to a family member (as defined in the General Instructions for the Form S-8) as a gift (or otherwise without payment of any consideration) on such terms and conditions as may be permitted under applicable law (or otherwise established by the Committee). Except as otherwise established by the Committee, the transferee shall be bound by the terms and conditions set forth in the Agreement for the transferred Award; provided, however that such transferee may not transfer Option or award except by will or the laws of descent and distribution.

13.09. Applicable Legal Requirements. All Awards shall, to extent applicable, comply and be administered in accordance with the rules and requirements of Section 409A of the Code. To extent necessary to ensure such compliance, the Committee may reform any Agreement to the extent it determines that the Agreement does not comply with Section 409A.

ARTICLE XIV

AMENDMENT AND TERMINATION

14.01. Amendment.

(a) The Board shall have the right to amend the Plan at any time and from time to time; provided, that no such amendment of the Plan shall, without stockholder approval, be effective if stockholder approval of the amendment is required at such time to qualify for any exemption from Section 16 of the Exchange Act or by any other applicable law, regulation, rule or order.

(b) No amendment may be made that would cause an Option or other Award not to qualify for exemption under Section 16 of the Exchange Act.

(c) Except as otherwise provided in the Plan or the Agreement, no amendment of the Plan shall, without the written consent of a Participant adversely affect the rights of the Participant with respect to an Option or other Award prior to the date of the amendment or termination (except to the extent necessary to comply with any applicable law, regulation, rule or order).

(d) Notwithstanding anything herein or in any Agreement to the contrary, the Board shall have the power to amend the Plan in any manner deemed necessary or advisable for Options or any other Awards made under the Plan to qualify for any exemption provided under Section 16 of the Exchange Act and any such amendment shall, to the extent deemed necessary or advisable by the Board, be applicable to any outstanding Options or other Award previously issued under the Plan. In the event of such an amendment to the Plan, the holder of any Option or other Award shall, upon request of the Board and as a condition for exercising of such Option, obtaining such other award, execute a conforming amendment in the form prescribed by the Board to the Agreement within such reasonable period of time as the Board shall specify in such request.

14.02. Termination. The Board shall have the right to terminate the Plan at any time; provided, that no such termination shall, except as otherwise provided in any Agreement, terminate any outstanding Option or other award previously granted under the Plan or adversely affect the rights of such Participant without his or her written consent. No new Awards may be granted under the Plan on or after the date of termination.

ARTICLE XV

GENERAL PROVISIONS

15.01. Government Regulations. The rights of Participants and the obligations of the Company hereunder shall be subject to all applicable laws, rules, and regulations and to such approvals as may be required by any governmental agency.

15.02. Unfunded Plan. The Plan, insofar as it provides for Awards, shall be unfunded, and the Company shall not be required to segregate any assets that may at any time be represented by grants under this Plan. Any liability of the Company to any person with respect to any grant under this Plan shall be based solely upon any contractual obligations that may be created pursuant to this Plan. No such obligation of the Company shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Company. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure payment of any grant under the Plan.

15.03. Effect on Employment and Service. Neither the adoption of this Plan, its operation, nor the issuance of any Awards hereunder shall confer upon any individual any right to continue as an Employee or Director of the Company or an Affiliate, or in any way affect any right and power of the Company or an Affiliate to terminate the employment or discontinue the service of any individual at any time with or without assigning a reason therefor.

15.04. Costs and Expenses. Except as otherwise provided by the Board, all costs and expenses of administering the Plan shall be paid by the Company.

15.05. Proceeds from Sale of Stock. Proceeds from the purchase of Shares by a Participant under the Plan may be used by the Company for any business purpose.

15.06. Governing Law. This Plan shall be governed by and construed in accordance with the laws of the State of Delaware (without regard to the conflicts of laws principles thereof). The Committee may provide that any dispute as to any Award shall be presented and determined in such forum as the Committee may specify, including through binding arbitration. Any reference in this Plan or in the agreement evidencing any Award to a provision of law or to a rule or regulation shall be deemed to include any successor law, rule or regulation of similar effect or applicability.

15.07. Rules of Construction. Headings are given to the articles and sections of this Plan solely as a convenience to facilitate reference. The reference to any statute, regulation, or other provision of law shall be construed to refer to any amendment to or successor of such provision of law and any regulation, rule or other formal guidance thereunder.

15.08. Invalidity. If any provision of the Plan shall be held invalid or unlawful for any reason, such event shall not affect or render invalid or unenforceable the remaining provisions of the Plan.

CHOICE HOTELS INTERNATIONAL, INC.

2006 LONG-TERM INCENTIVE PLAN

AMENDMENT

The Plan is hereby amended, effective January 1, 2009, as follows:

1. Section 2.34 of the Plan is hereby amended in its entirety to read as follows:

2.34 Stock Unit Award. Stock Unit Award means Stock Units awarded to a Participant under Article VIII.

2. Section 3.01(a) of the Plan is hereby amended in its entirety to read as follows:

(a) Subject to the provisions of Section 11.01, the maximum number of Shares for which Awards may be granted (or which may be issued in settlement of Phantom Shares) pursuant to this Plan is three million two hundred thousand 3,200,000) Shares.

3. Section 10.01 of the Plan is hereby amended in its entirety to read as follows:

10.01 Deferral Elections.

(a) To the extent permitted in the Agreement or by the Committee, a Participant may elect to defer payment of all or any portion of an Award (other than an Option or SAR). Such election shall be made at such time and upon such terms as the Committee may establish in accordance with Section 409A of the Code (and any regulations thereunder). Notwithstanding the terms of any Agreement to the contrary, such an election may only be made in the following circumstances:

(i) A Participant may elect to defer payment of an Award within thirty (30) days of the date of grant, provided that the election (A) is made more than one (1) year prior to the date any portion of the Award becomes vested, and (B) meets such other or different requirements as may be determined by the Committee to be necessary to comply with Section 409A of the Code (and any regulations thereunder); and

(ii) A Participant may elect to further defer the date when the payment of an Award is to be made, provided that: (A) the election is made more than one (1) year prior to the date payment is otherwise scheduled to begin; (B) the election does not become effective for twelve (12) months; (C) the date on which payment is to be made is delayed for at least five (5) years following the date payment is otherwise scheduled to begin; and (D) the election meets such other or different requirements as may be determined by the Committee to be necessary to comply with Section 409A of the Code (and any regulations thereunder).

(b) Notwithstanding the terms of any Agreement to the contrary, the distribution of any Awards subject to Section 409A of the Code shall be made in accordance with Section 409A (and any regulations thereunder). For any such distribution to be made upon the Participant’s termination, “termination of employment” and like terms shall have the same meaning as “separation from service” under Section 409A (and any regulations thereunder). Except as otherwise provided in the deferral election or the Agreement, any such distribution that is to be made upon termination shall be made within ninety (90) days of such termination; provided, that if the Participant is a “specified employee” within the meaning of Section 409A (as determined by the Company or its delegate), any such distribution shall not be made until expiration of the 6-month period following the Participant’s termination (or, if earlier, the Participant’s death).

(c) Notwithstanding any other provision of the Plan to the contrary, a Participant may, to the extent permitted by the Company consistent with Section 409A of the Code, elect to pay any required employment taxes (and any resulting income taxes) that arise as of the date of deferral (or, if later, vesting) hereunder either (i) by direct payment or (ii) through the withholding of such amounts from nondeferred Awards or other compensation due the Participant. In the alternative, the Company may, in its sole discretion, offset such taxes against the Participant’s deferred Award to the extent permitted under Treas. Reg. Section 1.409A-3(j)(4) or other applicable regulations under Section 409A.

4. Section 11.01 of the Plan is hereby amended in its entirety to read as follows:

11.01. Adjustments for Changes in Capital Structure. The maximum number of Shares as to which Awards may be granted under this Plan, the annual Award limits and the terms of any outstanding Award shall be automatically adjusted proportionately in the event that (i) the Company (A) effects one or more dividends or distributions of securities, property or cash (other than regular, quarterly cash dividends), stock split-ups, subdivisions or consolidations of Stock or (B) engages in a reorganization, reclassification or spin-off or (ii) there occurs any other event or transaction that affects the number or kind of Shares outstanding, which the Committee determines that such adjustments are necessary or appropriate to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan. Any adjustments required hereunder for Options may be made in accordance with Section 424(a) of the Code and/or Section 409A of the Code, or, except as otherwise expressly provided in this Plan, may be designed to treat the Shares available under the Plan and subject to Awards as if they were all outstanding on the record date for such event or transaction or to increase the number of such Shares to reflect a deemed reinvestment in Shares of the amount distributed to the Company’s securityholders. Notwithstanding the foregoing or the terms of any Agreement to the contrary, any adjustments required hereunder for any Award shall, to the extent necessary to comply with Section 409A of the Code, be made in accordance with Section 409A (and any regulations thereunder).

5. The last sentence of Section 12.01 is hereby amended in its entirety to read as follows:

Notwithstanding the foregoing or the terms of any Agreement to the contrary, any Award to which Section 409A of the Code applies may only be paid upon a Change of Control to the extent that the Change of Control event qualifies as such under Section 409A (and any applicable regulations thereunder).

6. The last sentence of Section 12.02(a) of the Plan is hereby amended by the addition of the following new sentence at the end thereof:

Notwithstanding the foregoing or the terms of any Agreement to the contrary, any Award to which Section 409A of the Code applies may only be paid hereunder to extent permitted under Treas. Reg. Section 1.409A-3(c) (or other applicable regulation under Section 409A). Any such payment shall be made within ninety (90) days of the date of termination; provided, that if the Participant is a “specified employee” within the meaning of Section 409A (as determined by the Company or its delegate), any such payments shall not be made until the expiration of the 6-month period following the Participant’s termination (or, if earlier, the Participant’s death). For purposes of the foregoing, “termination of employment” and like terms shall have the same meaning as “separation from service” under Section 409A (and any regulations thereunder).

7. Section 12.02(c) of the Plan is hereby amended in its entirety to read as follows:

For purposes of this Section, “good reason” shall mean (i) a material reduction in the scope of a Participant’s authority, position, title, functions, duties or responsibilities, (ii) a material relocation of a Participant’s office location to a location more than 25 miles from the Participant’s prior principal place of employment, (iii) a material reduction in a Participant’s base salary, (iv) a material change in the Company’s annual bonus program adversely affecting the Participant, or (v) a material reduction in the other employee benefits provided to a Participant.

8. Section 12.03 of the Plan is hereby amended by the addition of the following new sentence at the end thereof:

Notwithstanding the foregoing or the terms of any Agreement to the contrary, to the extent that Section 409A of Code applies, the amount of the gross-up (a) shall not exceed the amount permitted under

Treas. Reg. Section 1.409A-3(i)(1)(v) (or any other applicable regulation under Section 409A) and (b) shall be paid as soon as administratively feasible, but in no event later than the end of the Participant’s tax year next following the Participant’s taxable year in which the Participant remits the related taxes.

9. Section 13.09 of the Plan is hereby amended by the addition of the following new sentence at the end thereof:

To the extent applicable, the Plan and all Agreements are intended to comply with the distribution and other requirements under Section 409A of the Code and shall, to the maximum extent possible, be interpreted and applied consistent with Section 409A (and any regulations thereunder). To the extent necessary, the Committee may reform any such Agreement to the extent it determines that the Agreement does not comply with Section 409A.

Appendix B

AMENDMENT TO

CHOICE HOTELS INTERNATIONAL, INC.

2006 LONG-TERM INCENTIVE PLAN

The Plan is hereby amended, effective April 29, 2010, as follows:

A. Section 3.01(a) of the Plan is hereby amended by increasing the maximum number of Shares that may be issued for Awards under the Plan by one million four hundred thousand (1,400,000) for a total of four million six hundred thousand (4,600,000).

B. Section 3.01(b) of the Plan is hereby amended by increasing the number of Shares that may be issued as Stock Awards or Stock Unit Awards by one million forty-three thousand four hundred seventy-eight (1,043,478) for a total of two million two hundred forty-three thousand four hundred seventy-eight (2,243,478).

C. Section 3.01(c) of the Plan is hereby amended by increasing the maximum number of Shares that may be issued for Incentive Stock Options under the Plan by one million four hundred thousand (1,400,000) for a total of four million six hundred thousand (4,600,000).

D. Section 4.01(b) of the Plan is deleted in its entirety and replaced with the following:

Notwithstanding subsection (a), the Board may, at any time, otherwise exercise any of the powers and responsibilities assigned to the Committee under the Plan, and when so acting, all applicable Plan provisions pertaining to the Committee shall apply. Awards to non-employee Directors shall be made solely by non-employee Directors.

E. The last sentence of Section 5.02(c) of the Plan is deleted and replaced with the following:

Notwithstanding the preceding sentence, except as otherwise provided in Section 11.01, the Committee may not, without stockholder approval, either (i) reduce the Option Price of an Option or SAR, (ii) amend or cancel an Option or SAR for the purpose of re-pricing, replacing or re-granting such Option or SAR with an exercise price that is less than the original exercise price of such Option or SAR, (iii) take any other action that (whether in the form or an amendment, cancellation or replacement grant) that has the effect of re-pricing an Option or SAR, or (iv) substitute, replace or exchange an Option for any other Award or cash if the Option Price exceeds Fair Market Value.

F. Section 7.02 of the Plan is amended to add the following subsection (c):

(c) Notwithstanding the foregoing, for all grants with a Grant Date after April 29, 2010, Stock Awards granted pursuant to this Section 7 and Stock Units granted pursuant to Section 8 that vest solely by the passage of time shall not vest in full in less than three (3) years from the Grant Date; provided, however, that (i) up to five percent of the shares available for issuance under this Plan as of April 29, 2010, may be granted pursuant to this Plan without being subject to the foregoing restrictions, and (ii) any dividends or dividend equivalents issues in connection with any Awards granted at any time under this Plan shall not be subject to or counted for either these restrictions or this five percent limit. The foregoing five percent limit shall be subject to the adjustment provisions of Section 11.01 and the share usage rules of Section 3.01 and 3.02. For all grants made with a Grant Date after April 29, 2010, Stock Awards and Stock Units that vest by achieving performance targets shall not vest in full in less than one (1) year from the Grant Date. With respect to Awards granted after April 29, 2010, if the Board accelerates vesting of Stock Awards or Stock Units, except in the case of: (1) a Participant’s death or disability, (2) acceleration required by binding commitments or agreements the Company has entered into prior to April 29, 2010, or (3) as specified in Article 12, the shares subject to such Stock Award or Stock Units shall be deducted from the five percent limitation.

B-1

G. Article 8.01(a) is amended to add the following sentence:

Stock Units shall be subject to the vesting provisions set forth in Section 7.02 above.

H. Section 12.03 of the Plan is deleted in its entirety.

Except as set forth in this Amendment, the Plan shall remain unchanged and shall continue in full force and effect.

B-2

CHOICE HOTELS INTERNATIONAL ®

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors unanimously recommends that shareholders vote FOR all of the Proposals.

1. Election of three Class I Directors: For Withhold For Withhold For Withhold

01 - John T. Schwieters 02 - David C. Sullivan 03 - William L. Jews +

For Against Abstain For Against Abstain

2. Approval of the amendments to the Choice Hotels International, Inc. 2006 Long-Term Incentive Plan.

3. Approval of the material terms for payment of chief executive officer incentive compensation.

4. Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010.

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Signatures should correspond exactly with the name or names appearing above. Attorneys, trustees, Executors, administrators, guardians and others signing in a representative capacity should designate their full titles. If the signer is a corporation, please sign the full corporate name by a duly authorized officer.

Date (mm/dd/yyyy) — Please print date below.

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

1UPX 0247942 +

<STOCK#> 015F5C

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

CHOICE HOTELS INTERNATIONAL ®

Proxy — CHOICE HOTELS INTERNATIONAL, INC.

10750 Columbia Pike, Silver Spring, Maryland 20901

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD APRIL 29, 2010

The undersigned hereby appoints STEPHEN P. JOYCE and ERVIN R. SHAMES, and each of them, the true and lawful attorneys and proxies, with full power of substitution, to attend the Annual Meeting of Shareholders of Choice Hotels International, Inc. (the “Company”) to be held on April 29, 2010 at 9:00 a.m. at the Company’s offices, 10720 Columbia Pike, Silver Spring, Maryland and at any adjournment thereof, and to vote all shares of common stock held of record which the undersigned could vote, with all the powers the undersigned would possess if personally present at such meeting, as designated on the reverse side.

All shares of Company common stock that are represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the instructions indicated herein. If no instructions are indicated for Proposals One through Four, such proxies will be voted in accordance with the Board of Directors’ recommendation as set forth herein with respect to such proposal(s).

(Items to be voted appear on reverse side.)

CHOICE HOTELS INTERNATIONAL ®

000004

MR A SAMPLE

DESIGNATION (IF ANY)

ADD 1

ADD 2

ADD 3

ADD 4

ADD 5

ADD 6

C123456789

000000000.000000 ext 000000000.000000 ext

000000000.000000 ext 000000000.000000 ext

000000000.000000 ext 000000000.000000 ext

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on April 29, 2010.

Vote by Internet

• Log on to the Internet and go to

www.envisionreports.com/chh

• Follow the steps outlined on the secured website.

Vote by telephone

• Call toll free 1-800-652-VOTE (8683) within the USA,

US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

• Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card 1234 5678 9012 345

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors unanimously recommends that shareholders vote FOR all of the Proposals.

1. Election of three Class I Directors: For Withhold For Withhold For Withhold

01 - John T. Schwieters 02 - David C. Sullivan 03 - William L. Jews +

For Against Abstain For Against Abstain

2. Approval of the amendments to the Choice Hotels International, Inc. 2006 Long-Term Incentive Plan.

3. Approval of the material terms for payment of chief executive officer incentive compensation.

4. Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010.

B Non-Voting Items

Change of Address —Please print new address below.

Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Signatures should correspond exactly with the name or names appearing above. Attorneys, trustees, Executors, administrators, guardians and others signing in a representative capacity should designate their full titles. If the signer is a corporation, please sign the full corporate name by a duly authorized officer.

Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

C 1234567890 33CV

JNT 0247941

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND +

<STOCK#> 015F4C

CHOICE HOTELS INTERNATIONAL, INC.

ANNUAL MEETING, APRIL 29, 2010 AT 9:00 A.M.

DIRECTIONS TO CHOICE HOTELS INTERNATIONAL

10720 Columbia Pike

Silver Spring, MD 20901

From Washington, DC - 16th Street north to Route 29 (Colesville Road). Pass over the Beltway (I-495), at which point Colesville Road becomes Columbia Pike. Choice Hotels Headquarters is on the left side approximately 2 miles past the Beltway.

From National Airport - Take George Washington Parkway approximately 8 miles to the Beltway I-495 North. Go north and follow the Beltway as it curves east to Exit 30 - North Colesville Road. Go approximately 2 1/2 miles to Choice Hotels Headquarters on your left side.

From Dulles Airport - Use Dulles Free Access (stay off toll road). Go east approximately 18 miles to I-495 North Beltway. Go north and follow the Beltway as it curves east to Exit 30 - North Colesville Road. Go approximately 2 1/2 miles to Choice Hotels Headquarters on your left hand side.

From BWI Airport - Take 195 West for 4 miles. Then take I-95 South for 14 miles to Highway 198 West toward Burtonsville. Go west 3 miles to Route 29 - Colesville Road. Turn left on Route 29 South and go approximately 7 miles to Choice Hotels Headquarters on the right side.

From Baltimore, MD - Take I-95 South to Highway 198 West toward Burtonsville. Go west 3 miles to Route 29 - Colesville Road. Turn left on Route 29 South and go approximately 7 miles to Choice Hotels Headquarters on the right side.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

CHOICE HOTELS INTERNATIONAL ®

Proxy — CHOICE HOTELS INTERNATIONAL, INC.

10750 Columbia Pike, Silver Spring, Maryland 20901

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD APRIL 29, 2010

The undersigned hereby appoints STEPHEN P. JOYCE and ERVIN R. SHAMES, and each of them, the true and lawful attorneys and proxies, with full power of substitution, to attend the Annual Meeting of Shareholders of Choice Hotels International, Inc. (the “Company”) to be held on April 29, 2010 at 9:00 a.m. at the Company’s offices, 10720 Columbia Pike, Silver Spring, Maryland and at any adjournment thereof, and to vote all shares of common stock held of record which the undersigned could vote, with all the powers the undersigned would possess if personally present at such meeting, as designated on the reverse side.

All shares of Company common stock that are represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the instructions indicated herein. If no instructions are indicated for Proposals One through Four, such proxies will be voted in accordance with the Board of Directors’ recommendation as set forth herein with respect to such proposal(s).

(Items to be voted appear on reverse side.)